As filed with the Securities and Exchange Commission on July 29, 2005
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GIGABEAM CORPORATION
(Exact name of small business issuer as specified in its charter)

Delaware	3663	20-0607757
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

470 Springpark Place, Suite 900
Herndon, VA 20170
Telephone: (571) 283-6200
(Address and telephone number of principal executive offices)

470 Springpark Place
Herndon, VA 20170
(Address of principal place of business)

Louis S. Slaughter
Chief Executive Officer
GigaBeam Corporation
470 Springpark Place
Herndon, VA 20170
Telephone: (571) 283-6200
(Name, address and telephone number of agent for service)

Copies to:
Robert J. Mittman, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 885-5555
Facsimile: (212) 885-5001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Offering Price(2)	Amount of Registration Fee
Shares of common stock, $.001 par value	92,500	$6.575	$608,187.50	$71.58
Offered warrants	1,264,930	$ -	$ -	$ (3)
Shares of common stock underlying the offered warrants	1,264,930	$7.00(4)	$8,854,510.00	$1,042.18
Additional shares of common stock issuable with respect to the offered warrants (5)	632,465	$6.575	$4,158,457.38	$489.50
Shares of common stock underlying purchase options	197,810	$6.575	$1,300,600.75	$153.08
Shares of common stock underlying non-redeemable warrants	10,000	$6.575	$65,750.00	$7.74
Total Amount of Registration Fee $1,764.08

(1)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of anti-dilution provisions.

(2)	Estimated pursuant to Rule 457 solely for the purpose of determining the registration fee.

(3)	Pursuant to Rule 457(g), no fee is required.

(4)	Based on the greater of (i) the exercise price of the offered warrants and (ii) the average of the high and low sales prices of the Registrant’s common stock on July 25, 2005.

(5)	An estimated number of additional shares of common stock which may be issued as a result of weighted average exercise price anti-dilution adjustments applicable to the offered warrants.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July __, 2005

PRELIMINARY PROSPECTUS

2,197,705 shares of common stock

1,264,930 redeemable warrants to purchase shares of common stock

GIGABEAM CORPORATION
_____________________

The selling security holders listed in this prospectus commencing on page 76 are offering for resale up to 2,197,705 shares of common stock, referred to as the “offered shares,” and up to 1,264,930 redeemable common stock purchase warrants, referred to as the “offered warrants.” The offered warrants include (a) 1,127,700 warrants, referred to as the “May 2005 warrants,” which we issued, together with our 10% Series A redeemable preferred stock, in a private placement from May through July 2005, (b) 92,500 warrants, referred to as the “Reg S warrants,” which we issued, together with 92,500 shares of our common stock, in an offshore private placement in June and July 2005, and (c) 44,730 warrants which we issued, together with certain stock purchase options, referred to as the “consulting options,” to one of our industry consultants in June and July 2005. The offered shares include: (i) 92,500 shares issued in connection with our offshore private placement, (ii) 1,264,930 shares issuable upon exercise of the offered warrants, (iii) 632,465 shares reserved for issuance in the event any exercise-price anti-dilution adjustments (which are applicable to the offered warrants prior to their listing, if ever, on the OTC Bulletin Board) are required to be made to the offered warrants, (iv) 153,080 shares issuable upon exercise of the stock purchase options granted in July 2005 to certain sub-placement agents for our preferred stock financing, (v) 44,730 shares issuable upon exercise of the consulting options, and (vi) 10,000 shares issuable upon exercise of certain non-redeemable warrants issued to a service provider in December 2004. This prospectus also relates to the initial sale by us of the shares of common stock issuable upon exercise of the offered warrants, to the extent that the offered warrants are sold by selling security holders pursuant to this prospectus and are exercised by subsequent holders. Therefore, the shares underlying the offered warrants are being registered both (a) for resale by the selling security holders, to the extent that such warrants are exercised by the selling security holders themselves, and (b) for initial sale by us to the holders of such warrants, to the extent that such warrants are sold by the security holders and subsequently exercised. We will not receive any of the proceeds from the sale by the security holders of the securities offered hereby, but we will receive proceeds from the cash exercise of any of the offered warrants.

The securities offered hereby may be offered from time to time by the selling security holders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution."

Our common stock is listed on the OTC Bulletin Board under the symbol "GGBM." The warrants we issued in connection with our October 2004 initial public offering, referred to as the “IPO warrants,” are listed on the OTC Bulletin Board under the symbol “GGBMW.” On July 27, 2005, the last sale prices for our common stock and IPO warrants as reported by the OTC Bulletin Board were $6.90 per share and $2.15 per warrant, respectively.

The offered warrants are and will remain a separate class of securities from the IPO warrants. Although we have agreed to use our best efforts following the date of this prospectus to have the offered warrants listed, together with certain warrants issued by us in a prior note financing, referred to as the “February 2005 warrants,” as an additional class of warrants on the OTC Bulletin Board, neither the February 2005 warrants nor the offered warrants are currently listed on the OTC Bulletin Board or any other publicly traded market and there is no assurance that they will be listed.

Investing in our securities involves a high degree of risk. For more information, see "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2005.

PROSPECTUS SUMMARY

Our company

Our primary business is to design, develop, sell, lease, rent, install and service point-to-point communications links capable of transmission speeds at or in excess of a gigabit-per-second under the trade name “WiFiber™.” Our products will initially operate in the 71-76 GHz and 81-86 GHz spectrum bands. We believe that the unprecedented amount of bandwidth provided by these spectrum blocks and the quality of our proprietary product designs will allow for wireless communications at previously unattainable fiber-equivalent speed and reliability. We also believe that we were one of the first entrants into this new and emerging market with the commercial deployment of our first communications link in March 2005.

Our communications solution

The GigaBeam wireless communications solution is a point-to-point, line-of-sight, wireless high-speed communications link established between two different buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. The GigaBeam transceiver unit on each building is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other.

Our WiFiber products are being designed to provide data transmission speeds for commercial communications applications that are equivalent to those obtained with terrestrial fiber. Both our initial product, the GigaBeam GigE transceiver unit from our WiFiber 2 series product line, for which commercial deployment commenced in March 2005, and our next generation GigE product, our WiFiber G series GigE, which we expect will be commercially available during the latter half of 2005, provide data transmission speeds of 1.25 gigabits per second. Our WiFiber G series OC-48 transceiver unit, which we also expect to have commercially available by the end of 2005, has been designed to provide data transmission speeds of 2.5 gigabits per second. In addition, our proprietary product designs, when combined with the “best of breed” subassemblies made available to us through exclusive arrangements and/or strategic partnerships with their developers, will enable our transceiver units to power through rain, fog and other weather conditions. As a result, we believe that communications links established with our products will enable users to transmit data 99.999% of the time, or with less than five minutes of unavailability or downtime per year, in 80% of the U.S. and in all weather conditions, for distances of up to one mile.

We believe our products will provide the solution for the critical “last-mile” gap in the U.S. between the fiber-optic backbone and commercial buildings, the substantial majority of which are not accessed by fiber. Our products also will provide an efficient and cost-effective way for enterprises that have mission-critical data requirements to rapidly deploy wireless networks or create redundancy for their existing fiber connections. As a result, our target customers are network operators, communications and IT service providers, system integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions, seeking cost-effective “virtual fiber” solutions.

Our licensing structure

In October 2003, the FCC adopted service rules for the commercial use of the 70 GHz, 80 GHz and 90 GHz portions of the radio spectrum. The efforts of our founders, Louis S. Slaughter and Douglas G. Lockie, were a significant force behind this FCC authorization. Messrs. Slaughter and Lockie are respected experts in the millimeter wave industry and Mr. Lockie serves as chair of the “Above 60 GHz Committee of the Wireless Communications Association.” Their efforts, including the rule-making petition directed by Mr. Slaughter, were integral to the FCC’s decision to adopt a non-exclusive, point-to-point nationwide licensing plan for this spectrum -- as opposed to the auction-based geographic licensing approach often followed in the past. Under the old auction-based approach, only one license would be granted for an entire geographic area (typically to a single service provider) and that licensee would then control all sales of communications equipment in that geographic territory. Under the new plan for the 70 GHz, 80 GHz and 90 GHz bands, an unlimited number of applicants can obtain, on a relatively inexpensive basis, a license to operate in this spectrum in any and all geographic areas and, upon completion of a relatively simple path or link registration and coordination process, quickly deploy fiber-speed services across the last mile using products such as ours. We believe that this new licensing approach will open the door to widespread competition and a significant market for our products since it permits anyone, including communications hardware providers (such as us), communications service providers (such as AT&T, MCI, Sprint and Verizon) and wireless communications users (such as large enterprises and government and military entities), to apply for and receive a generic nationwide license for these frequencies and to then register their specific point-to-point links as they are established.

Our market opportunity and business plan

We believe that the high-level of performance that is achievable utilizing the 70 GHz and 80 GHz portions of the radio spectrum, combined with the open licensing approach adopted with respect to these spectrum bands, will make this portion of the spectrum highly attractive to entities seeking to obtain or provide fiber-equivalent communications services on a cost-effective basis. In turn, this will create a significant market for products such as ours, which are needed to create the infrastructure to utilize this spectrum.

Since our incorporation in January 2004, we have completed the design of our initial products and secured exclusive engineering and/or supply relationships with developers that possess leading-edge technologies. Under our direction, these strategic partners have been utilizing their intellectual property portfolios and trade secrets to develop the modules that are and will be incorporated into our products. In March 2005, we began general commercial deployment of one of our GigE products, our WiFiber 2 series GigE, with our installation of a commercial GigE link in New York City between a hotel on Columbus Circle and a residential building on Riverside Drive. We expect to commence commercial deployment of our second GigE product, our WiFiber G series GigE, as well as our first OC-48 unit, also in our WiFiber G series, in the second half of 2005.

To date, we have concentrated our efforts primarily on the design, development, engineering and initial production and installation of our initial products and obtaining the financing to fund such efforts. Since commercial deployment of our first product commenced only recently, we have not yet generated any meaningful revenues and have no real operating history upon which our business strategy or future prospects can be evaluated. We are currently dependent on cash provided by debt and/or equity financings to operate our business and without additional such financing and/or significant additional revenues we would not have sufficient cash to fully implement our current plan of operations. We expect to fund our cash needs for the next 12 months through the sale of our securities and from anticipated revenues, the exercise of warrants and/or accounts receivable financing. There can be no assurance, however, that we will be able to obtain additional capital, either now or in the future, and our inability to do so would require us to change our business strategy and/or significantly reduce or scale back our operations.

Additional information

We were incorporated under the laws of the state of Delaware in January 2004. Our corporate headquarters are located at 470 Springpark Place, Herndon, VA 20170 and our telephone number is (571) 283-6200. Our web site address is www.gigabeam.com. The information on our web site does not constitute part of this prospectus.

THE OFFERING

All of the securities being offered hereby are being offered for resale by the selling security holders listed in the “Selling Security Holders” section of this prospectus commencing on page 76. This prospectus also relates to the initial sale by us of the shares of common stock issuable upon exercise of the offered warrants, to the extent that the offered warrants are sold by selling security holders pursuant to this prospectus and are exercised by their subsequent holders. We will not receive any of the proceeds from the sale of the offered shares or offered warrants by the selling security holders, but we will receive proceeds from any cash exercises of the offered warrants and from any cash exercises of the other warrants and options pursuant to which offered shares are issuable. See “Use of Proceeds.”

RISK FACTORS

Before you invest in our securities, you should understand the high degree of risk involved. You should consider carefully the following risks as well as the other information in this prospectus before you decide to purchase our securities.

Risks related to our business

We are in the early stages of development and have no operating history upon which you can base your investment decision.

We were incorporated on January 5, 2004 and are still in early stages of development. We are currently completing the development of our first products and seeking additional alliances with companies that will strategically enhance our business. To date, we have generated only limited revenues and have no real operating history upon which you can evaluate our business strategy or future prospects. Our ability to generate meaningful revenues will depend on whether we can successfully market our initial product and develop and commercialize additional products and make the transition from a development stage company to an operating company. In making your evaluation of our prospects, you should consider that we are a start-up business focused on new technologies, are designing solutions that have no proven market acceptance and operate in a rapidly evolving industry. As a result, we may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned.

We have limited capital resources and if we are unable to obtain additional capital, as and when needed, we would have to change our business strategy and/or significantly reduce or scale back our operations, and any additional equity capital that we are able to obtain would likely result in dilution to our then existing stockholders.

Our business model is capital intensive, requiring significant expenditures ahead of projected revenues, and we will require additional capital to complete the transition from a development company to a fully operational company. We are currently dependent on cash provided by debt and/or equity financings to operate our business and without additional such financing and/or significant additional revenues we would not have sufficient cash to fully implement our current plan of operations. In addition, if and when we achieve initial market acceptance for our first products, we may desire to accelerate our growth to take advantage of increasing demand. Accordingly, we may also wish to raise additional capital to offset increased costs associated with accelerated growth. While we expect to continue funding our shorter-term needs through the sale of our debt and/or equity securities and to fund our operations over the next 12 months through such financings as well as from anticipated revenues, the exercise of warrants and/or accounts receivable financing, there can be no assurance that we will be able to obtain additional capital, either now or in the future, in amounts sufficient to meet our needs or at all, or on what terms any such capital might be available. If additional capital proves unavailable or cost prohibitive, we will need to change our business strategy and/or significantly reduce or scale back our operations. In addition, if we raise additional funds by issuing equity securities, our then existing security holders will likely experience dilution.

If we are unable to effectively manage the transition from a development stage company to an operating company, our financial results will be negatively affected.

For the period from our inception, January 5, 2004, through March 31, 2005, we incurred an aggregate net loss, and had an accumulated deficit, of $11,240,321. Since then, our losses have increased and are expected to continue to increase for at least the next 12 months as we commence full scale manufacturing and deployment of our products and we transition from a development stage company to an operating company. As we make such transition, we expect our business to grow significantly in size and complexity. This growth is expected to place significant additional demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to expend additional funds to hire additional qualified personnel, retain professionals to assist in developing appropriate control systems and expand our information technology and operating infrastructures. Our inability to secure additional resources, as and when needed, or manage our growth effectively, if and when it occurs, would significantly hinder our transition to an operating company, as well as diminish our prospects of generating revenues and, ultimately, achieving profitability.

Our existing and future debt obligations could impair our liquidity and financial condition.

As of March 31, 2005, we had outstanding notes payable of $2.5 million, and we may incur additional debt in the future to fund all or part of our capital requirements. Our outstanding debt and future debt obligations could impair our liquidity and could:

•	make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of any cash flow we may generate to payments on our debt obligations, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and

•	make us more vulnerable in the event of a downturn in our business prospects and limit our flexibility to plan for, or react to, changes in our industry.

If we were to fail in the future to make any required payment under agreements governing indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default as regards to that indebtedness. A debt default could significantly diminish the market value and marketability of our common stock. Our lenders would have the ability to require that we immediately pay all outstanding indebtedness, and we might not have sufficient assets to satisfy their demands. In this event, we would be forced to seek protection under bankruptcy laws, which could harm our future operations and overall financial condition.

Our failure to quickly and positively distinguish our products from other “last mile” alternatives and limit the adoption curve associated with their market acceptance could negatively affect both our operations and our prospects.

Point-to-point links operating in the 70 GHz and 80 GHz bands represent a new last mile solution based on newly created designs and technologies. The frequencies in which they will operate did not until recently have service rules that would enable the frequencies to be put to commercial use. As a result, our products may be slow to achieve, or may never achieve, market acceptance, as potential customers may seek further validation of the efficacy and efficiency of our technology. In addition, failure to distinguish our products from competing products and technologies that provide wireless broadband access or connectivity could hinder market acceptance of our products. Meaningful numbers of customers may not be willing to adopt our products until they are proven, both initially and over time, through long-term field testing and demonstration. There is also no way to determine the adoption curve that will be associated with our products following their introduction to the market. Non-acceptance or delayed acceptance of our products could force reductions in contemplated sales prices of our products, reduce our overall sales and gross margins and negatively affect our operations and prospects.

The rate at which potential customers are willing to adopt our solutions could be slowed by negative prior experiences they may have had with previously existing point-to-point wireless technologies.

Potential customers within the market segments we are targeting may have had negative prior experiences with previously existing wireless point-to-point technologies, such as inadequate transmission capacity or service outages due to weather conditions. Accordingly, it could take significant time to educate the market as to the unique attributes of our products that enable our products to overcome the types of problems that prevented prior wireless technologies from serving as viable alternatives to fiber.

The loss of the services of our founding executives could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

Our success depends largely on the continued efforts of our founders, Louis S. Slaughter, the chairman of our board of directors and our chief executive officer and Douglas G. Lockie, our president and chief technology officer. At this stage of our development, we are completely dependent on their knowledge, experience and reputation within the millimeter wave segment of the communications industry. Although they have entered into three-year employment contracts with us, which became effective at the consummation of our initial public offering in October 2004, either of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation, our development efforts and future prospects would be substantially impaired. For example, without their relationships with our strategic alliance partners, the scheduled introduction and marketing of our wireless communications products would be significantly delayed. Further, as we grow, we will need to attract and retain other personnel possessing relevant sales, marketing and technical experience in the communications industry. Competition for qualified management, sales and technical personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need on economically feasible terms.

Our inability to establish cost-effective sales channels would negatively affect our revenue potential.

We currently have minimal sales, marketing and distribution capabilities. In order to commercialize our products, we will have to develop a sales and marketing infrastructure and/or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise, which would require the dedication of significant capital, management resources and time. We could also be required to expend significant capital and other resources in developing third party distribution channels. Further, any agreement to sell our products through a third party, such as an established telecommunications provider or network services provider, could hamper our ability to sell our products to that third party’s competitors. Due to our limited financial resources, we may not be able to establish a sales force or make adequate third party arrangements for product sales. Our failure to do so would limit our ability to expand sales, as well as negatively affect our operations, financial results and long-term growth.

Failure to obtain satisfactory performance from our strategic partners and other third party vendors on whom we will be dependent for the components and subassemblies used in our products could cause us to lose sales, incur additional costs and lose credibility in the market place.

We will substantially rely on outside vendors to manufacture many of the components and subassemblies for our products. We expect to obtain many of these components and subassemblies from either a sole source or a limited group of suppliers. In fact, we have entered into an exclusive arrangement with ThinKom Solutions, Inc., for the design and manufacture of the planar antennas to be incorporated into our products, which actually prohibits us from procuring these components from other sources. Our suppliers’ failure to perform satisfactorily could cause us to fail to meet customer requirements, lose sales and expose us to product quality issues. In turn, this could damage relationships with customers and harm our reputation, business, financial condition, and results of operations. Moreover, we expect to quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the price of our products to cover all or part of the increased costs. Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

If we fail to receive sufficient quantities of components when needed, we could be required to reconfigure our products, which could reduce our sales, alter product performance and prove time consuming, expensive and/or impossible.

While we have an exclusive arrangement with ThinKom Solutions relating to the use of its antennas in any products operating in the 71-76 GHz or 81-86 GHz frequencies, ThinKom does, and will continue to, produce and sell its antennas to customers in other fields or for other purposes. ThinKom is relatively small and possesses limited resources, which it will have to manage in order to meet both our demand and the demand of its other customers. If ThinKom Solutions or any of our other suppliers becomes unable to make adequate and timely deliveries of our required components or subassemblies, we may have to:

•	seek alternative sources of supply, which, in the case of limited or single source components, may not be possible;

•	manufacture these components internally, which we may not have the ability, resources or, under our strategic alliance agreements, permission, to do; or

•	reconfigure our products to work with different components, which could entail substantial time and expense and which could result in inferior performance as compared to previous configurations.

Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components, which could delay our ability to manufacture or ship our systems on a timely basis. Such delays would significantly damage our business by causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

Our inability to manufacture our products in commercial quantities to specified standards would negatively affect our margins and profits.

To achieve profitability, our products will need to be manufactured and assembled in commercial quantities, in compliance with all applicable regulatory requirements and at acceptable costs, especially since we are seeking to position our products as a low-cost alternative to fiber. In March 2005, we installed our first commercial grade GigE product. To date, neither we nor our strategic partners have produced a commercial grade version of any of the other products we are currently developing. While, based on our progress to date, we expect to deploy commercial grade OC-48 product by the second half 2005, we and/or our suppliers may experience unanticipated technical and management challenges during actual commercial production. Due to our limited manufacturing experience, we may not be able to successfully manufacture commercial grade products in quantity and on a cost-efficient basis. In addition, in order to complete the final assembly portion of our products’ manufacture in commercial quantities, a task we plan on retaining in-house, we will likely need to convert, rent, build or gain access to additional facilities or, if unable to do so, enter into agreements with third party product assemblers at significant cost.

We will be required to purchase minimum quantities of components from certain suppliers, whether or not we need such components, which could create a significant drain on our capital resources.

Under the terms of our agreements with ThinKom Solutions and others, we are or will be required to purchase various components only from them and in specified minimum quantities. These purchase requirements will represent a significant financial commitment for us. We will be required to purchase these components and make the corresponding expenditures whether or not we need such components to meet the demand of end customers for our products. If we have not generated sufficient demand for our products to at least offset the costs associated with our minimum required component purchases, our agreements with each of ThinKom Solutions and other suppliers will create a significant drain on our capital resources.

If we fail to develop products that keep pace with industry standards and needs and meet our customers’ technical specifications on a timely basis, our business may be harmed.

The existing and potential markets for our products and technology are characterized by:

•	ever increasing performance requirements,

•	evolving industry standards,

•	rapid technological changes, and

•	product obsolescence.

These characteristics, in turn, lead to frequent new products and technology introductions and enhancements, shorter product life cycles and changes in customer demands. Our ability to succeed in our competitive market will depend upon our successful development, introduction and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors’ product developments. Due to our limited resources, we may not be able to complete the development and marketing of any of the products we are currently developing. In addition, we may experience difficulties that could delay or prevent the completion, introduction and sale of future products, or that, once deployed, these products will adequately meet the requirements of the marketplace and achieve market acceptance.

The continuing uncertainty in the telecommunications industry and the global economy could negatively affect our sales due in part to our being a small and recently formed company.

In the past few years, the overall economic climate in the United States and many other parts of the world has declined. Telecommunication equipment markets specifically have experienced a severe downturn. This downturn has resulted in customers having less capital available from capital markets, and less willingness to spend from their internal budgets, to purchase equipment like ours. As a result, potential customers may be less willing to spend their limited budgets on products from us for fear that as a small, start-up company we might not survive the economic downturn. Because we do not have the financial resources or name recognition of larger companies, this downturn may significantly impair the growth and stability of our business as well as negatively affect our financial condition and results of operations.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

The regulatory environment in which we operate is subject to change. Certifications for wireless equipment like that utilized in our products and the licensing and registrations required to use the radio frequency spectrum in which our products will operate, are governed by regulatory bodies like the FCC and the National Telecommunications and Information Administration (NTIA). Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by:

•	restricting customers’ use of the millimeter wave bands used by our products or making that use more expensive;

•	making the products or systems we develop obsolete; or

•	increasing the opportunity for additional competition.

Regulatory changes like these could harm our business, financial condition and results of operations. In addition, it may be necessary or advisable in the future to modify our products to operate in compliance with new regulations. These modifications could be extremely expensive and time-consuming to complete, thus negatively affecting our margins. And, even after expending substantial additional resources, we may not be able to complete required modifications, which would affect our ability to even sell our products.

Customers will be required to obtain one-time national licenses as well as registrations for each link established with our products, which could be costly and time consuming and make our solutions seem less attractive.

Each customer that purchases one of our wireless link products is required to obtain a one-time national license to utilize the applicable spectrum and to register each point-to-point link deployed on its behalf through the registration system proposed for that purpose by the FCC. Although the initial cost of the national license is minimal, there could be material regulatory fees imposed on licensees by the FCC and, as the number of applicants increases, time delays involved in obtaining the license from the FCC, as well as additional costs associated with the registration of each link. These delays and costs could make our solutions less attractive to potential customers, especially if viable, license-free wireless alternatives are developed. As a result, we would experience difficulty in selling our products.

Delays in obtaining necessary regulatory approvals and desired industry standard certifications relating to our equipment could hinder market acceptance of our products, delay sales of our products and impair our ability to market those products.

Our products will typically need to receive regulatory approvals or certifications before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. In addition, we expect that most customers will require that our products meet national industry equipment standards as well. Obtaining these approvals and meeting these standards can be a long, expensive process. Any significant delay obtaining the approvals or meeting the standards could hinder our ability to sell our products and, as a result, reduce our revenues.

Countries outside of the U.S. may not approve for commercial use the frequencies in which our products will operate and/or may have different requirements for equipment operating in those frequencies than those set by the FCC, either of which events could negatively affect our prospects and growth.

In 2003, the FCC approved service rules for the commercial use of the 71-76 GHz and 81-86 GHz bands. These spectrum bands have not yet, however, been approved for such purpose in many other countries. If widespread authorization of these frequencies for wireless communication use by the public has not occurred by the time we are ready to expand our operations overseas, the size of our expected market will be greatly decreased, which would negatively affect our prospects and growth. In addition, if the requirements and standards set by other countries for equipment like ours are different than those set by the FCC, requiring us to make substantial changes to our product design and/or manufacture, our prospects and growth would also be significantly diminished.

It could prove costly or impossible for us to effectively compete in the intensely competitive telecommunications equipment industry, which could negatively impact our financial results.

Both the telecommunications equipment industry in general and the wireless communications equipment industry in particular are intensely competitive. Companies operating in the telecommunications equipment industry are always seeking to develop viable wireline and wireless high-speed communications products and services, whether it is by:

•	developing technologies that improve the performance of existing copper alternatives;

•	developing methods for lowering the cost of fiber optic cable; or

•	innovating new and improved point-to-point and wide area wireless solutions.

The wireless communications industry in which we principally compete has attracted substantial media and other attention in recent months in part due to the ability of newly developed equipment to provide broadband Internet connectivity simply, quickly, and efficiently. These factors have led numerous companies to develop or commence developing products that compete or could compete with ours. The large number of companies offering products that may be perceived to be similar or even interchangeable with our products could have the effect of reducing the prices at which we are able to sell our products. In turn, this could reduce our gross margins and negatively impact our general financial results.

A significant number of the companies with which we currently compete or will compete have substantially greater resources and longer operating histories than we do, and we may not be able to compete with them effectively, even if our products are technically superior.

Many of the companies with which we compete or expect to compete offer a variety of potentially competitive products and services and some may offer broader telecommunications product lines. These companies include Proxim Corporation, Stratex Networks, Inc., Ceragon Networks Ltd., Terabeam Wireless, BridgeWave Communications, Inc., Loea Corporation and Harris Corporation. Additionally, our fiber-speed millimeter wave products will have to compete with the existing and new fiber optic infrastructure and suppliers and free space optic suppliers in the U.S. and elsewhere. Most of the companies providing competing products and services have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering and other capabilities than we do. Some of these companies may be able to take away market share from us as a result of their greater marketing resources, pricing discounts and product breadth, even if our products are technically superior.

We also expect to face competition from private and start-up companies given the FCC’s new open licensing rules relating to the radio frequencies on which our products will operate, effectively reducing the greatest barrier to entry for companies such as ours.

We not only face actual and potential competition from established companies, but also from start-up and other small companies that are developing and marketing new commercial products and services. Some of these will be seeking, like us, to take advantage of the new FCC open licensing rules to enter the market with products capable of harnessing the frequencies between 71-76 GHz and between 81-86 GHz to provide higher quality service. Also, other than the increased technical development skills and expertise required, there are no substantial manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs creating significant barriers to entry in this market. This lack of significant barriers and the perceived attractiveness among engineers of these newly licensed frequencies for commercial use are likely to result or have already resulted in other small companies entering the commercial markets with equipment utilizing these frequencies. These companies include Loea Corporation, BridgeWave Communications, Inc. and, perhaps, Terabeam Wireless.

Our success will likely be highly dependent upon a large number of sales to a limited number of customers.

We expect to sell a significant portion of our initial product and any additional products we develop and services to a limited number of customers. Our business would be harmed if we lost a significant customer or suffered any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns or market, economic or competitive conditions in the telecommunications industry. Additionally, the ongoing consolidation of the telecommunications industry is further limiting the number of customers. As a result, we will be more dependent on specific customers and their economic condition than if our sales were made to a broader client base.

Our business depends on continued demand for broadband connectivity and access.

The future success of our business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The markets for broadband connectivity and high-speed telecommunication products are still relatively unseasoned and characterized by evolving technological and industry standards. Therefore, the markets for such services and products may not grow as expected or at all, which would limit the demand for our products.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

Our intellectual property rights are important assets for us. However, there are events that are outside of our control that pose a threat to our intellectual property rights. For example, our proprietary rights may not provide the competitive advantages that we expect. Despite our efforts and those of our strategic partners to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our products. If this occurs, we may not be able to prevent their use of this technology. Our means of protecting our proprietary rights may not be adequate, we may lack the financial resources to protect our proprietary rights, and our strategic partners’ existing patents may not be sufficiently broad to prevent others from using technology that is similar to or the same as the technology utilized by our product solutions. In addition, patents issued to our alliance partners might be challenged and might be invalidated or circumvented and any rights granted under such patents may not provide adequate protection to them or us. Our competitors may independently develop similar technology, duplicate features of our products or design around patents that may be issued to our alliance partners or us. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce or defend our intellectual property rights. Such litigation would divert our management’s attention and scarce financial resources that could otherwise be used to develop our products.

Our products, technologies and other intellectual property could infringe on intellectual property rights of others, which could harm our business.

Although we believe that our products, technologies and other intellectual property, including trademarks, trade names, and service marks, and those of our alliance partners do not and will not infringe upon any existing proprietary rights of others, third parties may assert such claims against us or our alliance partners in the future. We have received a notice alleging infringement with respect to our use of the name “GigaBeam.” Although we believe this allegation (and any potential future claim that might be based thereon) is without merit, such a claim or other future claims of infringement could be successful. We could also incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, even if the claim is invalid, which could have negative effects on our business, financial condition, and results of operations.

Adverse determinations in any litigation could:

•	subject us to significant liabilities to third parties,

•	require us to seek costly or onerous licenses from third parties,

•	force us to alter our products, which could be costly, time consuming and impractical and could detract from the value or quality of our products, and

•	prevent us from manufacturing and selling our products.

Any of these determinations could seriously harm our business.

Our products will subject us to product liability exposure and our product liability insurance may not be sufficient to cover these claims.

Use of our products will expose us to product liability claims in the event they cause injury or harm our customers or third parties’ businesses. Due to our limited financial resources, we may not be able to satisfy any liability resulting from these claims, which would negatively affect our financial condition. Although we have product liability insurance of $1 million per occurrence and $2 million in the aggregate, plus a $5 million umbrella, it is possible that our insurance coverage could be insufficient to fully cover potential claims.

Our business and financial results could be negatively affected by warranty claims.

Products as complex as those we are developing frequently contain undetected errors or defects, especially when first introduced or when new versions are released. This is especially a concern for us given our anticipated continuing introduction of new products. The occurrence of errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense. Due to the fact that our products are newly-developed and not yet commercially manufactured, we are currently unable to anticipate the likelihood of errors or defects. Although we intend to maintain appropriate overall warranty reserves, an unanticipated high repair occurrence related to a specific product or number of products could make our reserves inadequate at any specific time and negatively affect our financial results.

Management’s failure to properly ascertain potential risks relating to any future acquisitions of businesses, products or technologies from others could place our operations and/or financial condition in harm.

Although as of the date of this prospectus, we have no agreements, understandings or commitments relating thereto, we could in the future seek to expand our operations by acquiring other businesses, products or technologies complementary to ours. Our investors will not, in all likelihood, receive or otherwise have the opportunity to evaluate any financial or other information that may be made available to us in connection with a potential acquisition. You will be dependent upon our management to select, structure and consummate any acquisitions in a manner consistent with our business objectives. Although our management will endeavor to evaluate the risks inherent in a particular acquisition, we may fail to properly ascertain or assess all significant and pertinent risk factors prior to our consummation of an acquisition. Our failure to properly ascertain those risks, particularly in instances where we have made significant capital investments, could result in significant harm to our operations and/or financial condition. Moreover, to the extent we do effect an acquisition, we may be unable to successfully integrate into our operations any business or opportunity that we acquire.

Emissions from our antennas may be a health risk.

The use of wireless equipment, like radio transmitters radiating through antennas, has been alleged to pose health risks due to radio frequency emissions. Our initial product is and our proposed products will be in compliance with all current U.S. radio emissions standards for continuous exposure, however, those standards could change or be insufficient. Any allegations of health risks, if proven, could result in liability on our part. In addition, we could be required to reduce power in our transmissions or otherwise change the way our systems operate in order to reduce emissions to acceptable levels. Any of these results could negatively affect our financial condition or results of operations and diminish the marketability of our products.

Our failure to obtain the access rights necessary to install our equipment would adversely affect our ability to expand our business.

We or our customers may not be able to obtain, from building owners or managers, access rights to buildings and rooftops to successfully install and service our equipment as planned. In order to install our equipment, we or our customers need access to each building where our antennas will be placed. Our failure or our customers’ failure to obtain access rights at the pace and locations necessary could have an adverse affect on our business and financial condition. In addition, we may need to obtain zoning or other governmental approvals in order to place our antennas on a particular building or in a particular area. We may not be able to obtain these approvals in a timely manner, or at all.

Risks related to this offering

Our common stock and IPO warrants are quoted on the OTC Bulletin Board and we will, following the date of this prospectus, seek to have the offered warrants quoted on the OTC Bulletin Board, which may limit the liquidity and price of those securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our common stock and IPO warrants are currently quoted on, and we will seek to have the offered warrants and the February 2005 warrants quoted on, the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. Institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. The factors may have an adverse impact on the trading and price of our securities.

There is no assurance the offered warrants will be approved for quotation on the OTC Bulletin Board or that a public trading market will ever develop with respect to these warrants.

We expect that prior to the effectiveness of the registration statement of which this prospectus forms a part, a market maker will file an application to commence quotation of the February 2005 warrants on the OTC Bulletin Board and that, following such effectiveness, the offered warrants will be included in the same class of OTC Bulletin Board listed warrants as the February 2005 warrants. However, we have no assurance that such an application will be filed or that the OTC will approve such quotation or how long such approval would take. Failure to obtain quotation of the offered warrants on the OTC Bulletin Board will further limit the market for such securities and would likely adversely affect their value, as there would then continue to be no public trading market for the offered warrants.

The prices of our publicly traded securities have been volatile and may continue to be volatile.

There is limited trading history and volume for our common stock and IPO warrants and, therefore, even holders of our publicly traded securities may find it difficult to sell their securities. In addition, our securities have experienced, and are likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our securities, without regard to our operating performance. In addition, the trading price of our publicly traded securities could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting our industry generally, changes in national or regional economic conditions or general market conditions. The market prices of our publicly traded securities, including the offered warrants if and when they are quoted on the OTC Bulletin Board, could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our stock will be significantly limited. Accordingly, the market price of our stock and other publicly traded securities may be depressed, and you may find it more difficult to sell the offered shares and offered warrants.

Purchasers of the offered warrants in some states may not be able to exercise them.

We have qualified the sale of the offered warrants in only a limited number of states. Although certain exemptions in the securities laws of other states might permit them to be transferred to purchasers in those states, we will be prevented from issuing shares of common stock upon the exercise of the offered warrants unless an exemption from qualification is available or unless the issuance of shares upon their exercise is qualified. We are under no obligation to seek, and may decide not to seek or may not be able to obtain, qualification of the issuance of such shares in all of the states in which the ultimate purchasers of the offered warrants reside. The offered warrants held by purchasers in such states would therefore, unless they are subsequently sold, expire unexercised and without value. Accordingly, the market for the offered warrants may be further limited because of these restrictions.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

We have issued a substantial number of shares of common stock that will become eligible for resale under Rule 144 of the Securities Act over the next six months and that may become freely tradable. We have also already registered a substantial number of shares of common stock that are issuable upon the exercise of warrants. If holders of warrants or other convertible securities choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted common stock choose to sell such shares of common stock in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

As we do not anticipate paying cash dividends, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock and do not plan to pay any in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends, if any, will be reviewed periodically by our board and will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, any restrictions imposed by present or future debt instruments and changes in federal tax policies, if any.

Our officers, directors and affiliated entities own a large percentage of our company, and they could make business decisions with which you disagree that will affect the value of your investment.

As of July 27, 2005, our executive officers and directors in the aggregate, beneficially owned approximately 49.3% of our outstanding common stock. These stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase securities pursuant to this prospectus, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, may hinder a change of control.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	A classified board of directors that cannot be replaced without cause by a majority vote of our stockholders; and

•	Our board of director’s authorization to issue shares of preferred stock, on terms as the board of directors may determine, without stockholder approval.

Provisions of Delaware General Corporation Law may restrict many business combinations.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater stockholder for a period of three years from the date it acquired that status unless appropriate board or stockholder approvals are obtained.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to, among other things:

•	Future revenues, expenses and loss or profitability;

•	The completion and commercialization of one or more of our products;

•	Projected capital expenditures;

•	Competition;

•	The effectiveness, quality and cost of our intended products and services;

•	Anticipated trends in the telecommunications industry; and

•
The marketability of our “last mile” fiber-speed wireless communications solution as a cost effective, easily deployable and comparable or higher quality alternative to existing cooper line, T1, cable, fiber, free space optic and lower millimeter wave wireless solutions.

You can identify forward-looking statements by the use of words such as “may,”“should,”“will,”“could,”“estimates,”“predicts,”“potential,”“continue,”“anticipates,”“believes,”“plans,”“expects,”“future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of offered shares or offered warrants by the selling security holders named in this prospectus. Any proceeds we receive from any exercise of offered warrants held by selling security holders or their transferees (a maximum potential of $8,854,510) or from any exercise of the other warrants and options pursuant to which offered shares are issuable (a maximum potential of $1,480,920) will be used by us for working capital.

We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

PRICE RANGE OF OUR COMMON STOCK

Our common stock and IPO warrants commenced quotation on the OTC Bulletin Board operated by the NASD on October 14, 2004. The trading symbols for our common stock and IPO warrants on the OTC Bulletin Board are “GGBM” and “GGBMW,” respectively.

The following table sets forth high and low bid prices for our common stock as quoted on the OTC Bulletin Board for the fiscal quarters indicated. These prices represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low

Year ending December 31, 2005
Third Quarter (through July 27, 2005)	$7.00	$6.11
Second Quarter	$7.68	$6.13
First Quarter	$10.40	$6.80

Year ended December 31, 2004
Fourth Quarter (October 14, 2004 through December 31, 2004)	$7.25	$3.80

The closing sale price of our common stock on Wednesday, July 27, 2005 as reported by the OTC was $6.90 per share. As of such date, we had approximately 23 holders of record of our common stock. A number of our shares are held in street name and as such we believe that the actual number of beneficial owners is higher.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant including any changes in federal tax policy.

PLAN OF OPERATIONS

You should read the following plan of operations in conjunction with our financial statements, and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We are a development stage company that was incorporated in Delaware on January 5, 2004 as GigaBeam Corporation. Our primary business is to design, develop, sell, lease, rent, install and service point-to-point communications links capable of transmission speeds in excess of a gigabit-per-second. Our products will initially operate in the 70 GHz and 80 GHz bands. These products will be marketed to network providers, communications and IT service providers, systems integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions, seeking to quickly and cost-effectively establish fiber-speed wireless links between two or more buildings or between a building and the fiber optic backbone in metropolitan areas.

Since our inception in January 2004, we have concentrated our efforts primarily on the design, development and engineering of our initial products, both internally and in conjunction with our strategic partners, most of which has been funded with:

•	$2.5 million in aggregate private convertible debt financing we received from Ameristock Corp., one of our principal stockholders, prior to our October 2004 initial public offering;

•	a $1.0 million bridge loan financing that we repaid in full upon consummation of our initial public offering;

•	approximately $5.5 million (before repayment of the foregoing bridge loan financing) in aggregate net proceeds from our initial public offering;

•
approximately $2.1 million in aggregate net proceeds from our sale in January and February 2005 of $2.5 million principal amount of our 8% senior convertible notes and 446,429 February 2005 warrants in a private financing;

•	an aggregate of $888,295 from the exercise of 175,900 of our IPO warrants during the quarter ended March 31, 2005;

•
the sale of 11,277 shares of our 10% Series A redeemable preferred stock and 1,127,700 May 2005 warrants in a private financing during May through July 2005, for aggregate gross proceeds of $7,950,285 before payment of placement fees of approximately $914,283 and other offering expenses; and

•
the sale of 92,500 shares of our common stock and 92,500 Reg S warrants in an offshore private placement in June and July 2005 for aggregate gross proceeds of $652,125 before payment of placement fees of approximately $74,994.

None of our products were commercially deployed until March 2005 when we installed our first GigE link.

Since commercial deployment of our first product commenced only recently, we have not yet generated any meaningful revenues and have no real operating history upon which our business strategy or future prospects can be evaluated. We are currently dependent on debt and/or equity financings to fund our cash requirements and without additional such financing and/or significant additional revenues we would not have sufficient cash to fully implement our current plan of operations. We also expect our operating expenses to increase in the future, particularly expenses to complete the cost reduction schedule of our initial products and transition to commercial deployment of our initial products. We anticipate funding our shorter-term cash requirements by raising capital through additional debt and equity financings and to fund our operations over the next 12 months through such financings and from anticipated revenues, the exercise of warrants and accounts receivable financing. There can be no assurance, however, that we will be able to obtain additional capital or on what terms any such capital could be obtained. If we are unable to obtain additional capital or such capital proves cost prohibitive, we will need to change our business strategy and/or significantly reduce or scale back our operations to conserve cash until such time, if ever, that sufficient proceeds from operations are generated.  In addition, any future sale of our equity securities would dilute the ownership and control of our stockholders.

Engineering and product development

In order to effectively compete in our markets, we are and expect to continue investing significant resources to quickly introduce and commercially deploy our initial products, develop subsequent generations of these products and identify and address demand for new solutions with additional products. We have in the past devoted the substantial majority of our resources to completing the development of our first product, our WiFiber 2 GigE, for which we commenced commercial deployment in March 2005, as well as our second generation GigE product, our WiFiber G series GigE, which we expect to begin deploying in the second half of 2005. We are also currently devoting resources to completing the development of our first OC-48 unit, our WiFiber G series OC-48, and expect to begin deploying this unit during the second half of 2005 as well.

We incurred expenses of approximately $5,675,782 in connection with our engineering and product development activities from inception (January 5, 2004) through March 31, 2005 and estimate that we will incur significant expenses in connection with such activities during the remainder of 2005. Engineering and development expenditures include engineering fees paid or to be paid to our suppliers as we transition to commercial production of our initial products and salaries as we plan to continue hiring employees in this area.

Investment in laboratory and production equipment

During the period from inception (January 5, 2004) through March 31, 2005, we invested approximately $736,724 in laboratory and production equipment and estimate that we will spend approximately $500,000 for the purchase or lease of laboratory test equipment, production and product testing equipment to be used by us in the final assembly of our products and other related assets by the end of 2005.

Manufacturing plan

All of our proposed initial products have a modular design. See “Business - The GigaBeam transceiver unit.” We intend to outsource the manufacture of the key components and modules (subassemblies) for our products to leading companies in their respective fields, including some of our strategic partners, who have adapted or are currently adapting their particular components and modules to fit within our product designs. The final assembly of our products’ modules and final quality control testing of the finished products, however, will occur in-house at our facilities. In time, we may also elect to contract out the final assembly and testing of our products.

We spent $1,215,463 on manufacturing inventory and materials from inception (January 5, 2004) through March 31, 2005. We estimate that we will spend a significant amount on manufacturing activities during the remainder of 2005 as we commence the outsourcing of subassembly manufacturing activities for commercial production and hire additional employees in support of these activities.

General and administrative support

From our inception in January 2004 to December 2004, we paid a total of $31,500 in rent. We moved into our current facilities in Herndon, Virginia during December 2004, for which we are currently paying rent and maintenance expenses in the aggregate amount of approximately $10,884 per month. At the end of the first quarter of 2005, we also opened a sales and marketing support office in Waltham, Massachusetts and an engineering and manufacturing support office in Sunnyvale, California. See “Business—Facilities.”

We spent approximately $2,297,857 on general and administrative services during the period from inception (January 5, 2004) through March 31, 2005. We expect an increase in internal personnel providing general and administrative support services over the next twelve months as we commence full-scale commercial operations. We plan to continue to hire and use our own employees to provide general and administrative services.

Results of operations

Three months ended March 31, 2005 compared to the period January 5, 2004 (inception) to March 31, 2004

Research, engineering and development. Research, engineering and development expenses increased to $1,272,282 for the quarter ended March 31, 2005 compared to $415,831 for the quarter ended March 31, 2004. The significant increase in research, engineering and development spending resulted primarily from the costs associated with the completion of the development of our GigE product, including increased payments for contract engineering, compensation-related costs for additional internal engineering personnel and increased materials costs. Research, engineering and development expenses are expected to increase in subsequent quarters as we continue the development of our next generation products and new products.

General and administrative. General and administrative expenses increased to $773,954 for the quarter ended March 31, 2005 compared to $354,172 for the quarter ended March 31, 2004. The increase in general and administrative expenses was mainly attributable to an increase in internal personnel, benefits and related costs, insurance expense and legal, accounting and professional fees, including costs incurred in connection with the private placement of our 8% convertible notes and February 2005 warrants in January and February 2005 and contract accounting costs. General and administrative expenses are expected to increase in subsequent quarters with the employment of additional personnel and related costs.

Selling and marketing. Selling and marketing expenses increased to $511,857 for the quarter ended March 31, 2005 compared to $80,407 for the quarter ended March 31, 2004. The increase was primarily due to the addition of personnel and related costs, travel expenses, supply costs and public relation and investor relations expenses.

Link operations. Link operations expenses increased to $151,977 for the quarter ended March 31, 2005 compared to $0 for the quarter ended March 31, 2004. The increase was attributable primarily to the hiring of personnel and related costs and travel expense. The expenses for link operations are expected to increase in subsequent quarters as a result of the anticipated continued deployment of our initial products.

Interest expense. Interest expense for the quarter ended March 31, 2005 was $1,029,879, consisting primarily of a $882,261 beneficial conversion feature attributed to the 8% convertible notes issued in our January and February 2005 $2.5 million note financing and interest accrual and amortization of debt discount and issuance costs resulting from such financing.

Net loss. As a result of the foregoing, we sustained a net loss of $3,735,321 for the quarter ended March 31, 2005 compared to a net loss of $888,351 for the quarter ended March 31, 2004.

Liquidity and capital resources

Our capital requirements have been and will continue to be significant. At March 31, 2005 we had working capital of $424,161 as compared to working capital of $826,419 at December 31, 2004. To date, we have been dependent primarily on the net proceeds of our initial public offering and private placements of our debt and equity securities to fund our capital requirements. We expect that debt and/or equity financings will continue to be the major source of our working capital during the remainder of 2005.

We had cash and cash equivalents of $835,402 at March 31, 2005 compared to $1,742,716 at December 31, 2004. The decrease of $907,314 resulted primarily from cash used in operations of $3,316,287 and cash used for investing activities, including cash disbursements associated with the acquisition of property and equipment of $441,044 and restricted cash of $160,405, partially offset by cash provided from financing activities, including $2,169,481 in net proceeds from our $2.5 million note financing in January and February 2005 and the $888,295 we received from the exercise of IPO warrants.

Cash used in operating activities during the quarter ended March 31, 2005 was primarily derived from our net loss, as adjusted for non-cash items such as $987,063 for the amortization of debt discount and beneficial conversion feature (described below) associated with the 8% convertible notes issued in our $2.5 million note financing, non-cash compensation expenses associated with our start-up option pool and changes in operating assets and liabilities, including an increase in inventories during the quarter ended March 31, 2005 of $540,490, attributable to purchases of materials in preparation of commercial production of our initial products in subsequent quarters.

Net cash used in investing activities was $633,439 for the three months ended March 31, 2005, including property and equipment purchases of $441,044 and patent acquisitions of $25,000. Capital lease obligations increased from $0 at December 31, 2004 to $304,392 at March 31, 2005 in connection with financing the acquisition of a vector network analyzer. The capital lease obligations are secured by letters of credit which are collateralized by restricted cash of $160,405 as of March 31, 2005.

Net cash provided by financing activities was $3,042,412 for the quarter ended March 31, 2005, including $2,169,481 in net proceeds from our sale of $2.5 million principal amount of our 8% senior convertible notes due January 28, 2008 and 446,429 February 2005 warrants in an asset-backed private financing in January and February 2005 and $888,295 from the exercise of 175,900 IPO warrants during the quarter.

We expect our cash requirements to increase in future periods to fully implement our business plan, including the continued commercialization and deployment of our GigE products and the development and general commercial deployment of our next three products, the OC-48 which is expected to be deployed in the second half of 2005 and the 10 GigE and the OC-192 which are expected to be deployed in 2006. We are currently dependent on cash provided by debt and/or equity financings to operate our business and without additional such financing and/or significant additional revenues we would not have sufficient cash to fully implement our current plan of operations. We expect to continue funding our shorter-term needs through the sale of our debt and/or equity securities and to fund our operations over the next 12 months through such financings as well as from anticipated product sales, accounts receivable financing and the exercise of IPO warrants. There can be no assurance, however, that we will be able to obtain additional capital, or on what terms any such capital might be available, and our inability to do so would require us to change our business strategy and/or significantly reduce or scale back our operations to conserve cash until such time, if ever, that we generate sufficient proceeds from operations. In addition, any future sale of our equity securities would dilute the ownership and control of our stockholders.

In light of the embryonic nature of our target markets and the wireless point-to-point industry in general, as well as our limited history, it is difficult for our management to fully identify and assess any trends or uncertainties that would affect our liquidity or overall financial condition. Some known factors that could affect our liquidity and overall financial condition are the successful testing of our products, widespread customer acceptance and usage of the relatively new wireless point-to-point technology and the newly authorized 70 GHz and 80 GHz frequencies for commercial use, and the increasing penetration of broadband Internet access in the mainstream market. If any of these trends or uncertainties changes unfavorably, we may not be able to recognize any meaningful revenues or obtain accounts receivable financing as currently anticipated, thereby forcing us to seek more equity or debt financing than we currently anticipate, reduce our expenditures and/or scale back our operations. We may also be unable to satisfy our material contractual obligations, which are described below:

Debt obligations

In January and February 2005, we issued an aggregate of $2.5 million principal amount of our 8% senior convertible notes due January 28, 2008 and 446,429 February 2005 warrants, each exercisable for the purchase of one share of our common stock, to several accredited investors in an asset-backed note financing for an aggregate purchase price of $2.5 million and net proceeds to us of $2,169,481. The principal purpose of this note financing was to fund our accounts receivable and component and product inventory in connection with the deployment of our initial product, which commenced in March 2005.

The principal amount of these 8% notes is convertible at the election of the holders into shares of our common stock at the conversion rate of $8.00 per share. One-half of the interest on the notes will be payable in cash, semi-annually beginning July 31, 2005 and the balance will be payable on the earlier of their maturity or conversion, in cash or, at each holder’s option, shares of our common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per share price of our common stock for the ten trading days ended five business days prior to the applicable interest payment date. Our 8% senior convertible notes are secured by substantially all of our assets, as well as by the personal pledge of shares of common stock by Mr. Slaughter, our chief executive officer, and Mr. Lockie, our president. We may not incur additional indebtedness for borrowed money that is senior to or pari passu to the notes without the prior written consent of holders of 50% or more of the principal amount of the notes then outstanding, subject to certain exceptions for accounts receivable and equipment financings. We may prepay all but not part of the notes at any time commencing December 12, 2005, on 14 days prior written notice, provided the last per-share sales price of our common stock is at least 150% of the note’s then-effective conversion price for the ten consecutive trading days ending within three business days of the date the prepayment notice is sent.

We have estimated the fair value of the February 2005 warrants that were issued in connection with the notes, and which are exercisable at $7.00 per share until January 28, 2011, to be $1,194,761 using the Black Scholes model. This amount has been recorded as a debt discount and is being amortized as a component of interest expense over the term of the notes. A more detailed description of the February 2005 warrants is set forth in “Description of Securities.” In addition, aggregate debt issuance costs associated with our note financing, including the estimated fair value of the options and the February 2005 warrants issued to the placement agent of the financing as part of its compensation, in the amount of $715,354 are also being amortized as a component of interest over the term of the notes. For the quarter ended March 31, 2005, we recorded amortization of $63,284 with respect to the debt discount and $41,518 with respect to the debt issuance costs. We also determined, after allocating the proceeds from the financing between the notes and the February 2005 warrants based on their relative fair values, that the notes have a beneficial conversion feature with respect to the fair value of the common stock issuable upon conversion of the notes, in the amount of $882,261, which we amortized in its entirety during the quarter ended March 31, 2005.

ThinKom Solutions obligations

We entered into a strategic alliance agreement with ThinKom Solutions upon our inception in January 2004, pursuant to which we are designing and intend to market and sell commercial point-to-point wireless communications systems that incorporate the ThinKom antenna component technologies. Under the terms of this agreement, we issued 143,000 shares of our common stock to ThinKom Solutions at par value per share, the price at which our founders’ shares were issued on that date, and ThinKom Solutions granted us an exclusive worldwide license to use, market, distribute, sell and otherwise commercialize its antenna technologies within products operating in the 70 GHz and 80 GHz bands. ThinKom Solutions also agreed to develop, design, manufacture and test our antenna modules in accordance with our mutually agreed upon design specifications.

The agreement has an initial term of five years and automatically extends for additional one-year periods until terminated in accordance with its terms. Pursuant to the terms of the agreement we are required to make minimum payments to ThinKom for the design, which we expect will be completed during the second half of 2005, and manufacture, which we expect will commence in the second half of 2005, of an antenna module for our products, including minimum payments of $650,000 for 2004 (all of which has been paid), $1,225,000 in 2005 (of which we have paid $222,232 as of July 27, 2005), $1,400,000 in 2006, $4,600,000 in 2007 and $8,800,000 each year thereafter, regardless of the number of antennae we need or request for those periods. In addition, we paid a $250,000 working capital advance to ThinKom Solutions within 30 days of the consummation of our initial public offering, which payment will be credited against minimum purchase amounts due to ThinKom Solutions in the last quarter of 2006 or payments to component suppliers to ThinKom or us. ThinKom’s design of our antenna has not yet been completed and we do not expect to order any antennas from ThinKom Solutions until the third quarter of 2005. Consequently, all of the minimum payments that we have made to ThinKom Solutions to date have been for engineering costs associated with its adaptation of the ThinKom antenna technologies to our GigE and OC-48 product designs.

We will also pay to ThinKom Solutions 1% of our revenues generated from the sale of products using ThinKom Solutions’ technology, excluding certain specified costs. Each year of the agreement, ThinKom Solutions will issue to us an amount of its shares of common stock that will be determined by dividing the amount of the license fee we paid during that year by the price per share of ThinKom Solutions’ common stock, but in no event will ThinKom Solutions issue to us more than an aggregate of 5% of its outstanding shares of common stock. We had no revenues in 2004 and no stock was issued by ThinKom Solutions to us.

Mantaro Networks obligations

We entered into a strategic alliance agreement with Mantaro Networks, Inc. in May 2004 pursuant to which we have been granted the right to market and distribute a wireless communications system utilizing the frequency range of 54 GHz through 95 GHz, which incorporates components designed and manufactured by Mantaro Networks. Mantaro Networks agreed that it will not compete by offering similar products to ours and will not pursue any transaction or arrangement with any third party that will be in conflict with the wireless communications system utilizing the frequency range of 54 GHz through 95 GHz during the term of the agreement and for a period of 12 months thereafter. We paid Mantaro Networks a total of $500,247 in engineering fees during 2004. In addition, our agreement with Mantaro Networks requires us to pay a minimum of $100,000 in 2005, which minimum has been met, and for each year thereafter for the term of the agreement for engineering fees. In addition to the engineering fees, we have agreed to purchase a minimum number of components from Mantaro Networks for each of our proposed products over the life of the agreement. The agreement has an initial term of five years and automatically extends for additional one-year terms until terminated in accordance with its terms.

Core Source obligations

We entered into a strategic alliance agreement with Core Source Technologies, LLC in May 2004 pursuant to which we have been granted the right to market and distribute a wireless communications system utilizing the frequency range of 54 GHz through 95 GHz, which incorporates Core Source’s component design. Core Source agreed that it will not compete by offering similar products to ours and will not pursue any transaction or arrangement with any third party that will be in conflict with the wireless communications system utilizing the frequency range of 54 GHz through 95 GHz during the term of the agreement and for a period of 12 months thereafter. We paid Core Source $313,185 in engineering fees during 2004. In addition, our agreement with Core Source requires us to pay Core Source a minimum of $50,000, which minimum has been met, in 2005 and for each year thereafter for the term of the agreement for engineering fees. In addition to the engineering fees, we have agreed to purchase a minimum number of components from Core Source for each of our proposed products over the life of the agreement. The agreement has an initial term of five years and automatically extends for additional one-year terms until terminated in accordance with its terms.

Recent equity financings

From May through July 2005, we sold an aggregate of 11,277 shares of our 10% Series A redeemable preferred stock, for $700 per share, and 1,127,700 May 2005 warrants, for $0.05 per warrant, to accredited investors in a private placement for aggregate gross proceeds of $7,950,285, before payment of placement fees of approximately $914,283 and other offering expenses. Each share of our Series A preferred stock has a stated value of $700 per share. Dividends on the shares are payable, at the rate of 10% per year, semi-annually, in arrears, commencing November 15, 2005, in either, at our option, cash or shares of our common stock valued for such purpose at the volume weighted average per-share price of the common stock for the ten most recent trading days on which the common stock trades ending five business days prior to the applicable dividend payment date. In the event we conduct a financing with gross proceeds of $30 million or more, holders of the Series A preferred shares will have the right to exchange all or a portion of their then outstanding shares of Series A preferred into securities identical to those issued in such financing, at an exchange rate per Series A preferred share equal to the then-applicable per-share redemption price of the Series A preferred shares. Prior to our completion of a financing with gross proceeds of $30 million or more, the outstanding shares of our Series A preferred stock are redeemable, at our option, at any time, and, following the completion of such a financing, any shares of Series A preferred stock still outstanding will be mandatorily redeemed, in either case, at a redemption price based on a percentage of their stated value determined in accordance with the following schedule:

110% of their stated value if redeemed prior to May 6, 2006;

108% of their stated value if redeemed between May 6, 2006 and May 5, 2007;

106% of their stated value if redeemed between May 6, 2007 and May 5, 2008;

104% of their stated value if redeemed between May 6, 2008 and May 5, 2009;

102% of their stated value if redeemed between May 6, 2009 and May 5, 2010; and

100% of their stated value if redeemed after May 5, 2010.

In the event we were to ever liquidate, dissolve or wind up our affairs, the holders of the then outstanding shares of our Series A preferred stock will be entitled to receive, in preference to the holders of our common stock, an amount equal to the aggregate stated value of their Series A preferred shares plus all accrued and unpaid dividends thereon.

During June and July 2005, we also sold 92,500 shares of our common stock at $7.00 per share and 92,500 Reg S warrants at $0.05 per warrant in an offshore private placement, in reliance on the provisions of Regulation S promulgated under the Securities Act, to “non U.S. persons” as defined therein, for gross proceeds of $652,125, before payment of placement fees of approximately $74,994 and other offering expenses.

Each May 2005 warrant and Reg S warrant is exercisable to purchase one share of our common stock at a price of $7.00, subject to adjustment in certain circumstances, until January 28, 2011 and has the same anti-dilution, cashless exercise and redemption features as the February 2005 warrants issued in connection with our note financing in January and February 2005.

The May 2005 warrants and the Reg S warrants are included in the offered warrants, and the shares issuable upon their exercise are included in the offered shares, being registered for resale by the selling security holders pursuant to this prospectus. We have also agreed to use our best efforts to have the offered warrants listed together with the February 2005 warrants as one class of publicly traded warrants on the OTC Bulletin Board promptly following the effectiveness of the registration statement of which this prospectus forms a part.

Critical accounting policies

Our discussion and analysis of our financial condition and plan of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our significant accounting policies are described in Note 2 to the Notes to Financial Statements. The application of these policies requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis we will evaluate our estimates including those related to revenue recognition, research, engineering and development, bad debts and valuation of goodwill and other intangibles.

Revenue recognition

As a development stage company, we have generated no meaningful revenues to date. We do not anticipate being able to recognize revenue from deployments of our point-to-point wireless communications units and related service and maintenance programs until the latter half of 2005.

Revenue from sales of our units will be recognized upon their successful installation (i.e., when they have met contractually designated performance criteria). Revenue from maintenance contracts will be recognized over the term of the contract on a straight-line method. Revenue from service contracts will be recognized as the services are performed.

Research, engineering and development

Internal research, engineering and development expenses are expensed as incurred. We have entered into agreements with third parties in connection with development collaborations relating to technology utilized in our products. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

BUSINESS

General

Our primary business is to design, develop, sell, lease, rent, install and service point-to-point communications links capable of transmission speeds at or in excess of a gigabit-per-second under the trade name “WiFiber™.” Our products will initially operate in the 71-76 GHz and 81-86 GHz spectrum bands. We believe that the unprecedented amount of bandwidth provided by these spectrum blocks and the quality of our proprietary product designs will allow for wireless communications at previously unattainable fiber-equivalent speed and reliability. We also believe that we were one of the first entrants into this new and emerging market with the commercial deployment of our first communications link in March 2005.

The GigaBeam wireless communications solution is a point-to-point, line of sight, wireless high-speed communications link established between two GigaBeam transceiver units, which are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. Our transceiver units are designed to provide wireless link transmission of data at speeds equivalent to the transmission speeds obtained with fiber and to transmit that data 99.999% of the time, or with less than 5 minutes of unavailability or downtime per year (typically referred to as “five 9s availability”) in all weather conditions at distances of up to one mile. Our target customers are network operators, communications and IT service providers, systems integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions seeking cost-effective “virtual fiber” solutions.

Industry background

Network providers, service providers, businesses and government and military entities are increasingly seeking cost-effective methods to:

•	bring fiber-speed communications services to buildings and desktops;

•	provide network alternatives or redundancy for their existing communications systems;

•	connect multiple buildings, in a campus setting, using a dedicated network;

•
increase the capacity of their existing communications systems to enhance the quality of their transmissions, including for such services as voice-over IP (or VoIP), the new voice technology that deploys voice over IP data packets allowing users to bypass the expensive legacy telephone network infrastructure; and

•	establish high-speed data backhaul to accommodate increased demand for data intensive mobile services, such as 3G and 4G cell phone systems and Wi-Fi networks.

However, the unavailability of fiber optic connectivity and the shortcomings of other existing communications alternatives with respect to transmission capacity make it difficult, if not impossible, to address these needs in a great number of circumstances.

The “last mile” gap

According to Cisco Systems Inc.’s May 16, 2003 ex parte filing with the FCC in support of the commercial use of the 71-76 GHz and 81-86 GHz spectrum bands, only 5% of the 750,000 commercial enterprises (defined as those having more than 20 employees) in the United States had fiber connections reaching them. The Cisco Systems’ filing also claimed that 75% of these enterprises are located within one mile of a fiber backbone connection, or POP (point of presence). The installation of fiber over this last mile, especially in the metropolitan areas where most of these enterprises are located, is, in most cases, cost-prohibitive and difficult. In addition, existing connections from these enterprises to the fiber optic backbone are often inadequate to meet growing demand for high-capacity data services.

The resultant communications barrier is often referred to as the “last mile” gap. Carriers typically have to overcome cost, time, technological and other barriers when trying to bridge this last mile gap, and, as the demand for data intensive applications at gigabit speeds increases, the search for a cost- effective solution to the last mile problem intensifies.

Pre-GigaBeam communications alternatives

To date, the alternatives that have been used to bridge the last mile gap or otherwise provide broadband connectivity are based on copper, fiber, fixed microwave and lower millimeter wave wireless and other fixed wireless technologies including free space optics (laser based technologies).

Copper technologies. Copper wiring is the most prevalent and entrenched of the connectivity technologies currently being utilized. Copper solutions include T-1 lines, DSL, cable modems and telephone lines. These alternatives, while the most common of the solutions available, and the ones generally favored by the established telecommunications providers, like the incumbent local exchange carriers, generally provide slower data transmission rates. Many in the industry believe that copper alternatives will eventually become less desirable as the demand for data intensive applications at gigabit-per-second speeds increases.

Fiber optic cable. Fiber optic cable offers significantly greater bandwidth than copper, but this alternative is accompanied by substantial and, for most users, prohibitive up-front costs, as well as substantial time delays associated with the digging of trenches and the laying of terrestrial fiber cable. In addition, businesses relying on the fiber connections of incumbent local exchange carriers can be charged as much as $15,000 per month or more by these carriers for gigabit-per-second communications links across just a few city blocks. Thus, while it would be the best solution from a purely result-oriented view, since it carries the largest capacity of bandwidth to the end-user, the attendant costs of fiber optic cable make it a non-option for most businesses - as is demonstrated by Cisco Systems’ finding in its FCC filing that only approximately 5% of U.S. enterprises with greater than 20 employees were connected to the fiber backbone via fiber.

Fixed wireless technologies. Fixed wireless alternatives encompass both the optical technologies and the radio frequency technologies, most of which are point-to-point based or multi-point based. The bandwidth capacities of the fixed wireless alternatives depend on the type of technology used and the amount of radio frequency spectrum in which these technologies operate. Generally, the higher the spectrum, the larger the bandwidth. All of the fixed wireless alternatives are affected to some degree by atmospheric or weather related conditions, such as fog, snow and/or rain.

Free space optics. Technologies based on free space optics (FSO) operate in the very highest band of the frequency spectrum, over 200 times higher than the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies, and could potentially be similar in data rates to fiber optic cable. FSO operates when a laser transmitter generates focused light waves that carry data through the atmosphere to an optical receiver that recognizes those light waves. However, while FSO data transmission rates are extremely high, the transmission signal at this upper end of the spectrum is seriously weakened by fog and can also be affected by atmospheric rain fade. For example, using current technology, FSO communication links cannot provide 99.999% availability for distances of more than 500 yards in many East Coast metropolitan regions. In addition, FSO alternatives are negatively affected by birds and other objects blocking their beams and by direct sunlight.

Lower frequency band technologies. Radio frequency technologies like local multipoint distribution services (LMDS), wireless fidelity (Wi-Fi), multipoint microwave distribution systems (MMDS) and cellular wireless, generally operate in the lower frequency bands. These lower frequency bands include the 38.6 GHz through 40 GHz bands, the 28 GHz and 31 GHz bands (LMDS), the 24 GHz band, the 2.5 GHz and 2.7 GHz bands (MMDS), the 2.4 GHz and 5 GHz bands (Wi-Fi, or 802.11a, b or g technologies), and the bands around 1.0 GHz (cellular wireless). These technologies are constrained in their respective transmission speed due to the limited amount of frequency spectrum available, which typically, for standard non-complex radios, permit transmission speeds of only 155 megabits per second, or 15% of the anticipated speed of our first product, the GigaBeam GigE. Accordingly, these smaller bandwidth technologies, like their copper counterparts, are unable to satisfy demands for gigabit speed data transmission. In addition, while less susceptible to problems associated with rain fade than the other millimeter wave bands, radio frequency technologies operating in the licensed microwave and lower millimeter wave bands have often been viewed as cumbersome because of the geographic-based licensing methodology used by the FCC in these bands. This licensing methodology has often resulted in limited deployment or deployment time delays and led to monopolistic holds on certain bands of spectrum by large communications companies.

60 GHz band technologies. The 60 GHz spectrum is license free, requiring no approval from the FCC for deployments within its wave band and thus no protection against interference, accidental or intentional. The license-free nature of this wave band significantly increases the potential for interference, especially in densely populated metropolitan areas. That threat of interference may pose a problem for enterprises and other users who do not wish to risk large capital investments in ancillary hardware. Despite this, recently, there have been several introductions of fixed wireless technologies that utilize the 60 GHz radio frequency band. These alternatives have higher speed capabilities than the Wi-Fi and other microwave and lower millimeter wave technologies. However, communications links based upon 60 GHz technologies are weakened by interactions with the oxygen molecule and cannot achieve distances with effective communications beyond one kilometer. In addition, the FCC has limited the amount of power that can be utilized by their transmitters and antennae to such a low level, approximately 1/20,000 of that permitted in the 71-76 GHz and 81-86 GHz frequencies, that these technologies are incapable of satisfactory performance for distances greater than 1/2 mile through rain. They are ideal, however, for supporting local area, or intra-building as opposed to inter-building, Wi-Fi solutions when multi gigabit speeds are required.

Shortcomings of the Pre-GigaBeam wireless technologies

Telecommunications providers and others have attempted in the past to utilize the various wireless technologies discussed above for the delivery of last-mile communications services to businesses as an alternative to the installation of fiber. However, a true wireless alternative to fiber needs to provide high-speed transmission rates, the ability to establish links between distances that are meaningful within a metropolitan area and the ability to power through rain and other weather conditions. Most importantly, it needs to provide the foregoing with five 9s availability. In addition, a wireless alternative to fiber needs to be quickly deployable and materially more cost-efficient than fiber. Ultimately, as a result of the physical characteristics of the portions of the spectrum in which these wireless technologies operate, and the performance limitations of the products based on these technologies, they fail to meet the criteria necessary to prove them viable alternatives to fiber.

Our emerging opportunity

During recent years, there have been advances in radio and semiconductor technologies that are now allowing for the economic design and production of wireless communication products operating in the 71-76 GHz and 81-86 GHz portions of the radio spectrum. In these frequencies, the spectrum’s characteristics allow for the delivery of fiber-quality transmission rates and reliability without the problems so often encountered by previous wireless technologies.

Until recently, use of the 71-76 GHz and 81-86 GHz bands was not commercially viable given existing technology and the costs and manufacturing difficulties associated with the creation of products capable of operating in these frequencies. However, as a result of recent and significant advances in upper millimeter wave radio technology and the FCC’s recent adoption of service rules that encourage commercial use of this spectrum, there exists an opportunity to design, market, sell and deploy wireless communications products that provide fiber-speed connectivity with five 9s availability on a cost-effective basis across the last mile. We were formed to take advantage of this opportunity.

The GigaBeam last mile communications solution or “virtual fiber” link

The GigaBeam wireless communications solution is a protocol independent, high-speed, point-to-point and line-of-sight wireless communications link established between two GigaBeam transceiver units. Our “virtual fiber” links are used to bridge networks from one location to another or carry data traffic from remote locations to a service provider’s core network.

Each of our communications links can be established between two buildings or locations by installing a GigaBeam transceiver unit on the rooftop or at one of the windows of each building. These two transceiver units are “linked” wirelessly through the alignment of their antennas and their transmission of data via radio signals in the 71-76 GHz and 81-86 GHz spectrum bands. The GigaBeam transceiver unit on each building is also connected via cables and switches to a communications network within its building, such as a local area network used by one of the building’s enterprises or a city, nation or global wide area network with a fiber optic backbone connection in the building. As a result, once a GigaBeam link is established between the two buildings, the internal networks in each building are wirelessly connected and communications traffic can be carried from one network to the other. By running a network cable directly between two “back-to-back” transceiver units, each of which is then wirelessly linked to a transceiver unit on another building, an operator can also connect more than two locations to form a more extensive network or “virtual fiber” loop, as demonstrated by the following graphic:

The GigaBeam wireless communications solution is able to address the “last mile” needs of its customers in a variety of circumstances, including the following:

•
alternative or redundant access - by adding our GigaBeam “virtual fiber” links between two or more networks already connected via traditional fiber links, the GigaBeam solution provides customers with an economical and resilient means of obtaining fiber optic backbone access diversity and disaster recovery, as shown below:

•
local area network campus - our GigaBeam “virtual fiber” links will provide customers with a flexible, fast and safe way to establish campus connectivity and fiver optic backbone access, as shown below:

•
wireless backhaul - our GigaBeam “virtual fiber” links will provide customers with a high speed, low cost and scaleable means of increasing data and voice traffic to and from hard-to-reach cell towers or where the deployment of terrestrial fiber is not economical, as shown below:

•
remote storage access - our GigaBeam “virtual fiber” links will provide customers with a secure, protocol independent and low latency (that is, with low delay) means of accessing data from a remote data storage location, as shown below:

Our first GigE unit, the WiFiber 2 GigE, was commercially released, and our first installation of a GigE link was completed, in March 2005. This product was designed, and our next generation GigE unit, our WiFiber G series GigE, is also being designed, to operate at fiber-equivalent speeds of approximately 1.25 gigabits-per-second. Our first OC-48 unit, the WiFiber G series OC-48, is scheduled for commercial deployment in the second half of 2005 and is being designed to operate at 2.5 gigabits-per-second. Our 10 GigE unit and OC-192 unit are scheduled for commercial release and deployment during the first half of 2006 and are being designed to operate at even higher speeds (10 and 9.953 gigabits per second). All of these speeds are speeds that traditional copper alternatives, such as T1 lines and DSL, can only match through bundling. For example, to effectively compete with the GigE’s speed, over 600 T1 lines or 1,000 DSL connections would need to be bundled. In addition, our communications links are designed to transmit data at ranges of up to a mile with five 9s availability in all types of weather. As a result, our WiFiber™“virtual fiber” links will compete with fiber on the basis of cost and time to deployment and with alternatives to fiber on the basis of cost, speed and reliability.

The following chart compares the performance of our communications links to the performance of other last mile communications alternatives on the basis of speed and five 9s availability up to one mile:

Moving from left to right in the above chart indicates last mile communications alternatives that offer increasing availability and decreasing downtime per year. As you move from the bottom of the chart to the top of the chart, increasing transmission speed is shown by the decreasing amount of time it takes to download a 90-minute movie. As the chart depicts, GigaBeam’s “virtual fiber” is the only last mile free space communications alternative that enables users to achieve wireless communications at previously unattainable fiber-equivalent speed and five 9s availability.

Our market

The Federal Communications Commission (“FCC”) adopted service rules for the commercial use of the 70 GHz, 80 GHz and 90 GHz portions of the radio spectrum in October 2003. The efforts of our founders, Louis S. Slaughter and Douglas G. Lockie, were a significant force behind this FCC authorization. Messrs. Slaughter and Lockie are respected experts in the millimeter wave industry and Mr. Lockie serves as chair of the “Above 60 GHz Committee of the Wireless Communications Association.” Their efforts, including the rule-making petition directed by Mr. Slaughter, were integral to the FCC’s decision to adopt a non-exclusive, point-to-point nationwide licensing plan for this spectrum as opposed to the monopolistic auction-based geographic licensing approach followed in the past. Under this plan, an unlimited number of applicants, including communications hardware providers (such as us), communications competitors (such as AT&T, MCI, Sprint and Verizon) and wireless communications users (such as large enterprises and government and military entities), can obtain, on a relatively inexpensive basis, a license to operate in this spectrum in any and all geographic areas, and upon completion of a relatively simple path or link registration and coordination process, deploy wireless communications services between the two-end points of each of their registered links.

Based on Cisco Systems’ May 16, 2003 ex parte filing with the FCC, approximately 562,500 commercial enterprises (businesses with more than 20 employees) in the U.S. are within one mile of a fiber-optic backbone. These businesses thus represent potential demand for fiber-like communications for “last mile” access using millimeter wave wireless solutions. We believe that the addressable demand is even greater when considering other markets, such as government, enterprise campuses, network access diversity and international.

Given the robust ability of the 70 GHz and 80 GHz radio spectrum bands to carry fiber-quality wireless transmissions over meaningful distances, and the non-exclusive licensing approach adopted by the FCC with respect to this portion of the spectrum, we believe that demand for wireless products operating in these frequencies, such as our products, which are needed to create the infrastructure to utilize this spectrum, will be significant and broad based.

We believe that the primary market demand drivers for our products will be:

•	faster communications - as a result of gigabit-per-second speeds;

•	improved business continuity - through increased systems resiliency, including alternative access;

•	lower costs - by reducing fiber deployment and access charges;

•	faster time-to-market - by slashing network backlog and deployment time;

•	enhanced quality of VoIP services - by increasing transport capacity and reducing bottlenecks which cause dropped data packets and interrupted VoIP communications; and

•	market adoption of applications such as video-over-IP and remote computing.

Our strategy

We seek to become a leading provider of cost-efficient, fiber-speed wireless communications solutions that exploit the now commercially usable frequencies within the 70 GHz and 80 GHz bands to bridge the last mile gap and otherwise provide quickly deployable broadband connectivity. Key elements of our strategy to achieve our objective include:

•  Leveraging our management’s expertise in millimeter wave technology to be among the first to market. We believe that our founders’ expertise and pioneering efforts in the millimeter wave communications industry were instrumental in enabling us to install the world’s first commercial 71 GHz-76 GHz/ 81GHz-86 GHz gigabit-speed wireless communications link and will allow us to be among the first to the commercial market with fiber-speed wireless communications solutions on a broad scale. Our management team possesses significant experience in designing millimeter wave technologies, maintains important relationships within the communications industry and has launched or managed numerous companies offering communications technology and other technology based products and services. Our founders were instrumental in opening up the 71-76 GHz, 81-86 GHz and 92-95 GHz bands to commercial use and are experts in the areas of both the regulations governing use of these frequencies and the technological aspects of designing and operating solutions within these spectrum blocks. Their early recognition of the commercial potential of this portion of the spectrum and their relationships within the communications industry enabled them to quickly identify the providers of leading edge components, secure strategic alliances with these providers and immediately commence the design and construction of initial product prototypes.

•  Capitalizing on the quality of our strategic alliance partners’ technologies and our managements’ expertise to outperform prospective competitive links. We have strategic alliance relationships with partners that we believe possess “best of breed” technologies and components necessary to building industry leading fiber-speed wireless solutions. Under the terms of these alliances, we have the exclusive right to utilize these technologies and related intellectual property for products operating in the 71-76 GHz and 81-86 GHz bands. We believe that both the radio frequency (RF) modules already being made exclusively available to us and the antenna modules currently being designed for us (and which upon their anticipated completion in the second half of 2005 will be made exclusively available to us) by our alliance partners are superior to available alternatives and that the expertise and proprietary knowledge of our management team have enabled us to design superior products using these modules. Accordingly, we believe that products designed by other companies using other currently available technologies to provide fiber-speed wireless solutions will not be able to duplicate the performance of our products.

•  Educating the market as to the attributes of our products that overcome problems encountered by users of prior wireless technologies. An integral component of our initial marketing efforts will be demonstrating to the marketplace the attributes of our products that are afforded by the technology on which they are based and the portions of the spectrum in which they operate. Prior wireless technologies encountered numerous problems when commercially deployed, including performance degradation in rain or fog and an inability to provide gigabit speeds over required distances. When operating within our product guidelines, our products’ RF modules and other modules provide far more robust link margin and can power through weather conditions. Further, our products operate in a “sweet spot” of the radio spectrum, where weakening of the signal from molecular movement, as compared to 60 GHz for example, is significantly minimized. Where prior wireless technologies could only provide T-1 or multiple T-1 levels of transmission speed, our GigE and OC-48 products will provide transmission speeds of up to 1.25 and 2.5 gigabits, respectively, with capacities equivalent to 647 and 1294 T-1 lines, respectively.

•  Focusing on the low-cost and quick deployment characteristics of our products. We believe that the physical characteristics of our initial products, together with the relatively low cost of the components utilized in the manufacture of these products, will enable us to commercially deploy wireless, fiber-speed solutions comparatively quickly and on a cost-efficient basis. We will market our initial products as a low-cost alternative or supplement to fiber and will emphasize the superior bandwidth-per-dollar capabilities of our solutions compared to existing copper alternatives, such as T-1 lines, aggregated T-1 lines and DSL connections.

•  Marketing to service producers and large enterprises, not individual customers and buildings. We do not intend to build a large sales force that will go from building to building and business to business in an attempt to sell our products. We intend to market our solutions directly to communication and IT service providers, network operators, systems integrators and value added resellers, Fortune 500 companies, government and military entities and other enterprises, including educational and financial institutions. We believe that these service providers and large enterprises will be the easiest to educate with respect to the attributes of our “virtual fiber” solutions and the most likely to readily adopt new technologies to solve their last mile needs. Further, we would be able to leverage the marketing and distribution resources of these entities.

•  Utilizing the existing infrastructures of our strategic alliance partners and suppliers. We will seek to utilize the existing infrastructures and related resources of our strategic alliance partners and suppliers in order to minimize our need to devote significant capital resources to the creation of our own internal facilities. The overall architectural design of our products and the identification of the components necessary to manufacture these products on a commercial scale were done by us in-house. We have chosen to, and will typically continue to, outsource the design and manufacture of key components and modules to leading companies in their respective fields. We believe that these companies, with their existing infrastructures, expertise and experience, can produce and deliver the necessary components and modules more quickly and at a lower cost than we could if we conducted such production in-house. Additionally, these companies are highly specialized in the design and production of the type of components and modules we are relying on them to produce. The end result, we believe, will be wireless products that deliver better performance at a lower overall production cost and which we can deliver to market more quickly than if we internally produced all components and modules.

•  Securing additional alliances. We are actively pursuing additional strategic alliances that will assist in the foregoing strategy elements, lower our production costs, improve the performance of our products or enhance our overall business.

Strategic partnership alliances

Recent years have been marked by significant advances in radio and antenna technology and increased semiconductor performance and speeds resulting from improved and increasingly cost-effective semiconductor materials such as gallium arsenide and indium phosphide. As a result of these advances in semiconductor materials, transceiver units such as our GigE and OC-48 units can now be manufactured that can operate within the 70 GHz and 80 GHz frequencies and on a cost-effective basis. In addition, circuit elements at these high frequencies can be designed and manufactured at far lower costs and with improved performance using advanced micro-electro-mechanical systems (MEMS) technology. The ability to produce advanced communications systems with low-noise receivers, high-power solid state transmitters and high-gain, high-efficiency antennas will depend on utilizing these leading edge technologies.

The foundation of our strategy is to complement our expertise in transceiver unit architecture design with exclusive supply relationships with leading-edge producers of the core components needed by these units to produce wireless solutions that can harness the 71-76 GHz and 81-86 GHz frequencies. To date, we have entered into strategic alliance agreements with two “best of breed” component developers: ThinKom Solutions, Inc. for the antenna modules to be incorporated in our products during the second half of 2005 and Sophia Wireless, Inc., which designed and developed key facets of our RF module. See “- The GigaBeam transceiver unit.” We have also entered into strategic alliance agreements with Mantaro Networks Inc. and Core Source LLC for various other components and/or design work related to our products. These relationships are all described below:

ThinKom Solutions has granted us an exclusive license to use and commercialize its antenna technologies within products operating in the 71-76 GHz and 81-86 GHz spectrum bands and agreed to design and manufacture antenna modules for our point-to-point wireless communications links within those bands. ThinKom Solutions designs and develops antennas that provide unique performance, capabilities and features for the terrestrial, stratospheric and satellite communications marketplaces. It is a nationally recognized leader in the development of high-efficiency planar antenna for millimeter wave radio frequency applications and has developed an antenna solution which uniquely enables low-cost processes and materials while at the same time achieving high efficiency in antenna performance.

We believe that ThinKom Solutions is the only company currently capable of producing up to 90% efficient antennas in the 70 and 80 GHz bands. This means that, as it passes through the antenna, less than 10% of the transmitted or received millimeter wave signal is wasted in the form of heat dissipation or as a result of signal misdirection (not being focused in the “pencil beam”). Once we incorporate the ThinKom antennas in our products, which is anticipated to occur in the second half of 2005, the level of efficiency we will be able to achieve with these antennas will be a dramatic improvement over other current antennas that are typically 40% to 50% efficient. Improving antenna efficiency from 50% to 90% greatly improves the link margin. For instance, the link margin gain from a ThinKom two-foot diameter antenna is equivalent to the link margin gain of a competitor’s three-foot diameter antenna. In addition, the cost of a ThinKom antenna is a factor of two to five times less expensive than a standard dish antenna.

Sophia Wireless designed several of the wireless design technologies used in our RF module for the GigE and pursuant to our alliance agreement with them, as last amended in December 2004, Sophia has granted us a perpetual, royalty free license to manufacture and sell these designs in our products, including on an exclusive basis until April 15, 2006, for use in our point-to-point wireless communications links within the 71-76 GHz and 81-86 GHz frequency spectrum bands. Pursuant to our amended alliance agreement with Sophia, we will now have the commercial manufacture of our RF modules handled for us by other third-party manufacturers (which eliminates for us any minimum purchase requirements associated with their manufacture). Sophia Wireless designs and develops radio frequency MEMS-based millimeter wave hybrid assemblies, components and devices for commercial, space and military applications including radio astronomy applications. It commenced its operations in 1997 designing millimeter wave products for the federal government and, in 1999, expanded its product line to include MEMS-based solutions to the wireless, opto-electronic, satellite communications and automotive markets. We believe that our strategic relationship with Sophia Wireless and the design technologies developed for, and exclusively licensed to, us by Sophia have contributed (and will continue to contribute) to what we believe to be our time-to-market competitive advantage with our products.

Mantaro Networks is a leading engineering development firm with expertise in communications “black boxes” and high-speed communications test equipment. It is providing us with design and prototyping construction services and intellectual property for certain components utilized by our products’ power supply modules, as well as the network interface modules and the core system network monitoring protocol architecture and design utilized by our products’ control modules.

Core Source LLC designs circuit boards for the modulator-demodulator circuitry used in our products’ modems (or modulator and demodulator modules). It is also providing the mechanical housing and antenna interface designs for our products’ housing modules and the mechanical designs for our products’ mounting, pointing and tracking modules.

We intend to continue to foster relationships with additional companies that can help improve our competitive position in the marketplace.

The GigaBeam transceiver unit

Each of our transceiver units is comprised of an assembly of modules (subassemblies) as outlined in the drawing below:

Network interface module

The network interface module is the connection between a GigaBeam transceiver unit and the local area or wide area network in its building. Through this module, incoming and outgoing data is exchanged between the transceiver unit and the network and, if such data is not already in the form of electrical signals, the data stream is converted to electrical signals prior to its delivery to the modem module.

Modem (modulator and demodulator) module

The modem consists of a modulator component and a demodulator component. The modulator takes the electrical signal (data stream) from the network interface and reformats it into an intermediate level radio frequency signal (a lower frequency than the 70 and 80 GHz frequencies) for processing through the up translator portion of the RF module’s frequency translator and ultimate outward transmission through the transceiver unit’s antenna module. Conversely, the demodulator takes radio signals received by the unit’s antenna from the GigaBeam transceiver unit on the other end of the link, after they have been forwarded to the demodulator from the RF module’s frequency translator (where they have been converted from the 70 to 80 GHz frequency on which they were received by the antenna to an intermediate level radio signal for transmission to the demodulator) and reformats them into pure electrical signals for delivery to the network interface module.

RF module (or millimeter wave (MM) transceiver module)

The RF module has three functions. The first function is to change, or translate, the intermediate level radio signal received from the modulator on the link transmit side to a millimeter wave frequency in the 70 GHz and 80 GHz bands and vice versa as the data stream travels towards the demodulator on the link receive side. This translation of the radio signal is performed by the frequency translator’s up translator and down translator, respectively. The second function is for the RF module to further amplify the 70 GHz or 80 GHz millimeter wave frequency on the link transmit side until it is robust enough to provide the desired performance in adverse weather conditions (accomplished through the power amplifier component of the RF module’s transmitter). For the data stream passing through the transceiver unit from the unit’s antenna (the link receive side) the radio wave signal is received and passed through a low noise amplifier in the RF module’s receiver before passing to the frequency translator. The transceiver unit’s RF module must perform both link receive and link transmit functions simultaneously since the link always operates in full duplex mode - that is at full link speed in both directions at the same time. The diplexer component of the RF module is the device that allows both the unit’s transmit and receive signals to share the unit’s antenna at the same time.

Antenna module

On the link transmit side, the antenna module receives the transmitted millimeter wave signal from the RF module, focuses the energy into a “pencil beam” and sends it across the link to the GigaBeam unit on the link’s other end. Simultaneously, on the link receive side, the antenna module receives the “pencil beam” energy coming from the transceiver unit at the other end of the link and channels it into the RF module.

Control module

The control module or “brain” of the transceiver unit keeps track of data (including size, speed and format) and synchronizes the modem for all data that the unit transmits and receives. The control module regulates the output of the RF module’s power amplifier, which it varies based upon weather conditions, and assures that the unit’s power output is always consistent with FCC power specifications. The control module also keeps track of important hardware and software parameters of the radio such as transmit power, receive power, electrical levels, temperature, etc., and transmits this information from the unit to a network operations center for monitoring purposes.

Power supply module

The power supply module receives either 110 volts AC (similar to household power) or 48 volts (a common telecommunications or computer system voltage) and converts them into the various voltages required by the unit’s modules and components. The power supply module also filters out unwanted electrical noise such as energy from lightning strikes, cell-phone base stations, television broadcast stations, pager transmitters, microwave transmitters, etc.

Housing module

The housing module encases all of the above modules in a single self-contained unit. There are no additional external electronics needed to implement a GigaBeam link. The housing module protects the sensitive electronics from the external environment.

Mounting, pointing and tracking module

The mounting, pointing and tracking module provides a means for attaching the unit housing to a pole, wall, window sill or other structure to hold the unit rigidly and pointing accurately at the unit at the other end of the link.

Our current and proposed product options

Each of our transceiver units is a compact, easily deployable product designed to enable wireless transmission of data, voice and video communication, at variable fiber optic data rates and ethernet traffic speeds.

We initiated marketing of our first product line, our WiFiber 2 series, with the introduction of a beta demonstration link in July 2004 using our WiFiber 2 GigE transceiver units. We used this demonstration link to introduce our company to the market, educate potential customers as to the efficacy of our solutions and garner initial commitments from customers. We completed the first commercial installation of our WiFiber 2 GigE product in March 2005, using it to establish a link for Microwave Satellite Technologies, Inc. in New York City between the Trump International Hotel & Tower at Columbus Circle and a residential Trump building at 180 Riverside Drive. We anticipate the commercial introduction of our WiFiber G series product line, including our next generation GigE product, the WiFiber G series GigE, as well as our new WiFiber G series OC-48 unit, during the second half of 2005 and expect our first 10 GigE and OC-192 products to be available for commercial deployment during the first half of 2006.

Our current product and currently proposed family of scalable products includes the following transceiver units:

•
GigaBeam GigE unit. Our current product, the WiFiber 2 GigE unit, transmits data at 1.25 gigabits per second. We are currently completing development of a second generation GigE unit, our WiFiber G series GigE, which will also transmit data at 1.25 gigabits per second, but which will be smaller and more cost efficient for us to produce, and anticipate that it will be available during the second half of 2005.

•
GigaBeam OC-48 unit. This product will transmit data at 2.5 gigabits per second, in conformance with OC-48 (optical carrier) standard. We anticipate that our first such product, our WiFiber G series OC-48, will be available during the second half of 2005.

•	GigaBeam 10 GigE unit. This product will transmit data at 10 gigabits per second, in conformance with the 10 GigE standard. It is anticipated to be available during the first half of 2006.

•
GigaBeam OC-192 unit. This product will transmit data at 9.953 gigabits per second, in conformance with OC-192 (optical carrier) standard. It is anticipated to be available during the first half of 2006.

In order to enhance the performance of our products and achieve greater cost savings, we will continue to seek and exploit advances in technology within the spectrum ranges in which our products currently operate as well as those in the 92-95 GHz frequency bands and, as they are opened to commercial use, higher frequencies. Accordingly, we expect to introduce new product lines from time to time in the future.

Our primary competitive advantage

We believe that the key to our success will be our focus on leading the fixed wireless industry with high levels of transceiver performance at the lowest possible cost. The primary measure of performance is “link margin.” Link margin refers to the amount of extra performance that exists in the link over and above the minimum level of link performance necessary to give the desired results in normal atmospheric conditions. Link margin serves as a buffer that can be used to overcome changing levels of rain attenuation or signal fluctuations due to antenna movement and enable maintenance of expected performance levels.

A few of the factors that tend to contribute to link margin are the levels of transmitter power and amplifier noise produced by the RF module and the efficiency of the antenna. We believe that these factors can be combined in different ways to achieve higher link margins while, at the same time, maintaining lower manufacturing costs. We believe our products will provide the highest link margins in the industry.

Transmitter power level

The output of the power amplifier, an important component of the RF module’s transmitter, is a major element in producing high link margins — the higher the output, the higher the link margin. High power is also important for maintaining link margins at higher data rates that allow communication speeds to be increased from 1 gigabit per second up to 10 gigabits per second. Currently available low-cost monolithic microwave integrated circuit (MMIC) power amplifiers, based on gallium arsenide semiconductors, provide 20 to 50 milliwatts of power. Our initial products are expected to have greater power output. We believe that our strategic relationship with our strategic partners will enable us to remain on the cutting edge of advances in power amplifier output by continuing to increase our products’ cost-effective power output.

Antenna efficiency

We believe that antenna efficiency is a very important factor in obtaining high link margins. If antenna efficiency can be improved, manufacturing and link installation costs can be significantly reduced. In general terms, the larger the antenna the higher the gain which produces greater link margin; however, the larger the antenna, the smaller the transmitted beam size which, depending on link distance, can produce link alignment difficulties.

Our strategic alliance agreement with ThinKom Solutions gives us the rights to use ThinKom Solutions’ advanced antenna technology that we believe creates up to 90% efficient antennas in the 70 and 80 GHz spectrum bands. This means that, as it passes through the antenna, as low as 10% of the transmitted or received millimeter wave signal is wasted in the form of heat dissipation or as a result of signal misdirection (not being focused in the “pencil beam”). Once we incorporate the ThinKom antennas in our products, we believe that the level of efficiency we will be able to achieve with these antennas will be a dramatic improvement over other current production antennas, which are only 40% to 50% efficient. ThinKom Solutions is the only antenna developer currently capable of designing antennas that exceed the federally mandated gain requirements and side lobe parameter requirements while at the same time meeting up to 90% efficiency. This improvement in antenna efficiency will provide greater link margins.

Amplifier noise

Amplifier noise is a major factor in higher link margin. The lower the RF module’s amplifier noise, the higher the link margins. The best amplifiers that have been produced to operate in the 70 and 80 GHz bands are designed to provide a very low level of noise. While these amplifiers provide excellent link margin, they are expensive to produce. Our initial installed product and our currently proposed additional products will use a low noise amplifier, which provides nearly comparable link margins at less cost.

Development and engineering

The markets in which we will compete are characterized by intense competition and regularly continuing evolution of technology. Our internal development and engineering team and our strategic alliance partners are focused on providing high performance, high capacity wireless communications solutions that have higher data rates and are more reliable and less costly than alternative communications solutions or competitive, similar products that may emerge.

In order to effectively compete in our markets, we intend to invest significant resources to quickly introduce and deploy our initial products, and to develop subsequent generations of our initial products and new products. Between our inception in January 2004 and March 31, 2005, we invested approximately $5,675,782 in research and development activities, most of which was devoted to completing our first product, our WiFiber 2 GigE link, for which commercial deployment commenced in March 2005, and completing the development phase of our WiFiber G series GigE and OC-48 products. Now that the necessary components and modules for the production of these products have been identified, we have outsourced the manufacture of the key components and modules to leading companies in their respective fields.

A material portion of our development and engineering efforts also will be devoted to creating designs, procedures and relationships that reduce the costs of producing our products and improve the performance of our solutions. In addition, we will focus our product development efforts on lowering the overall costs associated with ownership of our products, including those relating to the installation and maintenance of our products.

We have assembled a team of engineers with extensive experience designing and developing products similar to ours to be responsible for the design and development of our current products. Our in-house development efforts are led by our president and chief technical officer, Douglas G. Lockie and our vice president of engineering, Don E. Peck. Our in-house team has been responsible for the general design of our initial products, including defining the basic architecture of these products and their configurations and identifying and laying out the components and modules required for their production.

We enhance our internal engineering and development efforts through:

•	strategic partnerships with the producers of what we believe to be best-of-breed system components and subassemblies;

•	the advice of members of our Advisory Boards; and

•	our affiliations with teaching staff of the country’s leading academic institutions.

As necessary, we will partner with other companies to contribute to current and future product development.

Manufacturing

Manufacturing of our products will continue to be based upon a modular product design. Our strategy is to outsource manufacturing and procurement of component parts to manufacturers that have the expertise and ability to achieve the cost reductions associated with volume manufacturing and that can quickly respond to customer orders, while maintaining our high quality standards. This will allow us to focus our internal resources on developing new products.

Our engineering team is responsible for coordinating development and engineering of the modules between our strategic partners and insuring a seamless interoperability between the modules. In addition, we will be responsible for the overall integration of the system, including the final assembly of modules, components and subassemblies into finished products, as well quality control testing. Final assembly and quality control testing occurs in-house at our facility, which is currently located in Herndon, Virginia. In time, we may also elect to contract out the final assembly and testing of our products. In March 2005, we opened an engineering and manufacturing support office in Sunnyvale, California.

The ThinKom antenna modules that will be used in our products will be made at the facilities of ThinKom Solutions’ manufacturing subcontractor in California. The antennas for our initial products are being made in our Herndon facilities. The proof of concept RF modules used in our products were made for us by Sophia Wireless and we have selected an outside manufacturer to fabricate them for us. Other modules used in our transceiver units are to be provided by various vendors selected by us.

Product revenue

We have not yet recognized any meaningful revenue. We shipped our first GigE link at the end of the first quarter of 2005. We expect to ship OC-48 units in the second half of 2005. The timing of revenue recognition for our links will depend on the agreements negotiated with our customers. Generally, our initial customers will not issue binding purchase commitments and will withhold payment until our products are tested and thereby proven.

Sales and marketing; target customers

In 2004, we began the process of establishing a multi-channel distribution and sales network. We plan to sell our products directly through our internal sales force and indirectly through the distribution networks of third parties. We are supporting our sales efforts with strategic marketing relationships and public relations programs, trade shows, conferences and other marketing activities.

We began receiving orders for our GigE product and services late in the fourth quarter of 2004. These initial orders were generated by our current management and internal sales force. Our internal sales force, headed by our senior vice president of sales and marketing, is trained, technically competent and experienced in selling to our target customer base. We expect that during the first year of our commercial efforts, sales will be generated principally through this internal sales force. All members of our sales force will also be trained to be knowledgeable in the potential applications of our products and the features and advantages of our products that differentiate them from alternative solutions. As part of our internal sales efforts, we hired several sales executives responsible for commercial sales and one executive responsible for government sales. The commercial sales executives generally work in defined but not exclusive geographic sales areas. We do not anticipate developing a large internal sales force because we believe that third-party sales channels will permit us to have a larger national sales presence and allow us to scale the business more quickly and cost-effectively.

After our first year of commercial activity, we expect to become more dependent on third-party sales channels. We will use several different third-party sales channels, including systems integrators, outsourcers, value added resellers, backbone network providers and competitive local exchange carriers. These third-party sales channels will permit us to better address specific geographical markets and to leverage the marketing and distribution resources of these third parties. Our internal sales force will evolve to support these third-party sales channels as sales through these channels ramp up.

Our marketing efforts will be focused on in-house marketing, public relations and marketing communications. Our in-house marketing group will support our sales team and product engineers to define current and future products and packaging and establish strategies for market penetration. We have engaged a public relations firm to assist us in developing a public relations campaign. The focus of our marketing communications will be two-fold. It will support our third-party sales channels to sell and promote our products as well as inform the end-user about our company and products. To raise market awareness, we intend to, among other things:

•	advertise in trade publications targeted at Fortune 500 companies and, government and military magazines;

•	conduct selective direct mail campaigns;

•	issue press releases on product developments; and

•	publish technical articles.

To date, we have focused on a limited number of important trade shows in direct support of our systems integrators and value added resellers who are already attending these shows. As market opportunities and budgets permit, we will initiate our own presence at key trade shows.

We believe that our initial customers will include Fortune 500 companies and other organizations that are particularly sensitive to network resiliency such as the federal government and the U.S. Department of Defense as well as smaller enterprises and carriers who have near term requirements for fast low cost network deployments. We will also target large enterprises, universities, local governments and medical facilities that have demand for high bandwidth, require alternative access and have the discretionary funds to embrace new technology. We will approach these markets directly and through selected wireless integrators who have established customer relationships and who have committed to take a stake in the ongoing performance of the systems they design, install and support. Initial sales to large enterprises are expected to be through direct sales. Once we receive positive customer testimonials, we expect that third-party sales channels will become the primary means of selling our products. Ultimately, we believe that our primary buyers will be communications service providers such as ILECs, CLECs, ALECs, AAVs, IXCs, cable companies, satellite companies and wireless companies who must quickly and economically extend high speed circuits to reach new and existing customers, equipment providers such as network, storage and image capture companies whose products require flexible high speed access circuits, and information solutions providers such as IT outsourcers and system integrators who depend on resilient high speed access to provide solutions.

At the end of the first quarter of 2005, we opened a sales and marketing support office in Waltham, Massachusetts.

Installations and after sales service support

Our ultimate success will depend on our ability to install and provide timely, responsive support to purchasers of our equipment. In 2004, we commenced hiring an installations and after sales service support team and, at least until the end of 2005, we plan to continue to use our own employees for link installations and after sales service support. This team operates under the direction of our vice president of link operations who is responsible for link operations and maintenance and interfacing with customers after they have made purchase commitments. During 2006, we expect that the substantial portion of our link installations and after-sales support will be performed by our systems integrators and value added resellers, with our own in-house staff transitioning to a role of support, providing expertise and training to third-party personnel as needed. We also intend to engage a national firm experienced in installing wireless communications links to be available on an on-call basis to provide service support and “trouble shoot” problem links as needed.

We will have the capability of monitoring our installed links remotely, which will enable us in some cases to institute proactive service prior to the occurrence of a problem. These monitoring services will be provided to customers for a fee and will provide recurring revenue. However, we expect that the larger enterprises and government entities may elect to monitor their own links through their own information technology departments or outsourced network operations centers.

The licensing structure

The 71-76 GHz, 81-86 GHz and 92-95 GHz frequency bands are allocated to both federal government and non-federal government users on a co-primary basis, which means that both non federal government and government entities may utilize these spectrum bands, except for the 94-94.1 GHz portion, which is allocated for uses unrelated to commercial fixed wireless communications. Non-federal government entities must obtain authorization from the Federal Communications Commission (FCC) prior to utilizing the spectrum. Specifically, in order to operated in the 71-76 GHz, 81086GHz and 92-95 GHz bands, or provide services to customers, the prospective licensee must first obtain a non-exclusive nationwide license from the FCC that authorized the licensee to operate on all 12.9 gigahertz of spectrum allocated for commercial use. The licensee must then register individual point-to-point to be operated under the license. In this context, the “link” describes the wireless point-to-point communications path between two transmitter/receivers that have been configured to operate in conjunction with each other. The registration process involves coordinating the links with the National Telecommunications and Information Administration (NTIA) with respect to federal government operations; submitting to the database manager an analysis that demonstrates that the proposed link will neither cause nor receive interference relative to previously registered non-federal government users; and obtaining the necessary approvals and clearances through the FCC. Licensees may not begin operation of a link until the registration of that link has been completed.

When providing services to customers using the licensed spectrum, differenct licensing constructs may be used. For example, as a licensee the provider may utilize its non-exclusive nationwide license to operate the communications links utilized by its customers. As the licensee adds customers, it will add the necessary communications links under its nationwide license. Alternatively, a non-carrier entity could provide the equipment and expertise necessary for the end-user customer to become licensed and operate links. In this instance, the customer would obtain its own non-exclusive nationwide license and register and coordinate its own links.

On October 27, 2004, our wholly owned subsidiary, GigaBeam Service Corporation, was incorporated in Delaware. We formed this subsidiary primarily to apply for and to hold a commercial nationwide license in the 71-76 GHz and 81-86GHz frequency bands. We expect that this subsidiary may also register links in these frequencies to provide services to our customers who do not wish to hold licenses directly.

The right to operate individual point-to-point links is established by a registration process that is handled for the FCC by third-party database managers. Under its non-exclusive nationwide license, the licensee may register any number of links virtually anywhere in the United States subject to prior link coordination with the database managers and NTIA. As such, different nationwide licensees may operate links in the same geographic area, but not the same links, as other nationwide licensees. The purpose of the link coordination requirement is to ensure that the proposed link will not cause or receive harmful interference to or from any existing link previously registered in either the federal government or non-federal government databases. Once registered, equipment must be installed and operating for that link within 12 months in order to maintain the registration.

Licensing process

Step one - blanket nationwide license. Parties seeking to use the spectrum are required to file an application with the FCC for a non-exclusive nationwide license. Applicants who are approved will each be granted a single, non-exclusive nationwide license, which authorized the licensee to operate on all 12.9 gigahertz of spectrum allocated for commercial use. The license has a term of ten years after which time it may generally be renewed.

There is no limit to the number of non-exclusive nationwide licenses that may be granted for these bands. The nationwide license serves as a prerequisite for registering individual point-to-point links, which is required prior to operating a link.

We currently hold two nationwide licenses for authority to operate in the 71-76 GHz, 81-86 GHz and 92-95 GHz frequencies: call sign WQAK751 licensed to GigaBeam Corporation and call signWQBS629 licensed to our wholly-owned subsidiary, GigaBeam Service Corporation.

Step two - registration of non-federal government links; coordination. On February 8, 2005, the FCC began requiring licensees to register links to operate in the 71-76 GHz, 81-86 GHz,92-94.0 and 94.1-95 GHz frequency bands through an independent link registration system (“LRS”) that was developed and is maintained by FCC-appointed database managers. Licensees may not begin operation of a link until the registration of that link has been completed through the LRS. Licensees cannot complete link registrations through the LRS until (a) the proposed link has been coordinated with NITA with respect to federal government operations; (b) the registrant has demonstrated that the proposed link will not cause or receive harmful interference to or from any previously registered non-federal government users; and (c) the registrant has obtained any necessary approvals and clearances through the FCC. The process includes the following:

•  Coordination with federal government links. Proposed links must be coordinated with NTIA. NTIA developed an automated mechanism for determining whether a proposed non-federal government link has any potential conflict with federal government operations. This automated mechanism helps ensure that non-federal government licensees protect certain prior-registered federal government operations, radio astronomy sites and satellite earth station sites from harmful interference. Information regarding a proposed non-federal government link is entered into the NTIA automated mechanism by either the database manager or an FCC licensee in these bands.

A proposed link entered into the NTIA’s automated system will result in either a “green light ” or a “yellow light”response based on the proposed link parameters. Upon receipt of a green light, the link will be deemed to have been coordinated with the federal government and protected for a period of sixty days in the NTIA system pending completion of the registration process through the LRS process. A non-federal government licensee must receive a green light from NTIA or NTIA’s Interdepartment Radio Advisory Committee (“IRAC”) approval before a link registration can take effect for interference protection purposes. If the registration process has not been completed through the LRS by the end of the sixty days, the link must be resubmitted through the NTIA automated system for coordination with federal government operators. If a yellow light is received, the licensee must file an application for the requested link with the FCC, which in turn will submit the application to IRAC for individual coordination. When IRAC clears a proposed link, the licensee will be notified by the FCC that IRAC coordination is completed. The database managers will be provided with the status of the link coordination for purposes of completing the registration of the link.

•  Mandatory interference analyses requirement for non-federal government users. After receipt of NTIA approval, a non-federal government licensee must verify prior to operation of the link that the proposed link will not cause or receive harmful interference to or from any existing link previously registered in the non-federal government databases. Accordingly, licensees are required to submit to the database manager an analysis under the interference protection criteria for the 70/80 GHz bands that demonstrates that the proposed link will neither cause nor receive harmful interference relative to previously registered non-federal government users. If a third-party database manager determines that the proposed link will not cause or receive harmful interference, the proposed link is registered in the third party manager database. If the database manager determines that the proposed link will cause or receive harmful interference to or from any existing link previously registered, then the interference must be resolved prior to proceeding with registration. Because of the highly directional signal characteristics, the FCC expects systems operating in these bands to be able to be installed in close proximity to one another without causing harmful interference.

Link registrations that also require FCC filings. The following types of non-federal government links require the filing of an FCC application for each link for the purpose of registration and coordination, in addition to being registered in the third-party database:

•  Registrations receiving a yellow light from NTIA’s automated system;

•  facilities requiring the submission of an environmental assessment;

•  facilities requiring international coordination; and

•  operating in quiet zones.

Licensees will be required to submit to the database manager, as part of the registration package, documentation that an FCC application has been filed.

Under the permanent link registration process, the FCC provides priority of protection from interference based on the date and time of registration. The interference protection date is the date that a link registration is submitted to a database manager, even if the link registration also required further FCC filings or IRAC approval. The interference protection date could change if at any time the technical parameters of the link are changed or modified.

Through our wholly owned subsidiary, GigaBeam Service Corporation, we have commenced registering links under the FCC’s permanent link registration process.

Competition

The markets for fixed wireless systems are extremely competitive and we expect that this competition will only increase as data intensive demand increases, technological advances are made and as the new technology for the millimeter wave spectrum is developed. This increased competition could adversely affect our developing business and our operating results. The principal competitive factors affecting fixed wireless markets include, but are not limited to, price; power consumption; product miniaturization; product reliability; ease of use; product costs; product features and applications; product time to market; product certifications; changes in government regulations; brand recognition; OEM partnerships; marketing alliances; manufacturing capabilities and experience; effective distribution channels; and reputation.

With our fixed wireless products, we could be at a disadvantage to competitors, particularly Terabeam Wireless, Harris Corporation, Stratex Networks, Inc., Loea Communications Corporation, BridgeWave Communications, Inc., Proxim Corporation and Ceragon Network, Ltd., which may have broader distribution channels, brand recognition, extensive patent portfolios and more diversified product lines. Our fixed wireless products compete with other high-speed solutions such as cable modem technologies, satellite technologies, DSL, fiber optic cables and free space optics. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved greater market acceptance and penetration. We also believe that competitors are those companies that currently provide multi-point fixed wireless access by Wi-Fi (802.11a, b or g technologies) and may seek to move into the upper millimeter spectrum. Other potential competitors include those companies that offer line-of-sight MMDS or LMDS. However, if future advances in technology and the allocation of additional spectrum to either of these technologies occurs, then we could be directly competing with these types of technologies.

Many of our competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the fixed wireless markets, obtain more rapid market acceptance of their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we may eventually compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we, as a development stage company, have limited to no experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as wireless markets evolve and the level of competition increases.

Intellectual property

We believe that we must preserve and protect our products and other proprietary technology. We use proprietary technology in our business, which includes internally developed proprietary technology and specialized knowledge and technical expertise. We maintain the integrity of our technology by limiting access to it, by treating portions of it as trade secrets and obtaining confidentiality agreements from persons who are given access to it. We will continue to seek additional intellectual property and, when able, will file the necessary means to protect that intellectual property.

We intend to accumulate intellectual property rights in four ways:

•
through our rights to intellectual property already developed by our strategic partners and licensed to us for our exclusive use in the frequencies our products operate in. In these cases, we will not own the intellectual property but will have benefits similar to ownership. As of July 27, 2005, between ThinKom Solutions and Sophia Wireless, we have exclusive licenses or access to 26 patents, 47 patent applications and approximately 70 trade secrets for applications in the fields of 71-76 GHz and 81-86 GHz;

•
from developments that result from our joint development and engineering activities with our strategic partners during the term of our alliances. The intellectual property rights for these joint developments will either, as in the case of joint developments with each of ThinKom Solutions and Sophia Wireless, be jointly owned by us with the respective strategic partner and exclusively licensed to us for use in the 71-76 GHz and 81-86 GHz frequency bands, or, as in the case of joint developments with Core Source and Mantaro Networks, be owned exclusively by us;

•
by filing our own patents on innovations and business applications that our technical team develops in-house. The Company has several patent applications pending in the United States, however, to date, no patents have been granted; and

•	by acquiring patents from third parties on innovations and business applications which support our strategic efforts.

As of July 27, 2005, we have acquired three patents and filed three patent applications with the U.S. Patent and Trademark Office in the area of gigabit class millimeter wave communications technology. We have filed federal trademark registration applications with the U.S. Patent and Trademark Office for names or expressions that we use or intend to use to distinguish ourselves from others, including for “GigaBeam” and “WiFiber.”

Government regulation

Overview

The Federal Communications Commission (FCC) regulates the licensing, construction, operation, acquisition and transfer of wireless communication systems in the U.S. pursuant to the Communications Act of 1934, as amended, and the associated rules, regulations and policies promulgated by the FCC. In addition, state public utilities commissions regulate, or may seek to regulate, various aspects of wireless communications service. Regulation of the wireless communications industry is subject to change. New federal and state laws and regulations, as well as amendments to existing laws and regulations, are being considered by the Congress, the FCC, state legislatures and state public utility commissions. New or changed laws and regulations may increase the cost of providing service or require the modification of our business plans and operations.

To use licensed radio frequency spectrum in the United States, system operators must be authorized by the FCC to operate the network equipment in assigned spectrum segments, and must comply with the rules, policies and technical specifications governing the use of the spectrum adopted by the FCC. These rules and policies regulate access to the spectrum, impose technical obligations on the design and operation of networks, impose requirements on the way services are provided to customers, regulate the interconnection of our network with the networks of other carriers and impose certain fees and charges on our business that finance regulatory programs and part of the FCC’s budget.

The process of obtaining authority from the FCC to operate a wireless system on licensed spectrum within the U.S. has three stages. First, the FCC must allocate radio frequency spectrum segments to be used for a service. Second, the FCC must adopt rules and regulations to govern the operation of wireless systems in the allocated spectrum segments. Third, the FCC must issue licenses to applicants for use of the allocated spectrum. In some instances, the FCC authorizes third parties to perform certain licensing-related functions such as path coordination and database management.

Spectrum allocation

On November 4, 2003, the FCC issued its Report and Order In the Matter of Allocations and Service Rules for the 71-76 GHz, 81-86 GHz and 92-95 GHz Bands (WT Docket No. 02-146, RM-10288) (Report). On March 3, 2005, the FCC issued a memorandum Opinion a nd Order addressing a petition for reconsideration filed by the Wireless Communications Association International, Inc. seeking reconsideration of certain aspects of the Report. The FCC granted in part and denied in part the petition for reconsideration. The 71-76 GHz band is allocated to fixed, fixed-satellite (space-to-Earth), and mobile services on a primary basis. The 71-74 GHz band is additionally allocated to the mobile-satellite service (space-to-Earth) on a primary basis. The 74-76 GHz band is additionally allocated to the broadcasting and broadcasting-satellite services on a primary basis and to the space research service (space-to-Earth) on a secondary basis. The 81-86 GHz band is allocated to the fixed, fixed-satellite (Earth-to-space), mobile, and radio astronomy services on a primary basis. The 81-84 GHz band is additionally allocated to mobile-satellite service (Earth-to-space) on a primary basis and to the space research service (space-to-Earth) on a secondary basis. The 92-94 GHz and 94.1-95 GHz bands are allocated to the fixed, mobile, radio astronomy, and radiolocation services on a primary basis. The 94-94.1 GHz band is allocated to the Earth exploration-satellite (active), space research (active), and radiolocation services on a primary basis and the radio astronomy service on a secondary basis. The allocation of each of the 71-76 GHz, 81-86 GHz and 92-95 GHz spectrum segments is on a non-federal government/federal government co-primary basis (except for the Earth exploration-satellite (active) and space research (active) allocations, which are limited to federal government space borne cloud radar use), which means that both private and government entities may utilize the spectrum. Rights with regard to specific links or point-to-point paths will be established based upon the date and time of registration.

Licensing

In the Report, the FCC created a non-exclusive nationwide licensing structure for the use of the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz spectrum segments. Because of the highly directional propagation characteristics of radio frequency transmissions in these wavelengths, the FCC determined that exclusive nationwide or area-wide licenses were not necessary to prevent interference. Instead, the FCC has adopted a licensing structure under which numerous operators can receive non-exclusive nationwide licenses to operate in the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz bands.

In the Report, the FCC stated that applications for licenses to use the 71-76 GHz, 81-86 GHz, 92-94 GHz and 94.1-95 GHz bands would be assessed in accordance with FCC Form 601 (Application for Authorization in the Wireless Radio Service) and FCC rules. The initial filing date for these licenses was June 21, 2004. Point-to-point path registrations are handled through a process to evaluate potential conflicts between federal government uses and non-federal government uses. Once an applicant has received its nationwide license, point-to-point links may be submitted for registration. If the facilities needed to make use of a registered path are not operational within twelve months from the path registration date, the registration to use that particular path will be terminated.

License term and renewal

Licensees must periodically seek renewal of their licenses, which are issued for a limited period of time. Licenses in the 71-76 GHz and 81-86 GHz bands are to be issued for a ten-year term. The FCC has routinely renewed licenses for Licensees that have provided substantial service and have substantially complied with applicable FCC rules and policies during the previous license term. However, under the Communications Act, licenses may be revoked for cause, and license renewal applications can be denied if the FCC determines that renewal does not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions.

Equipment Authorization

The FCC regulates many aspects of communications devices and equipment. Certain of our equipment will be required to conform to regulatory and technical specifications established to, among other things, maintain public safety, avoid interference among users of radio frequencies and permit interconnection of equipment. In addition, we have submitting certain of our equipment for conformance evaluation, testing and approval under the FCC’s equipment authorization process.

FAA and environmental regulation

Wireless systems are also subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC’s environmental regulations, including limits on radio frequency radiation from antennas. State and local zoning, land use and historic preservation regulations also apply to tower siting and construction activities and may impose costs or cause delays in network build-out.

Transfers and assignments of wireless licenses

The Communications Act and FCC rules require the FCC’s prior approval of the assignment or transfer of control of a license for a wireless system. Before an entity can complete a purchase or sale of a license, it may be required to file one or more applications with the FCC, which must contain information as to ownership, pending litigation, and other licensees serving the market, as well as an explanation of why the transaction will serve the public interest. By law, the public is granted a period of time to comment on or oppose applications for permission to assign or transfer control of a license. Non-controlling minority interests in an entity that holds an FCC license generally may be transferred without FCC approval.

Foreign ownership

No more than 20% of an FCC licensee’s capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Foreign ownership above the 25 percent level may be allowed if the FCC finds such higher levels are consistent with the public interest. The FCC has ruled that higher levels of foreign ownership, up to 100 percent, are presumptively consistent with the public interest with respect to investors from certain nations.

Surveillance

The FCC has adopted rules that require telecommunications carriers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995 (CALEA). These rules impose a number of obligations on telecommunications carriers to upgrade existing switches and other network equipment to facilitate surveillance of call information and call content and otherwise implement new facilities with CALEA capabilities. These obligations are likely to result in increased costs for the purchase and maintenance of network equipment and software to comply with CALEA. On August 9, 2004, the FCC responded to issues raised by the United States Department of Justice, the Federal Bureau of Investigation and other law enforcement agencies, seeking to resolve various outstanding issues associated with the implementation of CALEA, with a Notice of Proposed Rulemaking and Declaratory Ruling. That proceeding could expand what types of service providers have to comply with CALEA and lead to increased costs.

Exposure to Radio Frequency Emissions

FCC rules limit the permissible level of human exposure to RF emissions from antennas used in wireless communications networks. Our products are being designed to meet these levels. On June 26, 2003, the FCC issued a Notice of Proposed Rule Making seeking to update exposure limits. Although it is not clear how, if at all, the FCC may modify RF exposure rules, modifications could require us to modify our operational specifications.

Employees

As of July 27, 2005, we had 30 employees, including 8 in engineering and manufacturing, 12 in sales and marketing, 7 in link operations, and 3 in administration. We are not a party to any collective bargaining agreement. We believe our relations with our employees to be favorable.

Facilities

Our headquarters are located at 470 Springpark Place, Suite 900, Herndon, Virginia in a flexible office space of approximately 5,397 square feet, which we are currently leasing for $5,621.88 per month. We are also subleasing the adjacent suite of 3,803 square feet for $3,308.02 per month. Commencing January 15, 2006, we will lease both suites directly from the landlord for the aggregate rental of $9,870.83 per month, increasing to $10,166.96 per month after from December 1, 2006 through the expiration of such lease in December 2007. Thereafter, we will have a one-time option to extend the lease for an additional period of five years at a monthly base rent for the extended term based on the fair market rental of the premises. These properties are used for research and development activities, engineering, corporate administration, light manufacturing of our products and network operations.

In the first quarter of 2005, we entered into a two-year lease for a 1,600 square foot engineering and manufacturing support office in Sunnyvale, California, pursuant to which we are paying rent of $2,400 per month for the first twelve months and $2,480 per month for the second twelve months. We also have an option to extend the lease for an additional year at the rate of $2,560 per month. We have also subleased, on a month-to-month basis, a 3,472 square foot sales and marketing support office in Waltham, Massachusetts at $5,207 per month.

We or our customers must obtain rooftop rights and/or building access in locations where our equipment will be installed. To date, we have entered into a limited number of rooftop licenses on targeted buildings for use on behalf of our customers. In addition to rooftop licenses, we must secure other building access rights, including access to conduits, wiring, and power from each building we propose to install our equipment and we may require construction, zoning, franchises or other governmental approvals in connection therewith. There can be no assurance that we will obtain the rooftop rights or other building access needed to successfully install our equipment.

We believe the condition of each of our leased properties to be satisfactory, suitable and adequate for our needs.

Legal proceedings

Although we believe we are not currently a party to any material litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Where you can find more information

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the securities sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and about our common stock and warrants, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. You may inspect any document we file with the SEC without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. As a result, we file periodic reports, proxy statements and other information with the SEC. After the consummation of this offering, we intend to provide access to these reports on our web site, www.gigabeam.com, at no cost. Information contained on our web site is not part of this prospectus. You may request paper copies of the filings, at no cost, by telephoning us at (571) 283-6200.

MANAGEMENT

Executive Officers And Directors

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position(s)
Louis S. Slaughter*	53	Chairman of the Board, Chief Executive Officer, Treasure and Assistant Secretary
Douglas G. Lockie+	59	President, Chief Technology Officer and Director
Thomas P. Wetmore	60	Senior Vice President of Sales and Marketing
Leighton J. Stephenson	57	Chief Financial Officer and Vice President of Finance and Administration
D. Duane Butler	48	Vice President of Link Operations
Don E. Peck	58	Vice President Engineering
Caroline Baldwin Kahl	48	Vice President, Corporate Counsel and Secretary
John E. Krzywicki	54	Vice President of Marketing, Strategy and Business Development
David A. Buckel+	43	Director
Alphonse M. Lucchese#	70	Director
General Merrill A. McPeak*	70	Director
_____________
# Class I Director whose term will expire at the annual meeting of stockholders held in 2005.
+ Class II Director whose term will expire at the second annual meeting of stockholders held in 2006.
* Class III Director whose term will expire at the third annual meeting of stockholders held in 2007.

The following is a brief description of the business experience of our executive officers, directors and director nominees for at least the past five years.

Louis S. Slaughter, a co-founder of our company, has served as our chairman of the board of directors and chief executive officer since our company was founded in January 2004. Prior to founding our company, Mr. Slaughter served from June 2001 until September 2003, as the president, chief executive officer and founder of Loea Communications Corporation, the first company to develop and deploy communications equipment in the 71-76 GHz bands (for military use). While at Loea Communications, he directed a successful petition to the FCC to adopt service rules to promote the commercial use of the 71-76 GHz and 81-86 GHz bands. From September 2000 until June 2001, Mr. Slaughter provided consulting services to numerous companies, including Trex Enterprises Corporation, the parent company of Loea. From March 1996 until August 2000, he served as the president, chief executive officer and co-founder of True Technology, Inc., a company providing test instrument systems to the medical device industry. From 1989 until 1995, Mr. Slaughter served as president, at different times, of three of Thermo Electron Corporation’s subsidiaries. Thermo Electron is a provider of high-tech instruments, scientific equipment, services and software solutions. Prior thereto, he served as chief financial officer of several subsidiaries of Bechtel Investments, Inc. Mr. Slaughter holds a bachelor of engineering degree in mechanical engineering from the University of New South Wales, Australia and a masters in business administration degree from the Harvard Business School.

Douglas G. Lockie, a co-founder of our company, has served as our president, chief technology officer and a director of our company since its formation in January 2004. From September 2003 until January 2004, he acted as an independent consultant. Mr. Lockie founded Endgate Corporation (which became Endwave Corporation in 1999), a leading component manufacturer for microwave and millimeter wave products, in August 1991. Mr. Lockie was executive vice president of Endgate/Endwave from 1993 until August 2003 and a member of the board of directors of Endgate/Endwave from August 1991 until July 2000. He served as vice president and general manager of Endgate from 1991 until 1993. He also co-founded Pacific Monolithics, Inc., a company that built microwave GaAs Ics and subsystems, worked for Watkins-johnson Company, a company that manufactures semiconductor equipment and wireless communication products and served as an officer in the U.S. Airforce working as an avionics engineer for the F-15 Eagle Fighter Program. Mr. Lockie is a nationally respected expert in millimeter wave technology. He has co-authored 14 patents in the field of microwave and millimeter wave communications components and systems. He was a member of the FCC rulemaking committee for LMDS and has served on the FCC Spectrum Application Panel. Mr. Lockie has been instrumental in introducing gallium arsenide microwave circuitry into airborne radar (the F-15) and missile systems (AIM-120 AMRAAM). He designed the millimeter wave payload for the Teledesic Satellite Phase I system (at that time Calling Communications Corporation). He has led or contributed significantly to the development of microwave and millimeter wave radios at 12, 15, 18, 23, 28, 38 and 60 GHz. He is presently chair of the Wireless Communication Association “Above 60 GHz Spectrum Initiative.” Mr. Lockie received a bachelor of science degree in electrical engineering from Montana State University.

Thomas P. Wetmore has served as our senior vice president of sales and marketing since our company was founded in January 2004. From October 2001 until December 2003, he was a consultant to numerous companies, including Loea Corporation, a producer of millimeter wave transceivers, and Lightbridge Corporation, a leading wireless information services company. From September 2000 until September 2001, he was director of strategic sales and alliance for Netigy Corp., a consulting company that specialized in optimizing the performance and security of solutions based on managed intranet and extranet infrastructures. Mr. Wetmore founded an e-commerce clearing house company, Itche.com, in October 1999. He served as vice president, strategic relations of Itche.com until August 2000. From 1991 until September 1999, Mr. Wetmore served in various positions, including most recently as vice president, wireless sales, at EDS Communications Industry Group, a strategic business unit of EDS, a company that provides a broad portfolio of business and technology solutions internationally. Mr. Wetmore received a bachelor of science degree in marketing from Syracuse University.

Leighton J. Stephenson has served as our chief financial officer and vice president of finance and administration since June 2005. For the two years prior to joining us, Mr. Stephenson acted as a financial consultant, including for the financial consulting firms of Jefferson Wells Inc., from March 2005 until June 2005, and Sirius Solutions, from July 2004 to February 2005, where he served as a contract-basis chief financial officer and oversaw various financial projects, such as merger and acquisition due diligence and Sarbanes-Oxley compliance evaluations and documentation, for various of the firms’ clients. Prior thereto, Mr. Stephenson served, from September 2000 to April 2003, as chief financial officer and vice president, finance and administration for P-Com, Inc., a worldwide supplier of broadband wireless systems, and, from 1993 to 2000, as chief financial officer, treasurer and secretary of Vallen Corporation, a Texas-based company engaged in the manufacture and distribution of industrial safety products and related services throughout North America. Mr. Stephenson earned a B.S. degree in accounting from Louisiana State University and an M.B.A. in finance from Pepperdine University and is a CPA.

D. Duane Butler has served as our vice president of link operations since June 2004. Prior thereto, he served as senior vice president - network engineering from October 1999 until January 2004 and as vice president - network operations from September 1995 until October 1999 of Fidelity Investments, a mutual fund company. From 1979 until 1995, he served as manager - SABRE networks formerly a division of American Airlines. Mr. Butler received a bachelor of science degree in business from Northeastern Oklahoma State University.

Don E. Peck has served as our vice president of engineering since June 2004. Prior thereto, he served as director, RF-micro-millimeter wave engineering and RF manufacturing technologies from January 2001 until May 2004 and director, microwave components from August 1996 until December 2000, of Harris Corporation, an international communications equipment company focused on providing product, system, and service solutions for commercial and government customers. From 1980 until 1996, he held various positions at Watkins-johnson Company, a company that manufactures semiconductor equipment and wireless communication products. At Watkins-johnson, Mr. Peck led the team that engineered and then transitioned to production of the AIM-120 AMRAAM missile front end. Mr. Peck received a bachelor of science degree in electrical engineering and a master of science degree in electrical engineering from the University of Illinois and the degree of electrical engineer (professional degree) from the University of Michigan.

Caroline Baldwin Kahl has served as our vice president, corporate counsel and secretary since November 2004. In April 2003, Ms. Kahl co-founded a privately-held woman-owned enterprise providing engineering, installation and commissioning services to wireline and wireless telecommunications companies. From February 2000 to March 2003, Ms. Kahl served as vice president, general counsel and secretary of P-Com, Inc., a developer and manufacturer of microwave and millimeter wave radios. From August 1994 until February 2000, she served as general counsel with P-Com Network Services, Inc., a wireless telecommunications installation and service company, and its predecessor company, Columbia Spectrum Management, a consulting firm providing wireless engineering and program management services to the personal communications services industry. She practiced law in the Washington, D.C. offices of Bryan Cave, LLP from August 1986 until August 1994. Ms. Kahl received her juris doctorate degree from Catholic University and a bachelor of arts degree with high honors from Connecticut College.

John E. Krzywicki has served as our vice president of marketing, strategy and business development since July 8, 2005 on a part time basis and will serve full time commencing August 3, 2005. Prior thereto, he served as president of TMNG Strategy, a company providing strategic consulting services to the telecommunications industry, since August 2003 and served as its vice president from March 2002 to August 2003. In January 1989, he founded Cambridge Strategic Management Group, a company providing strategic consulting services to the telecommunications industry, and served as its president until June 1999 after which he provided part time consulting services while on a personal sabbatical until March 2002. Mr. Krzywicki received his juris doctorate degree from Harvard University and a bachelor of science degree in economics from the Massachusetts Institute of Technology.

David A. Buckel, a certified management accountant, has served as a member of our board of directors since the consummation of our initial public offering in October 2004. He has served as chief financial officer of Internap Network Services Corporation, a company that provides route control technology and offers high-performance IP solutions for business-critical applications, since May 2004 and served as its financial vice president from July 2003 until May 2004. Prior thereto, he served as senior manager and president of AJC Finance and Market Group, a corporate acquisition consulting group, from November 2002 until June 2003. He also served as senior vice president and chief financial officer of Interland, Inc., a web hosting and online services company, from March 2001 until November 2002. Mr. Buckel served as senior vice president and chief financial officer of Applied Theory Corporation, an internet services company, from 1995 until March 2001. He currently serves as a director of Trinity Partners Acquisition Company. Mr. Buckel received his master in business administration degree in finance and operations management from Syracuse University and bachelor of science degree in accounting from Canisius College.

Alphonse M. Lucchese has served as a member of our board of directors since the consummation of our initial public offering in October 2004. He served as president and chief executive officer of Concerto Software, Inc. (formerly Davox Corporation), a provider of contact center solutions that help companies better manage customer interactions via voice, email, the Web and fax, from July 1994 until November 2000 and as chairman of the board from July 1994 until March 2004. Prior thereto, he served as president and chief executive officer of Iris Graphics, Inc, a manufacturer of color ink jet printers, from April 1987 until July 1994. Mr. Lucchese was awarded an honorary doctorate’s degree from Bentley College in May 2004. He received a bachelor of science degree in accounting from Bentley College.

General Merrill A. McPeak has served as a member of our board of directors since the consummation of our initial public offering in October 2004. He has served as president of McPeak and Associates, a management consulting firm, since 1995. General McPeak entered the air force in 1957 and served in various positions throughout his tenure. From October 1990 until October 1994 he was chief of staff of the U.S. Air Force. He also served as commander-in-chief, pacific air forces from 1988 until 1990, commander, twelfth air force from 1987 until 1988 and deputy chief of staff, programs and resources from 1985 until 1987. He serves as director of Tektronix, Inc., Health Sciences Group, Inc., Del Global Technologies Company and several private companies. He received a bachelor of arts degree in economics from San Diego State College and a master of science degree in international relations from George Washington University.

Other key personnel

Robert A. Sutherland, 50, has served as our director of engineering since January 2004. Mr. Sutherland was a consultant for numerous companies from October 2003 until he joined us. Prior thereto, Mr. Sutherland served as principal engineer for BitBlitz Communications Inc., a semiconductor company building integrated circuits for the fiber-optic market, from September 2002 until October 2003. Mr. Sutherland was a member of the technical staff responsible for the RF portion of a design for tracking services for Wheels of Zeus, Inc., a company developing a wireless network combining global positioning system and wireless technologies, from February 2002 until August 2002. He served as senior systems engineer for Blaze Networks, Inc., a fiber-optic transceiver company specializing in coarse wavelength division multiplexing solutions, from August 1999 until February 2002. He co-founded Ashtech, Inc., a company that produced global positioning system equipment, and served as its senior RF engineer. He also served as senior RF engineer for MicroUnity Systems Engineering, Inc., a semiconductor company, and senior RF engineer for Trimble Navigation Ltd., a company that produces global positioning system technology. With an extensive background in signal processing and microwave design, Mr. Sutherland has worked in several fields including coarse wavelength division multiplexer optical transceivers, cable modems, global positioning systems, and electronic warfare. Mr. Sutherland holds three patents in the field of signal processing. Mr. Sutherland received a bachelor of science degree in electrical engineering from the University of California at Berkeley.

Scott Wetenkamp Ph.D, 56, has served as an engineering consultant to us since February 2004. Dr. Wetenkamp has served as president of SCEAN, a sole proprietor consulting company, since September 1986. From May 1999 until December 2001, he served as vice president of Micro Lambda Wireless, Inc., a microwave sources company. Prior thereto, he served as a senior member of the technical staff of Pacific Monolithics, Inc., a company that built microwave GaAs Ics and subsystems, from 1991 until 1993. He is vice chair of the 2006 International Microwave Symposium for the Microwave Theory and Techniques Society of the Institute of Electrical and Electronics Engineers and serves on the administrative committee of the Microwave Theory and Techniques Society of the Institute of Electrical and Electronics Engineers. He holds one patent in the field of microwave power detection. Mr. Wetenkamp received a bachelor of science degree, a master of science degree and a doctorate degree, all in electrical engineering and from the University of Illinois.

Keyman life insurance

We maintain keyman life insurance on the lives of Messrs. Slaughter and Lockie in the amounts of $5,000,000 and $2,000,000, respectively.

Board composition and compensation

Our certificate of incorporation provides that the number of directors serving on our board of directors be between five and nine as determined by our board of directors. Our board of directors is currently comprised of five directors that is divided into three classes as nearly equal in size as possible, serving staggered three year terms: Class I, whose term will expire at the next annual meeting of stockholders to be held in 2005; Class II, whose term will expire at the annual meeting of stockholders to be held in 2006; and Class III, whose term will expire at the annual meeting of the stockholders to be held in 2007. The Class I director is Mr. Lucchese, the Class II directors are Messrs. Buckel and Lockie and the Class III directors are Messrs. McPeak and Slaughter. At each annual meeting of stockholders, beginning with our 2005 annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Our directors, who are also employees, do not receive any additional compensation for their services as directors. During the year ended December 31, 2004, our non-employee directors each received $1,000 for their services as directors and were reimbursed for reasonable travel expenses in attending meetings. For fiscal year 2005, we expect that our non-employee directors will receive up to $1,000 for each board of directors meeting attended and reimbursement for reasonable travel expenses in attending meetings.

In connection with their appointment to our board of directors, Messrs. Buckel, Lucchese and McPeak were each granted stock options to purchase 45,000 shares of our common stock at an exercise price of $5.05 per share. These options vest at the rate of one-third per year over three years, subject to 100% vesting commencing six months after a change of control as defined in the stock option agreements.

Board committees

The board of directors maintains an audit committee, a nominating and corporate governance committee and a compensation committee. The current members of each of these committees are Messrs. Buckel, Lucchese and McPeak. Our board of directors has determined that Mr. Buckel is the audit committee “financial expert,” as that term is defined under applicable SEC rules and NASD Marketplace Rules, serving on our audit committee. Our board of directors adopted an audit committee charter in the first quarter of 2005.

Executive compensation

Summary compensation table

The following table provides certain information summarizing the compensation earned for services rendered in all capacities to us and our subsidiary for the fiscal year ended December 31, 2004, our only fiscal year to date, by (i) our chief executive officer, and (ii) each of our three other most highly compensated executive officers, who were executive officers on December 31, 2004 and whose salary and bonus during 2004 was in excess of $100,000. These four executive officers are sometimes referred to in this prospectus as “named executive officers.” No other executive officer or employee earned compensation from us in excess of $100,000 during 2004.

	Annual compensation		Long-term compensation awards
Name and principal position	Year	Salary	Securities underlying options (#)
Louis S. Slaughter, Chief Executive Officer	2004	$240,384	-
Douglas G. Lockie, President, Chief Technical Officer	2004	$216,346	-
Thomas P. Wetmore, Senior Vice President of Sales and Marketing	2004	$176,923	-
Don E. Peck, Vice President of Engineering	2004	$103,173	57,200 (1)
_________________

(1)	Mr. Peck also received an option to purchase 57,200 additional shares of common stock in May 2005 with an exercise price of $7.15 per share.

Option grants in 2004

The following table sets forth the options granted by us to the “named executive officers” for the year ended December 31, 2004:

	Number of securities underlying	% of total options granted to	Individual grant
Name	options granted	employees during year	Exercise price ($/Sh)	Expiration date
Louis S. Slaughter	_	_	_	_
Douglas G. Lockie	_	_	_	_
Thomas Wetmore	_	_	_	_
Don E. Peck	57,200 (1)	19.2%	$5.05	04/29/14
_________________

(1)
This option vests in four equal installments of 25% on April 29 of each of the years 2005, 2006, 2007 and 2008, subject to forfeiture under certain conditions and to 100% vesting commencing six months after a change of control as defined in the stock option agreement.

Aggregated option exercises in last fiscal
year and fiscal year-end option values

The following table discloses the options that were exercised by the “named executive officers” during 2004 and the value of their remaining unexercised options at December 31, 2004:

	Share acquired	Value realized	Number of securities underlying unexercised options at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004 (1)
Name	on exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Don E. Peck	-	$ -	-	57,200	$ -	$111,540
_______________

(1)	The value of each option is based on $7.00, the last reported sales price of our common stock reported by the OTC Bulletin Board on December 31, 2004, less the exercise price payable for such shares.

Employment Agreements

We entered into employment agreements with Messrs. Slaughter, Lockie and Wetmore effective upon the consummation of our initial public offering in October 2004 and an employment agreement with Mr. Peck in May 2004. Each employment agreement establishes, among other things, base salary levels at amounts designed to be competitive with executive positions at similarly situated companies. Under their employment agreements, Messrs. Slaughter, Lockie, Wetmore and Peck are entitled to receive annual base salaries of $250,000, $225,000, $200,000 and $185,000, respectively. These annual base salaries will be reviewed annually and may be increased by the board of directors or compensation committee. In addition to their base salaries, each executive is eligible to participate in any bonus plans or incentive compensation programs that we may establish from time to time.

We may be obligated to make severance payments to these executives under their employment agreements. Pursuant to their employment agreements, we may terminate the agreements for cause at any time and without cause upon 30 days written notice. Any of these executives may terminate his employment agreement for good reason, upon 60 days written notice, if his duties are substantially altered or reduced, his salary is reduced or we materially breach his agreement. If we terminate the employment of the executive without cause or if the executive terminates his agreement for good reason, we must pay the executive his base salary for a severance term of eighteen months in the case of Messrs. Slaughter and Lockie and twelve months in the case of Messrs. Wetmore and Peck; provided, however, that in order to receive the severance payment, the executive officer must sign a general release.

Each of the employment agreements contains restrictive covenants to protect us for non-competition, non-solicitation/non-piracy and non-disclosure during the term of the agreement and for a period of two years after its termination or expiration and requires us to indemnify the executive for liability incurred as a result of acts performed by him in his capacity as an officer of the company, including reasonable legal expenses.

2004 Stock Option Plan

The purpose of our 2004 stock option plan is to provide additional incentives to our officers, other key employees, directors and important consultants by encouraging them to invest in shares of our common stock, and thereby acquire a proprietary interest in us and an increased personal interest in our continued success and progress.

At December 31, 2004, the aggregate number of shares of our common stock that could be issued under our 2004 stock option plan was 500,000. On March 25, 2005, the compensation committee of our Board of Directors approved an amendment to the 2004 Stock Option Plan, which increased the number of shares of common stock available for issuance under our 2004 stock option plan from 500,000 to 1,100,000.

Notwithstanding the foregoing, in the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or similar circumstances as determined by the committee administering our 2004 stock option plan in its sole discretion, the aggregate number and kind of shares which may be issued under the plan shall be appropriately adjusted in a manner determined in the sole discretion of the committee. Reacquired shares of our common stock, as well as unissued shares, may be used for the purpose of our 2004 stock option plan. The shares of our common stock subject to options, which have terminated unexercised, either in whole or in part, shall be available for future option grants under the plan.

All of our officers and key employees are eligible to receive options under our 2004 stock option plan. All of our directors and important consultants are also eligible to receive options under our 2004 stock option plan. The individuals who are to receive options shall be selected by the committee administering the 2004 stock option plan. No individual may receive options under our 2004 stock option plan for more than 80% of the total number of shares of our common stock authorized for issuance under the plan.

As of July 27, 2005, options to purchase 842,300 shares of common stock were outstanding under our 2004 stock option plan. Accordingly, as of July 27, 2005, the total number of shares for which additional options could be granted under the plan was 257,700.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Advisory board

In addition to our management team and directors, we have, primarily as a result of our founders’ reputation, been able to assemble a team of highly qualified and respected individuals to act as advisors to our senior management. To assist us in our initial product commercialization and transition from a development stage company to an operating company, we have formed an advisory board. The advisory board advises senior management on:

•	issues of business development, corporate strategy and financial management;

•
matters involving product definition, technical issues relating to customer interface of our products with customer networks, product deployment strategies, product installation, product service and general matters relating to the market for our products; and

•	matters pertaining to research, development and testing, as well as the commercialization of our products.

All of our members have contributed, and will continue to contribute, a significant amount of their time and resources to our future success. From time to time we have and may continue to compensate the members of our advisory board with stock options issued pursuant to our 2004 stock option plan and/or cash.

The following is a brief description of the business experience and background of each of our advisory board members:

Abbot Gilman is an entrepreneur and advisor to venture funds and emerging technology companies. Mr. Gilman was the co-founder, director and chief operating officer of Broadband Access Systems, Inc., which in September 2000 was acquired by ADC Telecommunications, Inc., a company that supplies network equipment, software solutions and integration services for broadband, multi service networks. Prior to co-founding Broadband Access Systems, he was a principal and vice president of marketing and sales at Applied Network Technology, Inc., which in May 1995 was acquired by Fore Systems, Inc. He was a director of marketing at Fore Systems where he successfully launched Fore’s Ethernet Switch product line before it was acquired in June 1999 by Marconi Corporation plc, a global communications and information technology company. Mr. Gilman spent 17 years at Digital Equipment Corporation in management and marketing roles. He is a frequent speaker at telecommunications industry conferences and events. He holds a bachelor of science degree in business administration with honors from Northeastern University and a master of business administration degree from Babson College.

Craig Hinkley is the senior vice president technology and operations, network architecture and strategic direction for Bank of America. He has over 12 years experience in the communications industry and is recognized as a technical expert in a wide range of data communication, computer network technologies, network protocols, services and applications. At Bank of America he is responsible for its Network Infrastructure throughout the United States. In this role, Mr. Hinkley and his team are responsible for establishing network architectures for voice and data networks to support Bank of America’s strategic business plan. A key function is also analyzing the appropriate direction of network architecture, standards and systems in light of changing business priorities, business strategies and competitive market forces with the goal of decreasing total cost of ownership, improving service, improving process and decreasing time to market through technology innovation. He holds a bachelor of information technology degree from Swinburne University of Technology, Australia.

Edwin F. Johnson, PhD, is a consultant for various companies on thermal, mechanical and metallurgical problems and is pursuing the application of integral transforms to thermal analysis and potential theory. Mr. Johnson was a start-up employee at Endgate Corporation. While with Endgate, he invented flipchip assembly combined with coplanar waveguide and was awarded a number of patents related to this technology and developed flipchip assembly processes. He performed thermal, mechanical and metallurgical analyses in support of Endgate’s products. Mr. Johnson also helped to found Cougar Components Corp., a company that designs and manufactures RF and microwave cascadable amplifiers and subsystems for signal processing equipment operating in the 100 kHz to 20 GHz range, and served on its board of directors. At Cougar Components, he invented a display technology using ultrasonic lamb waves and fully developed the theory and assisted in setting up the assembly processes for this device.

Mr. Johnson also co-authored a patent covering this display concept. He held a post-doctoral position in the electrical engineering department at Cornell University where he investigated the microwave and optical properties of gunn diodes and the growth of gallium arsenide. Mr. Johnson received a bachelor of arts degree in physics with a minor in mathematics from the University of Utah, where he graduated Phi Beta Kappa and a doctorate degree in physics from Cornell University.

David Rutledge, PhD, is the Tomiyasu Professor of Electrical Engineering at California Institute of Technology. He is director of Caltech’s Lee Center for Advanced Networking. His research has been in integrated-circuit antennas, active quasi-optics, computer-aided design, and high-efficiency power amplifiers. He has won the Microwave Prize, the Distinguished Educator Award of the Microwave Theory and Techniques Society, the Teaching Award of the Associated Students of California Institute of Technology, the Doug DeMaw award of the American Radio Relay League, the Third Millennium Award of the Institute of Electrical and Electronics Engineers, and he is a fellow of the Institute of Electrical and Electronics Engineers. He was an editor of the Transactions on Microwave Theory and Techniques, and a Distinguished Lecturer of the Institute of Electrical and Electronics Engineers’ Antennas and Propagation Society. He is author of the electronics textbook, The Electronics of Radio, published by Cambridge University Press, and co-author of the microwave computer-aided-design software package. He received a bachelor of arts degree in mathematics from Williams College, a master of arts degree in electrical sciences from Cambridge University, and a doctorate degree in electrical engineering from the University of California at Berkeley.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of our common stock as of July 27, 2005 by each of the following persons:

•	each of our directors;

•	each of our “named executive officers” (see “Management - Executive compensation”);

•	All of our executive officers and directors, as a group; and

•	each person known by us to beneficially hold five percent or more of our common stock.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock subject to options, warrants or convertible notes that are currently exercisable or exercisable within 60 days as of July 27, 2005 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person.

Percentage ownership of common stock is based on 4,883,840 shares of our common stock outstanding as of July 27, 2005. The address for each executive officer and director of the Company is c/o GigaBeam Corporation, 470 Springpark Place, Suite 900, Herndon, Virginia 20170.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Ownership of Common Stock
Louis S. Slaughter	1,125,495 (1)	22.9%
Douglas G. Lockie	1,089,278 (2)	22.3%
Thomas P. Wetmore	172,500	3.5%
Don E. Peck	21,800 (3)	*
David A. Buckel	-0- (4)	-0-
Alphonse M. Lucchese	-0- (4)	-0-
Merrill A. McPeak	8,500 (5)	*
Ameristock Corp., Wainwright Holdings, Inc. and Nicolas D. Gerber	595,050 (6)	12.2%
Harvey Silverman	520,172 (7)	9.8%
Edward S. Gutman	343,864 (8)	6.6%
Phillips W. Smith Family Trust	271,000 (9)	5.5%
All directors and executive officers as a group (11 persons)	2,450,873(10)	49.3%
___________________
*    Less than 1%

(1)
Includes 150,000 shares of common stock held by Bittersweet Holdings LLC and 30,000 shares underlying May 2005 warrants. Mr. Slaughter also owns 300 shares of our 10% Series A redeemable preferred stock.

(2)	Includes 7,200 shares underlying May 2005 warrants. Mr. Lockie also owns 72 shares of our 10% Series A redeemable preferred stock.

(3)
Includes 7,500 shares underlying May 2005 warrants and 14,300 shares underlying options that are exercisable within 60 days as of July 27, 2005.  Does not include 100,100 shares underlying options that are not exercisable within 60 days as of July 27, 2005. Mr. Peck also owns 75 shares of our 10% Series A redeemable preferred stock.

(4)	Does not include 45,000 shares underlying options that are not exercisable within 60 days as of July 27, 2005.

(5)
Includes 5,000 shares underlying IPO warrants and 1,000 shares underlying May 2005 warrants. Does not include 45,000 shares underlying options that are not exercisable within 60 days as of July 27, 2005. General McPeak also owns 10 shares of our Series A redeemable preferred stock.

(6)
According to a Schedule 13G filed by Ameristock Corporation, Wainwright Holdings Inc. and Nicholas D. Gerber with the SEC on October 29, 2004, the shares of common stock reported herein as beneficially owned are owned directly by Ameristock Corporation, an investment adviser, for its own account. Because Ameristock Corporation is a wholly-owned subsidiary of Wainwright Holdings, Inc., Wainwright Holdings, Inc. beneficially owns the shares of our common stock that are directly owned by Ameristock Corporation. In addition, because Mr. Gerber is a 42% shareholder of Wainwright Holdings, Inc. (jointly, with his spouse) and may exercise investment power with respect to the shares of our common stock owned by Ameristock Corporation, Mr. Gerber may be deemed to beneficially own the shares of common stock owned by Ameristock Corporation. Mr. Gerber expressly disclaims such beneficial ownership, except to the extent of his indirect pecuniary interest. The address of Ameristock is post office box 6919, Morago, CA 94570. The address of Wainwright Holdings, Inc. is 103 Foulk Road, Suite 202, Wilmington, DE 19803. The address of Nicholas D. Gerber is post office box, Morago, CA 94570.

(7)
According to a Schedule 13G filed by Mr. Silverman with the SEC on March 22, 2005, of the 520,172 shares beneficially owned by him: (i) 116,600 shares are owned by Silverman Partners, LP, a limited partnership of which he is general partner (“SP”); (ii) 189,286 shares are issuable to SP upon exercise of warrants owned by it; (iii) 89,286 shares are issuable to Silverman Partners Class D L.P. (“SPD”), a limited partnership of which Mr. Silverman is general partner, upon the exercise of warrants owned by it; (iv) 62,500 shares are issuable upon conversion of a promissory note owned by SP and (v) 62,500 shares are issauble upon conversion of a promissory note owned by SPD. The business address of Mr. Silverman is c/o Silverman Partners, LP, 888 Seventh Avenue, New York, NY 10106.

(8)
According to a Schedule 13G filed by Mr. Gutman with the SEC on March 22, 2005, of the 343,864 shares owned by him: (i) 20,000 shares are owned by him individually; (ii) 155,714 shares are issuable to him upon exercise of warrants owned by him; (iii) 25,000 shares are issuable upon conversion of promissory notes issued to him; (iv) 1,700 shares are owned by the Gutman Family Foundation (the “Foundation”), of which Mr. Gutman is the President and, as President, he has sole dispositive and voting power over the shares held by the Foundation; (v) 70,914 shares are issuable to the Foundation, upon exercise of warrants owned by it; (vi) 25,000 shares are issuable to the Foundation upon conversion of a promissory note issued to it; (vii) 26,786 shares are issuable to the HRG Trust, a trust for the benefit of Mr. Gutman’s adult children and for which investment decisions are directed by him (“HRG Trust”), upon exercise of warrants and (viii) 18,750 shares are issuable to the HRG Trust upon conversion of a promissory note issued to it by the Company. Mr. Gutman’s address is 888 Seventh Avenue, 17th Floor, New York, NY 10106.

(9)
According to a Schedule 13G filed with the SEC on June 27, 2005 by the Phillips W. Smith Family Trust (the “Smith Trust”) and Phillips W. Smith, the shares of common stock reported herein as beneficially owned are owned directly by the Smith Trust and include 71,000 shares issuable upon exercise of May 2005 warrants. Because Mr. Smith is a trustee of the Smith Trust and has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by such trust, Mr. Smith may also be deemed to beneficially own these shares.

(10)
Includes 50,700 shares underlying May 2005 warrants, 12,000 shares underlying IPO warrants and 28,600 shares that are issuable upon the exercise of options that are exercisable within 60 days as of July 27, 2005. Does not include 448,000 shares underlying options that are not exercisable within 60 days as of July 27, 2005.

RELATED PARTY TRANSACTIONS

We entered into a note and warrant purchase agreement, dated January 26, 2004 and amended on April 19, 2004, with Ameristock Corp., which became one of our principal stockholders upon the consummation of our initial public offering. Upon execution of the agreement, we received $1,000,000 in financing from Ameristock and issued to Ameristock a $1,000,000 convertible note and warrants to acquire 40,000 shares of our common stock at an exercise price of approximately $.001 per share.

On April 19, 2004, we entered into another note and warrant purchase agreement with Ameristock, which provided for its funding to us of $1,500,000 in four installments, including $900,000 in April 2004 and $200,000 in each of May, June and July 2004. We issued notes identical to those issued in connection with the January 2004 Ameristock financing to evidence all of these loans. In addition, we issued to Ameristock warrants to purchase 60,000 shares of our common stock in connection with the April 2004 installment financing, all at an exercise price of approximately $.001 per share.

Upon consummation of our initial public offering, all $2,500,000 principal amount of the notes issued to Ameristock was automatically converted into an aggregate of 495,050 shares of our common stock at the rate of $5.05 per share and all of Ameristock’s warrants were exercised for an aggregate of 100,000 shares of common stock. We paid all of the accumulated but unpaid interest accrued on the Ameristock notes in cash upon the consummation of our initial public offering.

In connection with our $1.0 million bridge loan financing in September 2004, Ameristock guaranteed our repayment of the bridge notes, which guarantee was secured by all of the shares of our common stock beneficially owned by Louis S. Slaughter, our chief executive officer, chairman and co-founder. Both Ameristock's guarantee and Mr. Slaughter’s pledge of shares securing it terminated upon the consummation of our initial public offering, as all of the bridge notes were repaid at that time from the proceeds of that offering. In consideration for Ameristock's guarantee of the bridge notes we paid it $50,000.

In connection with the $2.5 million note financing we completed in February 2005, each of Mr. Slaughter and Douglas A. Lockie, our president, personally pledged 540,993 of his shares of our common stock as partial security for our obligations under the 8% senior convertible notes due January 2011 that were issued by us in that financing.

In connection with the private placement of our 10% Series A redeemable preferred stock and May 2005 warrants, Mr. Slaughter purchased 300 preferred shares and 30,000 May 2005 warrants from us for $211,500 in June 2005, and, in July 2005, Mr. Lockie purchased 72 preferred shares and 7,200 May 2005 warrants from us for $50,760, Don E. Peck, our vice president of engineering, purchased 75 preferred shares and 7,500 May 2005 warrants from us for $52,875, John E. Krzywicki, our vice president of marketing, strategy and business development, purchased 50 preferred shares and 5,000 May 2005 warrants from us for $35,250 and General McPeak, one of our directors, purchased 10 preferred shares and 1,000 May 2005 warrants from us for $7,050.

We issued a total of 12,000 shares of our common stock to the shareholders of Social Fabric Corporation, including 83 shares to Mr. Lockie, as consideration for our purchase of a patent from such entity on July 11, 2005.

DESCRIPTION OF SECURITIES

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of July 27, 2005, there were 4,883,840 shares of our common stock outstanding held of record by 23 stockholders and 11,277 shares of our 10% Series A redeemable preferred stock outstanding held of record by 119 stockholders. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated bylaws, which we have previously filed with the Securities and Exchange Commission.

Common stock

Our common stock is currently publicly traded and quoted on the OTC Bulletin Board under the symbol “GGBM.”

Subject to the rights specifically granted to holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our board of directors. Our common stockholders do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in this offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred stock

General

We have one outstanding class of preferred stock, our 10% Series A redeemable preferred stock described below. Our board of directors may from time to time authorize the issuance of one or more additional classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

10% Series A redeemable preferred stock

Pursuant to the Certificate of Designation for our 10% Series A redeemable preferred stock filed with the Secretary of State of the State of Delaware on May 10, 2005, each share of our Series A preferred stock has a stated value of $700 per share. Dividends on the shares are payable, at the rate of 10% per year, semi-annually, in arrears, commencing November 15, 2005, in either, at our option, cash or shares of our common stock valued for such purpose at the volume weighted average per-share price of the common stock for the ten most recent trading days on which the common stock trades ending five business days prior to the applicable dividend payment date. In the event we conduct a subsequent financing with gross proceeds of $30 million or more, holders of the Series A preferred shares will have the right to exchange all or a portion of their then outstanding shares of Series A preferred into securities identical to those issued in such financing, at an exchange rate per Series A preferred share equal to the then-applicable per-share redemption price of the Series A preferred shares. Prior to such time as we complete a financing with gross proceeds of $30 million or more, the outstanding shares of our Series A preferred are redeemable, at our option, at any time, and, following the completion of such a financing, any Series A preferred shares still outstanding will be mandatorily redeemed, in accordance with the terms of the Certificate of Designation. In the event we were to liquidate, dissolve or wind up, the holders of the then outstanding shares of Series A preferred will be entitled to receive, in preference to the holders of our common stock, an amount equal to the aggregate stated value of their shares plus all accrued and unpaid dividends thereon.

IPO warrants

As of July 27, 2005, we had 1,252,500 IPO warrants outstanding. Our IPO warrants are currently publicly traded and quoted on the OTC Bulletin Board under the symbol “GGBMW.” Each IPO warrant entitles the registered holder thereof to purchase one share of our common stock at a price of $5.05, subject to adjustment in certain circumstances, at any time until 5:00 p.m. Eastern Time, on October 13, 2009.

We may redeem the IPO warrants upon the consent of HCFP/Brenner Securities, LLC, the underwriter of our initial public offering, at any time upon notice of not less than 30 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 15 trading days ending on the third business day prior to the day on which we give notice has been at least 150% (currently $7.58) of the then effective exercise price of the warrants. The holders of the IPO warrants have the right to exercise their warrants until the close of business on the date fixed for redemption. The IPO warrants have been issued in registered form under a warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities, LLC dated October 14, 2004. The exercise price and number of shares or other securities issuable on exercise of the warrants are subject to adjustment in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event; however, the IPO warrants are not subject to adjustment for our issuance of shares at prices below the exercise price of the warrants. Reference is made to the October 2004 warrant agreement, which we have previously filed with the Securities and Exchange Commission, for a complete description of the IPO warrants’ terms and conditions. The IPO warrant holders do not have the rights or privileges of holders of shares.

February 2005 warrants

As of July 27, 2005, we had 491,072 February 2005 warrants outstanding, including 44,643 issued as placement agent compensation in connection with our 8% convertible note financing. Our February 2005 warrants are currently private warrants governed by the terms of the private warrant certificates originally issued to the selling security holders in connection with the 8% convertible note financing we completed in February 2005. We have agreed to use our best efforts to have the February 2005 warrants listed on the OTC Bulletin Board promptly. However, despite such efforts, there is no assurance that a market maker will ever file an application to commence quotation of the February 2005 warrants on the OTC Bulletin Board. If and when the February 2005 warrants are quoted on the OTC Bulletin Board they will become publicly tradeable warrants and subject to a public warrant agreement by and among us, Continental Stock Transfer & Trust Company, as warrant agent, and HCFP/Brenner Securities, LLC (which acted as placement agent for us in connection with the note financing). At such time, they will be a different class of publicly traded warrants than our IPO warrants and have a different trading symbol. However, following the effective date of the registration statement of which this prospectus forms a part, the offered warrants, described below, will, if and when the February 2005 warrants are quoted on the OTC Bulletin Board, become subject to the same public warrant agreement with Continental Stock Transfer & Trust Company as the February 2005 warrants, be the same class of publicly traded warrant as the February 2005 warrants and have the same symbol as the February 2005 warrants.

Each of the February 2005 warrants entitles its registered holder to purchase one share of our common stock at a price of $7.00, subject to adjustment in certain circumstances, until January 28, 2011. At any time commencing August 15, 2005, we may redeem the February 2005 warrants upon the consent of HCFP/Brenner Securities, LLC (which it has agreed not to give until the May 2005 warrants have also been registered pursuant to an effective registration statement), upon written notice of not less than 14 days, at a price of $0.05 per warrant, provided that the last sales price per share of our common stock on all 10 trading days ending within three business days prior to the day on which we give notice has been at least 180% (currently $12.60) of the then effective exercise price of the February 2005 warrants. The holders of the February 2005 warrants will have the right to exercise their warrants until the close of business on the date fixed for redemption.

The exercise price and number of shares or other securities issuable on exercise of the February 2005 warrants are subject to customary adjustments in the event of a stock split or dividend, our recapitalization, reorganization, merger or consolidation or other similar event. In addition, until such date, if ever, as the February 2005 warrants are quoted on the OTC Bulletin Board, the February 2005 warrants are entitled to weighted average anti-dilution adjustment in the event we issue shares of common stock or common stock equivalents at prices below the then effective exercise price of the February 2005 warrants. In addition, cashless exercises of the February 2005 warrants are permitted until such time as they are quoted on the OTC Bulletin Board. The holders of the February 2005 warrants do not have the rights or privileges of holders of shares.

Reference is made to both the form of the private February 2005 warrant certificate that is currently in effect and to the public warrant agreement (and form of public warrant certificate attached as an exhibit thereto) that will be effective as and when the February 2005 warrants are quoted on the OTC Bulletin Board (a form of each of which was previously filed by us with the Securities and Exchange Commission), for a complete description of the February 2005 warrants’ terms and conditions.

Offered warrants

As of July 27, 2005, we had 1,264,930 offered warrants outstanding. The offered warrants are currently private warrants governed by the terms of the private warrant certificates issued to (a) the investors in our private placement of 10% Series A redeemable preferred stock and May 2005 warrants during May through July 2005, (b) the investors in our offshore private placement of shares of common stock and Reg S warrants in June and July 2005, and (c) RTEM LLC, one of our industry consultants, in June and July 2005. Each offered warrant is exercisable to purchase one share of our common stock at a price of $7.00, subject to adjustment in certain circumstances, until January 28, 2011 and has the same anti-dilution, cashless exercise and redemption features as the February 2005 warrants.

Following the effectiveness of the registration statement of which this prospectus forms a part, we have also agreed to use our best efforts to have the offered warrants listed together with the February 2005 warrants, if and when they are so listed, as one class of publicly traded warrants on the OTC Bulletin Board, at which time the offered warrants would become subject to the same public warrant agreement with Continental Stock Transfer & Trust Company, described above under “February 2005 warrants,” and have the same symbol, as the February 2005 warrants.

Other warrants

In addition to the foregoing warrants, as of July 27, 2005, we had other outstanding warrants exercisable for the purchase of up to 96,750 shares of our common stock, which are or become exercisable at various times between now and October 1, 2005 at prices ranging from $1.00 per share to $10.50 per share.

8% convertible notes

We currently have outstanding $2.5 million principal amount of our 8% senior convertible notes due January 28, 2008. The principal amount of these 8% notes is convertible at the election of the holders into shares of our common stock at the conversion rate of $8.00 per share. One-half of the interest on the notes will be payable in cash, semi-annually, beginning July 31, 2005 and the balance will be payable on the earlier of their maturity or conversion, in cash or, at each holder’s option, shares of our common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per share price of our common stock for the ten trading days ended five business days prior to the applicable interest payment date. Our 8% senior convertible notes are secured by substantially all of our assets, as well as by the personal pledge of shares of common stock by Mr. Slaughter, our chief executive officer, and Mr. Lockie, our president. We may not incur additional indebtedness for borrowed money that is senior to or pari passu to the notes without the prior written consent of holders of 50% or more of the principal amount of the notes then outstanding, subject to certain exceptions for accounts receivable and equipment financings. We may prepay all but not part of the notes at any time commencing December 12, 2005, on 14 days prior written notice, provided the last per-share sales price of our common stock is at least 150% of the note’s then-effective conversion price for the ten consecutive trading days ending within three business days of the date the prepayment notice is sent.

Options

In connection with our initial public offering we issued purchase options as part of the underwriting compensation for that offering, which will become exercisable in October 2005 for the purchase of up to an aggregate of 130,000 shares of our common stock at $5.555 per share and/or up to 130,000 warrants, identical to our IPO warrants, at $.055 per warrant. As part of our 8% senior convertible note financing in January and February 2005, we issued a purchase option as part of the placement agent compensation for that offering that is immediately exercisable for the purchase of 31,250 shares of our common stock at $8.00 per share. In addition to the foregoing, as of July 27, 2005, we had outstanding purchase options that were issued to certain sub-placement agents as compensation for services rendered by them in connection with our private placement of preferred stock and May 2005 warrants during May through July 2005 that are immediately exercisable for the purchase of an aggregate of 153,080 shares of our common stock at $7.00 per share, and we had outstanding consulting options that are immediately exercisable for the purchase of an aggregate of 44,730 shares of our common stock at $7.00 per share, all of which shares are included in the offered shares being registered for resale pursuant to this prospectus. As of such date, we also had other non-plan options exercisable for the purchase of 95,010 shares of our common stock at $1.00 per share, of which options to purchase 47,504 shares are exercisable or will become exercisable within 60 days as of July 27, 2005, and we had options issued under our 2004 stock option plan exercisable for the purchase of 842,300 shares of our common stock at prices ranging from $5.00 to $8.80, including options to purchase 38,275 shares that are exercisable or will become exercisable within 60 days as of July 27, 2005, and we had an additional 257,700 shares of our common stock reserved for issuance upon the exercise of options that may be granted in the future under our 2004 stock option plan.

Registration rights

In addition to the registration rights granted to the selling security holders with respect to the securities registered for resale pursuant to this prospectus, we have agreed to file a registration statement covering the resale of all of the securities underlying the unit purchase options issued in connection with our initial public offering to the underwriter of such offering and its designees, on one occasion, upon the demand of the holders of a majority of such options or a majority of the shares and warrants underlying such options.

Anti-takeover considerations and special provisions of Delaware law, our certificate of incorporation and our bylaws

Delaware anti-takeover law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certificate of incorporation and bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Classified board of directors.    Our certificate of incorporation divides our board of directors into three classes. Moreover, no director may be removed prior to the expiration of his or her term except for cause. These provisions in our certificate of incorporation may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, because this structure generally increases the difficulty of, or may delay, replacing a majority of the directors.

Meetings of stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors. A special meeting of our stockholders may be called at any time by either the chairman of the board, the board of directors, or our president and shall be called by the chairman of the board, our president or our secretary upon written request of stockholders holding at least 50% of our outstanding shares entitled to vote at such meeting.

Filling of board vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office.

Amendment of the bylaws. Our bylaws may be amended or repealed by a majority of our board of directors. Any amendment or repeal of our bylaws which has not previously received the approval of our board of directors will require for adoption the affirmative vote of the holders of at least a majority of the voting power of our then outstanding shares of capital stock entitled to vote at any duly convened annual or special meeting of the stockholders, in addition to any other approval which is required by law, the certificate of incorporation, bylaws or otherwise.

Transfer agent, warrant agent and registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock and the warrant agent for our IPO warrants. If and when the February 2005 warrants and/or the offered warrants are listed on the OTC Bulletin Board, they will also become the warrant agent for such warrants.

SELLING SECURITY HOLDERS

Based on information provided by the selling security holders, the table below sets forth certain information, as of July 27, 2005 unless otherwise noted, regarding the selling security holders.

The shares being offered by the selling security holders as set forth in the table below include, for those holding offered warrants, their pro rata portion of an aggregate maximum of 632,465 shares that have been reserved for issuance in the event any exercise-price anti-dilution adjustments (which are applicable to the offered warrants prior to their listing, if ever, on the OTC Bulletin Board) are required to be made, referred to below as “warrant anti-dilution shares.”

Percentage ownership of common stock is based on 4,883,840 shares of our common stock outstanding as of July 27, 2005. In addition, the table below assumes for calculating each selling security holder's beneficial ownership, both prior to and after this offering, as well as each such selling security holder’s percentage ownership following this offering, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days as of July 27, 2005 have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. The calculation of each selling security holder’s beneficial ownership and percentage ownership following this offering also assumes that all warrant anti-dilution shares included in those that may be offered by such selling security holder (but not, unless otherwise noted, those that may be offered by any other selling security holder) were issued and added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

	Number of shares of common stock		Number of		Common stock beneficially owned after the offering
	and offered warrants beneficially owned prior to the offering		offered shares and offered warrants being offered		Number of	Percentage of outstanding
Name of selling security holder	Shares	Warrants	Shares	Warrants	shares	shares

Michael M. Ades	7,500	11,250	7,500
Allied Diesel Sevice Employee PSP	3,700	5,550	3,700
Andrew Revocable Trust	75,000	112,500	75,000
Anima S.G.R.p.A. Rubrica-AnimaAmerica	10,000	25,000	10,000
Anima S.G.R.p.A. Rubrica-AnimaFondattino	8,000	20,000	8,000
Anima S.G.R.p.A. Rubrica-AnimaFondo Trading	40,000	100,000	40,000

Arbora	22,500	33,750	22,500
Arterio, Inc. Profit Sharing Plan	3,700	5,550	3,700
Alfred Berg	45,000	67,500	45,000
Daniel Berkowitz IRA	3,700	5,550	3,700
Michael Berlinger	3,700	5,550	3,700
Steven Bettinger / Jodi Bettinger	3,500	5,250	3,500
Chanel Holdings (Nevis) LLC	35,500	53,250	35,500
Teddy Chasanoff	3,700	5,550	3,700
Chaussier International	12,000	30,000	12,000
Kevin Clarke IRA	3,700	5,550	3,700
Ann Clemente	3,700	5,550	3,700
Susan Corcoran	3,500	5,250	3,500
Crescent International Ltd. (1)	22,500	56,250	22,500
Domaco Venture Capital Fund	3,700	5,550	3,700
Marshall Donat/Mary Jean Donat	3,700	5,550	3,700
Elite Financial Communications Group, LLC(2)	-0-	10,000	-0-
Marc Engelbert	3,700	5,550	3,700
Equity Interest, Inc.	3,700	5,550	3,700
Ronald Fatoullah/Elliot Fatoullah	3,700	5,550	3,700
Edward Feighan	21,200	31,800	21,200
Sheila Fligel	3,700	5,550	3,700
Rose Frankfort Trust	3,700	5,550	3,700
Davis Gaynes/Barbara Gaynes	3,700	5,550	3,700
Michael Gelardi/Lorraine Gelardi	3,700	5,550	3,700
Steven W. Gelston	3,700	5,550	3,700
Elizabeth Genzer Revocable Trust	3,700	5,550	3,700
Barry Goldin/Barbara Goldin	3,700	5,550	3,700
Bruce Gomberg	3,700	5,550	3,700
Ann M. Graham	3,500	5,250	3,500
Green Acres Dental Salary Savings Plan	3,700	5,550	3,700
Joan Grillo	3,700	5,550	3,700

John Gross IRA	3,700	5,550	3,700
Andrew P. Grossman Profit Sharing Plan	3,700	5,550	3,700
GunnAllen Financial (3)	-0-	96,880	-0-
Randy S. Guttenberg	3,500	5,250	3,500
Jacob I. Haft	3,700	5,550	3,700
Mark R. Hancock	4,200	6,300	4,200
HCFP/Brenner Securities, LLC (4)	21,400	32,100	21,400
Gerald F. Heupel, Jr.	15,000	22,500	15,000
Catherine Hicks, Inc. Profit Sharing Plan	3,700	5,550	3,700
Norton F. Hight IRA	3,700	5,550	3,700
Randall W. Hight	3,700	5,550	3,700
Madeleine Hurd	3,700	5,550	3,700
John M. Imperiale IRA	3,700	5,550	3,700
Scott Kaiden/Charlotte Kaiden	3,700	5,550	3,700
Elaine N. Kelly	3,700	5,550	3,700
Maura Kelly	3,700	5,550	3,700
William P. Kelly SEP IRA	3,700	5,550	3,700
Burton I. Koffman	49,600	74,400	49,600
Jed Kruchten	15,000	22,500	15,000
Peter Z. Kubin/Marie E. Kubin	15,000	22,500	15,000
John E. Krzywicki Trust dated March 5, 1995 (5)	5,000	7,500	5,000
Nancy Lane	3,700	5,550	3,700
Christine R. Larson	7,500	11,250	7,500
Anita Lazaris Trust	3,700	5,550	3,700
Sidney Lazaris IRA	3,700	5,550	3,700
James W. Lees	42,500	63,750	42,500
Edward Lewit/Phoebe Lewit	3,700	5,550	3,700
Peter Lewit/Vivein Lewit	3,700	5,550	3,700
Douglas A. Lockie/Debra Lockie (6)	7,200	10,800	7,200
Allan R. Lyons	7,500	11,250	7,500
Mac Computer Corp. Profit Sharing Plan	3,700	5,550	3,700
Mark Irrevocable Trust	3,700	5,550	3,700
Roger R. Marks IRA	3,700	5,550	3,700

William R. Marsh	14,100	21,150	14,100
Maxim Partners LLC	-0-	56,200	-0-
Gerald T. McCarthy SEP / IRA	3,700	5,550	3,700
Scott McNair	10,600	15,900	10,600
Merrill A. McPeak (7)	1,000	1,500	1,000
Meadowbrook Opportunity Fund LLC	15,000	22,500	15,000
Rolanda Mendelle	3,700	5,550	3,700
Wolte F. Model IRA	3,700	5,550	3,700
Richard Neil Molinsky	3,500	5,250	3,500
Edward Moss/Adena Moss	3,700	5,550	3,700
MSI Retirement Plan Trust	3,700	5,550	3,700
Brenda and Kevin O. Narcomey	49,500	74,250	49,500
Carin S. Netter	3,700	5,550	3,700
Ronald Osur	3,700	5,550	3,700
Don E. Peck/Clarice Eileen Peck (8)	7,500	11,250	7,500
William H. Peterson Living Trust	3,700	5,550	3,700
Anthony G. Polak	3,700	5,550	3,700
Anthony G. Polak IRA	3,700	5,550	3,700
Catharina Polak #1 Trust	3,700	5,550	3,700
Frederick B. Polak	3,700	5,550	3,700
Jack Polak IRA	3,700	5,550	3,700
Margaret B. Polak	3,700	5,550	3,700
Charles Re Profit Sharing Plan	3,700	5,550	3,700
Louise E. Rehling, IRA	14,100	21,150	14,100
Louise E. Rehling Trust	21,200	31,800	21,200
RL Capital Partners, L.P.	28,600	42,900	28,600
Steve Roman	3,700	5,550	3,700
Leslie Rosenberg/Sybil Rosenberg	3,700	5,550	3,700
Jonathan Rothschild	3,700	5,550	3,700
RTEM LLC (9)	44,730	111,825	44,730
Stanley Rubenstein	3,500	5,250	3,500
Jon Rubin Revocable Trust	3,700	5,550	3,700
Florence Safford	3,700	5,550	3,700
Marvin Samel	2,100	3,150	2,100

Jonathan Sann	2,100	3,150	2,100
Elias Sayour Foundation Inc.	3,700	5,550	3,700
Barbara Scharf	3,700	5,550	3,700
Robert S. Shapiro IRA	3,700	5,550	3,700
Seth A. Shapiro/Dari Shapiro	3,500	5,250	3,500
Loren Skeist/Marlene Marko Skeist	21,100	31,650	21,100
Louis S. Slaughter (10)	30,000	45,000	30,000
Phillips W. Smith Family Trust	71,000	106,500	71,000
Michael Splain	99,200	148,800	99,200
Gary J. Stadtmauer	3,700	5,550	3,700
Murray Stadtmauer/Clare Stadtmauer	3,700	5,550	3,700
Rhea D. Stadtmauer/Janice M. Maiman	3,700	5,550	3,700
David Swerdloff IRA	3,700	5,550	3,700
Michele Tarica	3,700	5,550	3,700
Mike Thermos	3,500	5,250	3,500
Milton J. Walters, IRA	7,500	11,250	7,500
Philip Wasserman	3,700	5,550	3,700
Marc Weiss	8,500	12,750	8,500
Tavor S. White	3,700	5,550	3,700
WTS Sal	15,000	22,500	15,000
John A. Yewdall/Elizabeth G. Yewdall	7,500	11,250	7,500
Jonathan Young IRA	3,700	5,550	3,700
Susan Zverin IRA	3,700	5,550	3,700
34th Street Dental Profit Sharing Plan	3,700	5,550	3,700
________________
Less than 1%.

(1)
Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(2)	Elite Financial Communications Group provided investor relations services to us from December 2004 to April 2005.

(3)	GunnAllen Financial acted as one of the sub-placement agents for our private financing of Series A redeemable preferred stock and May 2005 warrants from May through July 2005.

(4)
HCFP/Brenner Securities LLC was the underwriter of our IPO, the managing placement agent for our note financing in January and February 2005 and the managing placement agent for our private financing of Series A redeemable preferred stock and May 2005 warrants from May through July 2005, in connection with which it purchased 21,400 May 2005 warrants and 214 preferred shares from us for $150,870. None of the securities included in its offered shares and offered warrants were issued to it as compensation.

(5)	John E. Krzywicki is our vice president of marketing, strategy and business development.

(6)	Douglas A. Lockie is our president and chief technology officer.

(7)	General Merrill A. McPeak is one of our directors.

(8)	Don E. Peck is our vice president engineering.

(9)	RTEM LLC provides consulting services to us with respect to the telecommunications industry.

(10)	Louis S. Slaughter is our chairman and chief executive officer.

PLAN OF DISTRIBUTION

All costs, expenses and fees in connection with the registration of the securities offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of such securities will be borne by the selling security holder.

Subject to certain contractual restrictions noted above, the securities offered may be sold by each of the selling security holders by one or more of the following methods:

•	under a 10b5-1 trading plan;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through put and call options relating to the shares;

•	negotiated transactions;

•	a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

•	any other method permitted pursuant to applicable law.

The transactions described above may or may not involve brokers or dealers.

A selling security holder will not be restricted as to the price or prices at which the selling security holder may sell its securities. Sales of securities by the selling security holders may depress the market price of our common stock and warrants since the number of securities which may be sold by the selling security holders is relatively large compared to the historical average weekly trading volume of our common stock. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction could adversely affect the market price of our securities.

From time to time a selling security holder may pledge its securities under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such securities, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions:

•	in the over-the counter market or otherwise;

•	at prices and on terms prevailing at the time of sale;

•	at prices related to the then-current market price; or

•	in negotiated transactions.

These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those securities commissions as described above. The selling security holders may also sell the securities in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

In order to comply with certain states' securities laws, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for our company by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

GigaBeam Corporation
Development Stage Enterprise

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements: Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheet as of December 31, 2004	F-4
Consolidated Statement of Operations for the period January 5 (inception)to December 31, 2004	F-5
Consolidated Statement of Cash Flow for the period January 5 (inception)to December 31, 2004	F-6
Consolidated Statement of Stockholders’ Equity for the period January 5 (inception)to December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Consolidated Condensed Financial Statements:
Unaudited Consolidated Condensed Balance Sheet as of March 31, 2005 and December 31, 2004	F-20
Unaudited Consolidated Condensed Statement of Operations for the three months ended March 31, 2005, for the period January 5, 2004 (inception) to March 31, 2004 and for the period January 5, 2004 (inception) to March 31, 2005
F-21
Unaudited Consolidated Condensed Statement of Cash Flows for the three months ended March 31, 2005, for the period January 5, 2004 (inception) to March 31, 2004 and for the period January 5, 2004 (inception) to March 31, 2005
F-22
Unaudited Consolidated Condensed Statement of Stockholders’ Equity for the three months ended March 31, 2005, for the period January 5, 2004 (inception) to March 31, 2004 and for the period January 5, 2004 (inception) to March 31, 2005
F-24
Unaudited Notes to Consolidated Condensed Financial Statements	F-25

Audited Consolidated Financial Statements
GigaBeam Corporation

Report of Independent Registered Public Accounting Firm

Board of Directors
GigaBeam Corporation
Herndon, Virginia

We have audited the accompanying consolidated balance sheet of GigaBeam Corporation (Company) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period January 5, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GigaBeam Corporation at December 31, 2004, and the results of its operations and its cash flows for the period January 5, 2004 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Bethesda, Maryland
March 18, 2005

GigaBeam Corporation
Development Stage Company
Consolidated Balance Sheet

ASSETS	As of December 31, 2004

Current assets:
Cash and cash equivalents	$1,742,716
Inventories	674,973
Prepaid expenses and other current assets	293,690
Total current assets	2,711,379

Property and equipment, net	141,821
Other assets	81,273
Deferred charges	429,000
Total assets	$3,363,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,101,793
Accrued liabilities	783,167
Total current liabilities	1,884,960

Commitments and contingencies

Stockholders’ equity

Common stock, $.001 par value, authorized 40,000,000 shares; issued and outstanding 4,603,440 shares	4,603
Additional paid in capital	9,024,121
Deferred compensation	(45,211)
Deficit accumulated during the development stage	(7,505,000)
Total stockholders’ equity	1,478,513
Total liabilities and stockholders’ equity	$3,363,473

See accompanying notes to financial statements.

GigaBeam Corporation
Development Stage Company
Consolidated Statement of Operations

For the Period January 5, 2004 (Inception) to December 31, 2004

Operating expenses:
Research, engineering and development	$4,403,500
General and administrative	1,523,903
Selling and marketing	641,165
Link operations	264,926
Total operating expenses	6,833,494

Other income (expense):
Interest income	7,054
Interest expense	(678,560)
Total other income (expense)	(671,506)

Net loss	$(7,505,000)

Net loss per share, basic and diluted	$(2.47)

Weighted average shares outstanding, basic and diluted	3,036,724

See accompanying notes to financial statements.

GigaBeam Corporation
Development Stage Company
Consolidated Statement of Cash Flows

For the Period January 5, 2004 (Inception) to December 31, 2004
Cash flows from operating activities:
Net loss	$(7,505,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	423,000
Depreciation and amortization expense	11,520
Non-cash compensation expenses	140,526
Non-cash research and development expense	200,000
Changes in operating assets and liabilities:
Inventory	(674,973)
Prepaid expenses and other current assets	(293,690)
Accounts payable	1,101,793
Accrued liabilities	783,167
Net cash used in operating activities	(5,813,657)

Cash flows used for investing activities:
Purchases of property and equipment	(152,590)
Acquisition of patents	(45,000)
Deposits	(37,023)
Net cash used for investing activities	(234,613)

Cash flows provided by financing activities:
Issuance of common stock, net of costs	5,490,987
Proceeds from notes payable	3,425,000
Repayments of notes payable	(1,125,000)
Net cash provided by financing activities	7,790,987

Net increase in cash and cash equivalents	1,742,717

Cash and cash equivalents at the beginning of the period	-
Cash and cash equivalents at the end of the period	$1,742,717

Supplemental disclosures:
Cash paid for interest	$255,560

Non-cash transactions:
Common stock issued in connection with deferred charges	$429,000
Conversion of debt into common stock	$2,500,000

GigaBeam Corporation
Development Stage Company

Consolidated Statement of Stockholders’ Equity
For the Period January 5, 2004 (Inception) to December 31, 2004

	Common stock issued				Deficit accumulated in the	Total
	Shares	Amount	Additional Paid Capital	Deferred Compensation	development stage	Stockholders’ Equity

Balance, January 5, 2004 (inception)	-	$-	$-	$-	$-	$-

Issuance of common stock to founders	2,478,990	2,479	(2,479)	-	-	2

Issuance of common stock to suppliers	143,000	143	428,857	-	-	429,000

Issuance of warrants in connection with notes payable	-	-	423,000	-	-	423,000

Deferred compensation	-	-	57,730	(57,730)	-	-

Amortization of deferred compensation	-	-	-	12,519	-	12,519

Issuance of common stock pursuant to initial public offering, net of expenses	1,386,400	1,386	5,489,501	-	-	5,490,885

Issuance of common stock pursuant to conversion of convertible note	495,050	495	2,499,505	-	-	2,500,000

Issuance of common stock pursuant to exercise of warrants	100,000	100	-	-	-	100

Issuance of options to consultants and vendor			128,007	-	-	128,007

Net Loss	-	-	-	-	(7,505,000)	(7,505,000)

Balance, December 31, 2004	4,603,440	$4,603	$9,024,121	$(45,211)	$(7,505,000)	$1,478,513

See accompanying notes to financial statements.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Business:

GigaBeam Corporation (“GigaBeam” or the “Company”), a development stage company, was incorporated in the State of Delaware on January 5, 2004. The Company’s fiscal year ends on December 31 of each year.

GigaBeam is engaged in the process of designing, developing and deploying point-to-point wireless communications links, which will enable communications at multi-gigabits per second. In this regard, the Company has complemented its core technical team by forming strategic alliances with companies that have expertise and experience in the development and the manufacture of various components and modules that are included in the Company’s products. The goal is to deliver high performance low cost communications links, which will operate within the 71-76 GHz and 81-86 GHz spectrum. The Company will also provide service and maintenance programs for its hardware products.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design and development of the product and initial sales and marketing. In October 2004, the Company completed its initial public offering (IPO), generating net proceeds of approximately $5.5 million.

2. Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash with financial institutions that the Company considers to be of high credit quality.

Inventories

Inventories consist of raw materials, including, various component parts, power supplies, encoders, circuit boards, multipliers, synthesizers, mechanical housings and mounts and are stated at the lower of cost or market using the first-in, first-out method.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies: - (Continued)

Property and Equipment

Property and equipment and web-site development are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three to seven years. Maintenance and repair expenditures are charged to expense as incurred.

Revenue Recognition

The Company is a development stage company, has not generated revenue to date, and does not anticipate generating sales from shipments of its point-to-point wireless communications link hardware, and related service and maintenance programs until the first half of 2005. Revenue from sales of hardware will be recognized upon the successful installation and testing of products assuming collectabilty is reasonably assured and the fee is fixed. Revenue from maintenance contracts will be recognized over the term of the contract on a straight-line method. Revenue from service contracts will be recognized as the services are performed.

Research, Engineering and Development

Internal research, engineering and development expenses are expensed as incurred. The Company has entered into agreements with third parties in connection with development collaborations of its technology. Amounts charged by third parties in accordance with these agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

Net Loss Per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants. Diluted loss per share amounts are the same as basic amounts because the impact of the stock equivalents was anti-dilutive. The following securities were excluded from the computation of diluted loss per common share for the period because their effect is anti-dilutive:

Options to purchase common stock	557,310
Warrants to purchase common stock	1,724,150

Income Taxes

The Company accounts for its income taxes using the liability approach under which deferred taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies: - (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for employee related stock compensation under the principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its interpretations. As a result, the Company recognizes compensation expense equivalent to the excess of fair value of the common stock over the exercise price of the option at the date of grant.

As required under Statement of Financial Accounting Standards SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (“SFAS 148”), the pro forma effects of recognizing the fair value of stock-based compensation on net loss has been estimated at the date of grant and shown below.

For purposes of the following pro forma disclosures, the estimated fair value of the options is assumed to be expensed over the options’ vesting periods.

For the Period January 5, 2004 (Inception) to December 31, 2004

Net loss as reported	$7,505,000

Less: Stock-based employee compensation determined under the intrinsic value method for all awards	(12,519)

Add: Stock-based employee compensation expense determined under fair value based method for all awards	181,315

Pro forma net loss	$7,673,796

Pro forma net loss per share, basic and dilutive	$(2.53)

Weighted average shares outstanding, basic and diluted	3,036,724

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies: - (Continued)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Black-Scholes Assumptions:
Expected volatility	85%
Risk free interest rate	3.5%
Dividend yield	0%
Expected life (range in years)	4 yrs.

The Company accounts for options issued to non-employees at fair value. Such value is recorded over the vesting period of related options. The fair value of the options is re-valued at each reporting period and the compensation expense for that period is adjusted accordingly.

Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123 (R), which is a revision of SFAS 123, SFAS 123(R) supersedes ARB No. 25, and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R).

SFAS 123(R) must be adopted no later than December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

•
A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt SFAS 123(R) using the modified prospective method on January 1, 2006, but has not yet determined the impact of adoption.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property and equipment:

Property and equipment consists of the following:

Computer, office equipment and research and development equipment	$126,355
Furniture and fixtures	12,296
Website development	13,940
152,591
Less accumulated depreciation	(10,770)
$141,821

4. Notes Payable:

On January 26, 2004 and on April 19, 2004, the Company entered into agreements, as amended, with Ameristock Corp. (“Ameristock”), for notes payable in the amounts of $1,000,000 and $1,500,000 respectively, which were payable upon demand subsequent to the one- year anniversary of the issuance of the notes with interest at 10%. These notes were converted into Common Stock of the Company at the closing of the initial public offering (“IPO”) in October 2004. All of the accrued but unpaid interest on the Notes was paid in cash at the closing of the IPO.

In connection with the above, a warrant to purchase 40,000 shares was issued on January 26, 2004 and warrants to purchase 60,000 shares at approximately $.001 per share were issued in the second and third quarters of 2004. The warrant issued on January 26, 2004 was valued at $3.00 per share, or $120,000 in the aggregate, based on a valuation report conducted by an independent appraiser. The warrants issued in the second and third quarters of 2004 were valued at $303,000 in the aggregate, using an estimated stock value of $5.05, which is the initial public offering price. The resulting fair value of $423,000 was recorded as a debt discount, which was being amortized over the term of the debt. The debt discount was shown as a reduction to notes payable and the amortization of the debt discount was recorded as a component of interest expense. The unamortized balance of the debt discount of $224,989 was recorded as interest expense upon conversion of the notes in October 2004.

In April 2004, the Company issued two notes in the aggregate principal amount of $200,000 to Primecast to purchase its in-process research and development relating to a proposed short-range free space optics product design. One note, in the principal amount of $50,000, was repaid on July 10, 2004. The other note, in the principal amount of $150,000 and bearing interest at the rate of 5% per annum, was paid at the closing of the IPO in October 2004.

On September 3, 2004, the Company issued 10% notes payable aggregating $1.0 million. The Company recorded an original issue discount of $75,000. The notes were paid in full at the closing of the IPO in October 2004, and the original issue discount was charged to interest expense.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Income Taxes:

Through December 31, 2004, the Company had generated a net loss from operations; therefore no provision for income taxes has been recorded. Deferred tax assets of approximately $2.8 million, arising primarily from the net operating tax losses that will expire in 2024, have been fully reduced by a valuation allowance, because their ultimate realization is uncertain.

6. Stock Options:

During May 2004, the Company established the 2004 Stock Option Plan (the “Plan”) for the benefit of officers, directors, key employees, and important consultants to the Company. The Plan provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options, to purchase, as of December 31, 2004, an aggregate of up to 500,000 shares of common stock. The terms of the options are determined at the time of grant by the administrative committee as set forth in the Plan. To date, the options issued under this Plan vest in equal installments over three to four years. The Plan provides that no one individual may receive options for more than 80% of the total number of shares of common stock authorized for issuance under this plan.

A summary of the status of the Company’s Plan and nonplan stock options issued to employees as of December 31, 2004, is as follows:

	Number of Shares	Expiration Date	Weighted Average Exercise Price
Options outstanding at January 5, 2004	-	-	$-
Options granted, nonplan	25,005	2014	$1.00
Options granted, Plan	428,600	2014	$5.03
Options forfeited, Plan	(20,000)		$5.00
Options outstanding at December 31, 2004	433,605		$2.75
Options exercisable at December 31, 2004	6,251		$1.00

The Plan and nonplan options are exercisable at a range of $1.00 - $5.05 per share and vest equally over three to four years. The Company recorded $12,519 of compensation expense for the period of inception to December 31, 2004, based on the intrinsic value of the options on the date of grant.

Weighted average remaining contractual life and weighted average fair value of options granted to employees during the period of inception to December 31, 2004 is shown below:

Weighted average fair value of options granted during year - Plan	$4.29
Weighted average fair value of options granted during the year - Non-Plan	$3.00
Weighted average remaining contractual life (years) at 12/31/2004	9.1 yrs.

The Company also issued 70,005 non-plan stock options and 53,700 Plan stock options to non-employees during the period ended December 31, 2004. The options exercise prices range from $1.00 to $5.05 per share and vest equally over three to four years. In connection with these options, the Company expensed $128,007 for the period of January 5, 2004 (inception) to December 31, 2004.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Stock Options: - (Continued)

A summary of the status of the Company’s Plan and non-Plan stock options issued to non-employees as of December 31, 2004 is as follows:

	Number of Shares	Expiration Date		Weighted Average Exercise Price
Options outstanding at January 5, 2004	-	-		$-
Options granted, non-plan	70,005	2014		$1.00
Options granted, Plan	53,700	2014		$5.03
Options outstanding at December 31, 2004	123,705		$
Options exercisable at December 31, 2004	17,501			$1.00

Weighted average remaining contractual life and weighted average fair value of options granted to non-employees during the period of inception to December 31, 2004 is shown below:

Weighted average fair value of options granted during year - Plan	$4.41
Weighted average fair value of options granted during the year - nonplan	$3.00
Weighted average remaining contractual life (years) at 12/31/2004	9.4 yrs.

In the first quarter of 2005, the compensation committee of the Company’s board of directors approved an amendment to the Plan to increase the number of shares of common stock available for issuance under the Plan from 500,000 to 1,100,000.

7. Shareholders’ Equity:

On May 7, 2004, the Company affected a 1,500 to 1 stock split. All amounts and values of shares, options and warrants have been retroactively re-stated as if such split occurred at inception.

On October 19, 2004, the Company completed its IPO. The Registration Statement (No. 333-116020) was declared effective by the Securities and Exchange Commission on October 13, 2004. After deducting the underwriting discounts and commissions and the offering expenses, the net proceeds from the sale of 1,386,400 shares of the Company's common stock and 1,428,400 redeemable warrants was approximately $5.5 million.

The redeemable warrants are exercisable prior to October 13, 2009 at a price of $5.05 per share of common stock, subject to certain adjustments. Not less than all of the outstanding warrants may be redeemed, at the option of the Company, prior to October 13, 2009 at the price of $.05 per warrant provided that (i) during the first three months after consummation of the IPO, the last sale price of the common stock has been at least one hundred and ninety percent (190%) of the then effective exercise price of the warrants on each of the fifteen (15) consecutive trading days ending within three business days prior to the date on which notice of redemption is given or (ii) thereafter, the last sale price of the common stock has been at least one hundred and fifty percent (150%) of the then effective exercise price of the warrants on each of the fifteen (15) consecutive trading days ending within three business days prior to the date on which notice of redemption is given, and (iii) the Company has obtained the prior written consent of HCFP/Brenner Securities, LLC. In connection with our IPO, the Company issued to HCFP/Brenner Securities, LLC an option to purchase up to 130,000 shares of the Company's common stock at $5.55 per share and up to 130,000 of its redeemable warrants at $0.55 per share.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Agreements with Suppliers:

As of December 31, 2004, the Company has entered into the following agreements:

(a) ThinKom Solutions, Inc. (“ThinKom”) — On January 5, 2004, GigaBeam entered into a Strategic Alliance Agreement, as amended on April 28, 2004, with ThinKom, pursuant to which ThinKom would engineer and manufacture products for GigaBeam.

In exchange for entering into the agreement, ThinKom received 143,000 shares of the Company’s common stock. Such shares are non-forfeitable. The fair value of the shares issued was calculated at $429,000 and has been recorded as deferred charges and additional paid-in capital on the accompanying balance sheet. Such amount will be recorded as charges to cost of sales as product is received over the period of the agreement. The amount of expense recorded in each period will be based on the minimum number of units to be purchased from ThinKom over the period of the agreement. No such charges were recorded during the period January 5, 2004 (inception) to December 31, 2004.

The agreement, as amended on April 28, 2004, provides for minimum purchase lot orders for antenna modules. In addition, ThinKom is to earn licensing fees based on a percent of GigaBeam’s revenue for four years, unless there is a seventy-five percent (75%) change of ownership in GigaBeam. Upon this change in ownership, ThinKom will sell the product to GigaBeam at a multiple of its manufacturing costs, in lieu of receiving the licensing fees.

The agreement also provides that ThinKom will issue to GigaBeam common stock in ThinKom prior to the end of each calendar year with the amount of stock to be issued to be calculated by dividing the amount of license fee paid to ThinKom in the same year by the price per share of the ThinKom common stock. The price per share of ThinKom common stock shall be based upon outside investments in ThinKom or by mutual agreement between ThinKom and GigaBeam management. If ThinKom and GigaBeam management cannot mutually agree on a price per share, then both parties shall mutually agree on a third party agent to set the market price per share of the stock. GigaBeam shall pay any costs associated with the valuation of ThinKom’s common stock. The price per share of ThinKom’s common stock for the purpose of this award shall be set no more than once per year and as close as practical to the date of award of the stock. Under this program, GigaBeam shall acquire no more than five percent (5%) of ThinKom’s common stock with the calculation to be based upon the amount of stock outstanding on a fully diluted basis (including this proposed stock amount) as at execution of this Agreement.

Under the agreement, as amended, the Company is obligated to make the following minimum purchase lot order payments:

2004	$650,000
2005	1,225,000
2006	1,400,000
2007	4,600,000
2008, and each year thereafter (if renewed)	8,800,000

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Agreements with Suppliers: - (Continued)

(b) Sophia Wireless, Inc. (“Sophia”) - On December 10, 2004, the Company and Sophia Wireless, Inc. (“Sophia”) entered into an Amended and Restated Strategic Alliance Agreement (the “Amended Alliance”) amending, restating and superseding the Strategic Alliance Agreement, dated February 6, 2004, and amended April 22, 2004 (the “Alliance Agreement”).

Under the terms of the Amended Alliance, the Company will pay Sophia $300,000 (in addition to the amount of $750,000 previously paid to Sophia under the Alliance Agreement) in engineering and licensing fees (the “NRE/License Fees”) for a) the development and delivery of three wireless design technologies for use in the Company’s products and b) the grant by Sophia to the Company of perpetual royalty-free licenses to manufacture and sell the corresponding three components designed by Sophia in the Company’s products on an eighteen month exclusive basis, the term of which may be extended upon mutual agreement of the parties. The NRE/License Fees are payable by the Company upon delivery by Sophia of the design technologies of which $100,000 has been paid to date and the balance will be paid in two equal installments with the last installment targeted for payment no later than in the fiscal quarter ending March 31, 2005.

The Amended Alliance provides, among other things a) the Company with a “right of first look” and opportunity to participate in the development of and license to the Company of certain other Sophia developed products, b) for no minimum purchase requirements of Sophia products by the Company, and c) any additional development of E-band circuitry by Sophia for the Company will be mutually agreed upon by them.

The Amended Alliance also provides that no additional warrants to purchase common stock of the Company or Sophia, as the case may be, will be issued by each party to the other in connection with the performance incentives under the Alliance Agreement beyond the previously issued a) the Company warrant in favor of Sophia to purchase 35,750 shares of the Company common stock at $1.00 per share, and b) Sophia warrant in favor of the Company to purchase 40,458 shares of Sophia common stock at $2.20 per share. The exchange of warrants was accounted for as a non-monetary exchange transaction. No gain or loss was recognized.

(c) Mantaro Networks, Inc. (“Mantaro”) - On May 7, 2004, the Company entered into a Strategic Alliance Agreement with Mantaro to develop a product and technology to be used with GigaBeam’s product.

The terms of the agreement provide for the Company to make the following engineering payments:

2004	$425,000
2005	100,000
2006	100,000
2007	100,000
2008 and each year thereafter (if renewed)	100,000

The Company has made payments in the amount of $500,247 to Mantaro for the period January 5, 2004 (Inception) to December 31, 2004. The Company has accrued $131,294 as of December 31, 2004.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Agreements with Suppliers: - (Continued)

Such payments are intended to mirror the expenditures incurred by Mantaro in developing the product and, as such, the Company will expense these payments as they become due, or when the costs are incurred by Mantaro, if faster.

(d) Core Source Technologies, LLC (“Core Source”) - In May 2004, the Company entered into a Strategic Alliance Agreement with Core Source.

Under the terms of the agreement with Core Source, the Company will pay a minimum of $85,000 in 2004 and a minimum of $50,000 for each year thereafter for engineering fees. In addition to the engineering fees, the Company has agreed to purchase a minimum number of components from Core Source for the Company’s proposed products during the life of the agreement. The agreement has an initial term of five years and automatically extends for additional one-year terms until terminated in accordance with its terms.

9. Commitments and Contingencies:

(a) The Company has entered into lease agreements for office space. Rent expense was $36,915 for the period January 5, 2004 (inception) to December 31, 2004.

Minimum future annual lease commitments as of December 31, 2004 are:

Year ended December 31,

2005	$107,329
2006	118,748
2007	111,837
$337,914

(b) The Company has entered into various consulting and employment agreements with key management personnel. Agreements with key members of management are generally one year in length, on an at-will basis, and provide for compensation payments. Such agreements are automatically renewed annually unless either party gives sufficient notice of termination.

(c) The Company has entered into an agreement to lease test equipment for its engineering and manufacturing operations. The lease agreement provides for aggregate lease payments of $27,901 per month for 18 months with a $1.00 purchase option at the end of the lease. The Company has not received any equipment as of the date of this filing and therefore, no lease payments have been made.

10. Subsequent Events:

On January 28 and February 1, 2005, Company issued 8% senior notes with an aggregate principal amount of $2.5 million due January 28, 2008 (“Notes”) in an asset-backed financing. Additionally, warrants to purchase common stock were issued in connection with the financing. The principal purpose of the financing will be to fund the Company’s accounts receivable and component and product inventory in connection with the deployment of its products, which commenced in March 2005.

GigaBeam Corporation
Development Stage Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Subsequent Events: - (Continued)

The principal amount of the notes is convertible at the election of the holders into shares of the Company’s common stock at $8.00 per share, commencing April 1, 2005. One-half of the interest on the notes will be payable in cash, semi-annually beginning July 31, 2005, and the balance will be payable, on the earlier of the notes’ maturity or conversion, in cash or, at each holder’s option, in shares of common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per-share of the common stock for the ten trading days ended five business days prior to the applicable interest payment date. The Notes are secured by substantially all of the Company’s assets as well as the personal pledge of shared of common stock by each of the Company’s chief executive officer and president.

The warrants are exercisable to purchase an aggregate of 446,429 shares of common stock at an exercise price of $7.00 per share from April 1, 2005 through January 28, 2011.

In connection with the issuance of the convertible notes, the Company expects to record a beneficial conversion feature of approximately $900,000 which will be charged to interest expense during the first quarter of 2005.

The Company received net proceeds of $2.1 million, after deducting placement agent fees, counsel fees and certain expenses from the financing. In connection with the financing, the placement agent received compensation of $250,000, warrants to purchase 44,642 shares of common stock (identical to the Warrants) and an option to purchase 31,250 shares of common stock for $8.00 per share.

Unaudited Consolidated Condensed Financial Statements
GigaBeam Corporation

GigaBeam Corporation
Development Stage Company
Unaudited Consolidated Condensed Balance Sheet

ASSETS	March 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$835,402	$1,742,716
Inventories	1,215,463	674,973
Prepaid expenses and other current assets	319,552	293,690
Total current assets	2,370,417	2,711,379

Property and equipment, net	875,580	141,821
Restricted cash	160,405	-
Other assets	112,096	81,273
Debt issuance costs, net	673,836	-
Deferred charges	429,000	429,000
Total assets	$4,621,334	$3,363,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,012,476	$1,101,793
Accrued liabilities	728,013	783,167
Current portion of capital lease obligation	205,767	-
Total current liabilities	1,946,256	1,884,960
Capital lease obligation, non-current	98,625	-
Convertible note payable, net of discount	1,368,523	-
Total liabilities	3,413,404	1,884,960
Stockholders’ equity
Common stock, $.001 par value, authorized 40,000,000 shares; issued and outstanding 4,779,340 shares at 3/31/05; 4,603,440 shares at 12/31/04	4,779	4,603
Additional paid in capital	12,485,074	9,024,121
Deferred compensation	(41,602)	(45,211)
Deficit accumulated during the development stage	(11,240,321)	(7,505,000)
Total stockholders’ equity	1,207,930	1,478,513
Total liabilities and stockholders’ equity	$4,621,334	$3,363,473

See unaudited notes to consolidated condensed financial statements.

GigaBeam Corporation
Development Stage Company

Unaudited Consolidated Condensed Statement of Operations

	Three months ended March 31, 2005	January 5, 2004 (inception) to March 31, 2004	January 5, 2004 (inception) to March 31, 2005

Operating expenses:
Research, engineering and development	$1,272,283	$415,831	$5,675,782
General and administrative	773,954	354,172	2,297,857
Selling and marketing	511,857	80,407	1,153,022
Link operations	151,977	-	416,903
Total operating expenses	2,710,071	850,410	9,543,564

Other income (expense):
Interest income	4,629	-	11,682
Interest expense	(1,029,879)	(37,941)	(1,708,439)
Total other income (expense)	(1,025,250)	(37,941)	(1,696,757)

Net loss	$(3,735,321)	$(888,351)	$(11,240,321)

Net loss per share, basic and diluted	$(0.81)	$(0.34)	$(3.54)

Weighted average shares outstanding, basic and diluted	4,634,785	2,600,374	3,175,850

See unaudited notes to consolidated condensed financial statements.

GigaBeam Corporation
Development Stage Company
Unaudited Consolidated Condensed Statement of Cash Flows

	Three months ended March 31, 2005	January 5, 2004 (inception) to March 31, 2004	January 5, 2004 (inception) to March 31, 2005
Cash flows from operating activities:
Net loss	$(3,735,321)	$(888,351)	$(11,240,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and beneficial conversion feature	987,063	20,000	987,063
Non-cash interest expense	-	-	423,000
Depreciation and amortization	28,208	65	39,728
Non-cash compensation expenses	114,586	7,477	255,212
Non-cash research and development expense	-	-	200,000
Changes in operating assets and liabilities:
Inventory	(540,490)	-	(1,215,463)
Prepaid expenses and other current assets	(25,862)	-	(319,552)
Accounts payable	(89,317)	64,134	1,012,478
Accrued liabilities	(55,154)	259,854	728,011
Net cash used in operating activities	(3,316,287)	(536,821)	(9,129,844)

Cash flows used for investing activities:
Purchases of property and equipment	(441,044)	(20,792)	(593,635)
Restricted cash	(160,405)	-	(160,405)
Acquisition of patents	(25,000)	-	(70,000)
Deposits	(6,990)	-	(44,013)
Net cash used for investing activities	(633,439)	(20,792)	(868,053)

Cash flows provided by financing activities:
Issuance of common stock, net of costs	-	1,172	5,490,887
Proceeds from notes payable	-	-	3,425,000
Repayments of capital lease	(15,364)	-	(1,140,364)
Issuance of convertible debt, net	2,169,481	1,000,000	2,169,481
Exercise of warrants	888,295	-	888,295
Net cash provided by financing activities	3,042,412	1,001,172	10,833,299

GigaBeam Corporation
Development Stage Company

Unaudited Consolidated Condensed Statement of Cash Flows

	Three months ended March 31, 2005	January 5, 2004 (inception) to March 31, 2004	January 5, 2004 (inception) to March 31, 2005
Net increase (decrease) in cash and cash equivalents	(907,314)	443,559	835,402

Cash and cash equivalents at the beginning of the period	1,742,716	-	-
Cash and cash equivalents at the end of the period	$835,402	$443,559	$835,402

Supplemental disclosures:
Cash paid for interest	$-	$-	$678,560

Non-cash investing and financing transactions:
Common stock issued in connection with deferred charges	$-	$429,000	$429,000
Conversion of debt into common stock	$-	$-	$2,500,000
Issuance of warrants in connection with convertible debt	$1,194,761	$120,000	$1,194,761
Issuance of warrants and options in connection with debt issue costs	$384,835	$-	$384,835
Capital lease obligation incurred to finance the purchase of equipment	$319,756	$-	$319,756

See unaudited notes to consolidated condensed financial statements.

GigaBeam Corporation
Development Stage Company

Unaudited Consolidated Condensed Statement of Stockholders’ Equity
For the Period January 5, 2004 (inception) to March 31, 2005

	Common stock issued
	Shares	Amount	Additional Paid Capital	Deferred Compensation	Deficit Accumulated in Development Stage	Total
Balance, January 5, 2004 (inception)	-	$-	$-	$-	$-	$-

Issuance of common stock to founders	2,478,990	2,479	(2,477)	-	-	2

Issuance of common stock to suppliers	143,000	143	428,857	-	-	429,000

Issuance of warrants in connection with notes payable	-	-	423,000	-	-	423,000

Deferred compensation	-	-	57,730	(57,730)	-	-

Amortization of deferred compensation	-	-	-	12,519	-	12,519

Issuance of common stock pursuant to initial public offering, net of expenses	1,386,400	1,386	5,489,499	-	-	5,490,885

Issuance of common stock pursuant to conversion of convertible note	495,050	495	2,499,505	-	-	2,500,000

Issuance of common stock pursuant to conversion of warrants	100,000	100	-	-	-	100

Issuance of options to consultants and vendor	-	-	128,007	-	-	128,007

Net Loss	-	-	-	-	(7,505,000)	(7,505,000)

Balance, December 31, 2004	4,603,440	4,603	9,024,121	(45,211)	(7,505,000)	(1,478,513)

Amortization of deferred compensation	-	-	-	3,609	-	3,609

Issuance of common stock pursuant to exercise of IPO warrants	175,900	176	888,119	-	-	888,295

Issuance of warrants in connection with $2.5M convertible notes	-	-	1,194,761	-	-	1,194,761

Issuance of warrants and options in connection with debt issue cost	-	-	384,835	-	-	384,835

Beneficial conversion factor	-	-	882,261	-	-	882,261

Issuance of options to consultants	-	-	110,977	-	-	110,977

Net Loss	-	-	-	-	(3,735,321)	(3,735,321)

Balance, March 31, 2005	$4,779,340	$4,779	$12,485,074	$(41,602)	$(11,240,321)	$(1,207,930)

See unaudited notes to consolidated condensed financial statements.

GigaBeam Corporation
Development Stage Company

Unaudited Notes to Consolidated Condensed Financial Statements

1. Description of the Business:

GigaBeam Corporation (“GigaBeam” or the “Company”), a development stage company, was incorporated in the State of Delaware on January 5, 2004. The Company’s fiscal year ends on December 31 of each year.

The Company’s primary business is to design, develop, sell, lease, rent, install and service point-to-point communications links capable of transmission speeds at or in excess of a gigabit-per-second under the trade name “WiFiber™.” The Company’s products will initially operate in the 71-76 GHz and 81-86 GHz spectrum bands. The Company believes that the unprecedented amount of bandwidth provided by these spectrum blocks and the quality of its proprietary product designs will allow for wireless communications at previously unattainable fiber-equivalent speed and reliability. The Company also believes that it was one of the first entrants into this new and emerging market with the commercial deployment of its first communications link in March 2005.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design, development and deployment of its initial GigE product and initial sales and marketing. In October 2004, the Company completed its initial public offering (IPO), generating net proceeds of approximately $5.5 million. In February 2005, the Company completed a private placement of $2.5 million principal amount of 8% convertible notes and common stock purchase warrants, generating net proceeds of approximately $2.1 million. As of May 13, 2005, the Company had generated gross proceeds of $500,550 in the initial closings of a private placement of the Company's 10% Series A redeemable preferred stock and common stock purchase warrants in connection with, as of May 13, 2005, the Company had paid a placement agent fees of approximately $57,565. In addition, as of May 13, 2005, the Company had received $888,295 from the exercise of warrants issued in connection with the Company's IPO.

Basis of Presentation

The interim financial statements included herein are unaudited and have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements contain all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. These financial statements should be read in conjunction with the consolidated condensed financial statements and notes thereto included in the Company’s December 31, 2004 audited financial statements on Form 10-KSB. The Company adheres to the same accounting policies in preparation of interim financial statements.

2. Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash with financial institutions that the Company considers to be of high credit quality.

Inventories

Inventories consist of materials, including various component parts, power supplies, encoders, circuit boards, multipliers, synthesizers, mechanical housings and mounts and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment and web-site development are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, ranging from three to seven years. Maintenance and repairs are expensed as incurred.

Revenue Recognition

The Company is a development stage company, has not generated revenue to date, and does not anticipate generating sales from shipments of its point-to-point wireless communications link hardware, and related service and maintenance programs until the end of the first half of 2005. Revenue from sales of hardware will be recognized upon the successful installation of products assuming collectability is reasonably assured and the fee is fixed. Revenue from maintenance contracts will be recognized over the term of the contract on a straight-line method. Revenue from service contracts will be recognized as the services are performed.

2. Summary of Significant Accounting Policies: - (Continued)

Research, Engineering and Development

Internal research, engineering and development expenses are expensed as incurred. The Company has entered into agreements with third parties in connection with development collaborations of its technology. Amounts charged by third parties in accordance with these Agreements, which are deemed to correlate to costs incurred by such parties, are expensed as incurred.

Net Loss Per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants. Diluted loss per share amounts are the same as basic amounts because the impact of the stock equivalents was anti-dilutive. The following securities were excluded from the computation of diluted loss per common share for the period because their effect is anti-dilutive:

Number of Shares
Notes convertible into common stock	312,500

Options to purchase common stock	722,110

Warrants to purchase common stock	2,090,571

Income Taxes

The Company accounts for its income taxes using the liability approach under which deferred taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies: - (Continued)

Stock-Based Compensation

The Company accounts for employee related stock compensation under the principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its interpretations. As a result, the Company recognizes compensation expense equivalent to the excess of fair value of the common stock over the exercise price of the option at the date of grant.

As required under Statement of Financial Accounting Standards SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (“SFAS 148”), the pro forma effects of recognizing the fair value of stock-based compensation on net loss has been estimated at the date of grant and shown below.

For purposes of the following pro forma disclosures, the estimated fair value of the options is assumed to be expensed over the options’ vesting periods.

	For the three months ended March 31, 2005	For the Period January 5, 2004 (inception) to March 31, 2004	For the Period January 5, 2004 (inception) to March 31, 2005
Net loss as reported	$(3,735,321)	$(888,351)	$(11,240,321)

Less: Stock-based employee compensation determined under the intrinsic value method for all awards	3,609	2,477	16,128

Add: Stock-based employee compensation expense determined under fair value based method for all awards	(83,612)	(2,084)	(264,927)

Pro forma net loss	$(3,815,324)	$(887,958)	$(11,489,120)

Pro forma net loss per share, basic and dilutive	$(0.82)	$(0.34)	$(3.62)

Weighted average shares outstanding, basic and diluted	4,634,785	2,600,374	3,175,850

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Black-Scholes Assumptions:
Expected volatility	85%
Risk free interest rate	3.5%
Dividend yield	0%
Expected life (range in years)	4 yrs.

2. Summary of Significant Accounting Policies: - (Continued)

The Company accounts for options issued to non-employees at fair value. Such value is recorded over the vesting period of related options. The fair value of the options is re-valued at each reporting period and the compensation expense for that period is adjusted accordingly.

Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123 (R)), which is a revision of SFAS 123. SFAS 123(R) supersedes ARB No. 25 and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R).

SFAS 123(R) is effective as of the beginning of the first fiscal reporting period that begins after December 15, 2005. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

•
A “prospective retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company will adopt SFAS 123(R) using the modified prospective method on January 1, 2006, but has not yet determined the impact of adoption.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchange of Nonmonetary Assets." SFAS 153 addresses the measurement of exchange of nonmonetary assets. The provisions of this statement are effective for nonmonetary asset exchanges occuring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

3. Property and equipment:

Property and equipment consists of the following:

	March 31, 2005	December 31, 2004

Machinery and office equipment	$845,952	$126,355
Furniture and fixtures	15,439	12,296
Website development	13,940	13,940
Leasehold improvements	38,060	-
	913,391	152,591
Less accumulated depreciation	(37,811)	(10,770)
	$875,580	$141,821

3. Property and equipment: - (Continued)

Capital lease assets are included in property and equipment as follows:

	March 31, 2005	December 31, 2004

Machinery and office equipment	$340,485	$-
Accumulated amortization	(11,350)	-
	$329,135	-

4. Convertible notes:

Convertible notes consist of the following:

	March 31, 2005	December 31, 2004

8% senior notes payable	$2,500,000	$-
Less discount	(1,131,477)	-
	$1,368,523	-

On January 28 and February 1, 2005, the Company issued 8% senior notes with an aggregate principal amount of $2.5 million, due January 28, 2008 (“Notes”) in an asset-backed financing. Additionally, warrants to purchase common stock were issued in connection with the financing. The principal purpose of the financing was to fund the Company’s accounts receivable and component and product inventory in connection with the deployment of its products.

The principal amount of the Notes is convertible at the election of the holders into shares of the Company’s common stock at $8.00 per share, commencing April 1, 2005. One-half of the interest on the Notes is payable in cash, semi-annually beginning July 31, 2005, and the balance is payable, on the earlier of the notes’ maturity or conversion, in cash or, at each holder’s option, in shares of common stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per-share price of the common stock for the ten trading days ended five business days prior to the applicable interest payment date. The Notes are secured by substantially all of the Company’s assets as well as by the personal pledge of shares of common stock of the Company by each of the Company’s Chief Executive Officer and President.

The warrants are exercisable to purchase an aggregate of 446,429 shares of common stock at an exercise price of $7.00 per share from April 1, 2005 through January 28, 2011. The Company estimated the fair value of the warrants using the Black-Scholes model. The resulting fair value of $1,194,761 was recorded as a debt discount, which is being amortized over the term of the debt. The debt discount was recorded as a reduction to convertible notes payable and the amortization of the debt discount is being recorded as a component of interest expense. During the three months ended March 31, 2005, the Company recorded amortization of $63,284.

4. Convertible notes: - (Continued)

In connection with the issuance of the Notes, the Company paid issuance costs of $330,519. In addition, the placement agent received warrants (identical to the warrants issued to the investors in the financing) to purchase 44,642 shares of common stock and options to purchase 31,250 shares of common stock for $8.00 per share. The Company estimated the fair value of the placement agent warrants and options using the Black-Scholes model to be $384,835. The resulting aggregate debt issuance costs of $715,354 are being amortized as a component of interest expense over the term of the debt. During the three months ended March 31, 2005, the company recorded amortization of $41,518.

The proceeds from the issuance of the Notes and warrants were allocated between the Notes and the warrants based on the relative fair values of the components. The portion of the proceeds allocated to the warrants was classified as additional paid-in capital. The proceeds allocated to the Notes were compared to the fair value of the common stock that would be received on the conversion and the Company determined that a beneficial conversion feature existed. The Company has estimated the fair value of such beneficial conversion feature to be approximately $882,261 and recorded such amount as a debt discount. Such discount was fully amortized to interest expense during the three months ended March 31, 2005.

5. Capital Lease:

In February 2005, the Company entered into a capital lease for test equipment. As of March 31, 2005, the future minimum payments under the lease are as follows:

Year ended December 31,
2005	$228,016
2006	124,372
Total payment obligation	352,388
Less amount representing interest	(47,996)
Present value of net minimum obligation	304,392
Less current portion	(205,767)
Non current portion	$98,625

Payments under the lease are secured by letters of credit totaling $160,405 which expire in May 2006. The letters of credit are collateralized by restricted cash.

6. Subsequent Event:

As of May 13, 2005, the Company had issued an aggregate of 710 shares of 10% Series A redeemable preferred stock with a stated value of $700 per share, and 71,000 common stock purchase warrants for gross proceeds of $500,550 in the initial closings of a private placement of the Company's 10% Series A preferred stock and common stock purchase warrants, in connection with, as of May 13, 2005, the Company had paid a placement agent fees of approximately $57,565. As of May 13, 2005, the Board of Directors approved an additional grant of 57,200 options to purchase common stock at an exercise price of $7.15 under the 2004 Stock Option Plan to Mr. Don Peck, the Company's Vice President of Engineering.

You should rely only on the information contained in this document or other documents to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

_____________

TABLE OF CONTENTS
		2,197,705 shares of common stock 1,264,930 redeemable warrants to purchase shares of common stock
Page
Prospectus Summary	1	GigaBeam Corporation _____________ PROSPECTUS _____________ , 2005
Risk Factors	4
Cautionary Statement Regarding Forward-Looking Statements	16
Use Of Proceeds	17
Price Range of Our Common Stock	17
Dividend Policy	17
Plan Of Operations	18
Business	27
Management	57
Principal Stockholders	67
Related Party Transactions	69
Description of Securities	70
Selling Security Holders	76
Plan Of Distribution	82
Legal Matters	83
Experts	83
Index to Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation further provides that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other persons, subject to very limited exceptions; and

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions.

Prior to the consummation of this offering, we obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Item 25.  Other Expenses Of Issuance And Distribution.

The following table sets forth the estimated costs and expenses paid or to be paid by us in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee		$1,764.08
Accounting fees and expenses	$	*
Legal fees and expenses, including those of counsel to the selling security holders	$	*
Miscellaneous expenses	$	*
Total	$	*
________________ * To be filed by amendment.

Item 26.   Recent Sales Of Unregistered Securities

Since our inception on January 5, 2004 through July 27, 2005, we have issued and sold unregistered securities in the transactions described below each of which is based on our post-split capitalization:

(1)
Upon our inception on January 5, 2004, we issued a total of 2,478,990 shares of our common stock, including 1,095,495 shares to Louis S. Slaughter, 1,095,495 shares to Douglas Lockie, 172,500 shares to Thomas Wetmore and 115,500 shares to Abbot Gilman, all at $.000001 (or $.001 pre-split, par value per share) per share.

(2)
On January 18, 2004, we sold 143,000 shares of our common stock to ThinKom Solutions Inc. at $.000001 ($.001 pre-split, par value) pursuant to the terms of our January 5, 2004 Strategic Alliance Agreement with ThinKom Solutions.

(3)
On January 26, 2004, we issued a $1,000,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share, and warrants to purchase 40,000 shares of our common stock at $.000001 per share, for proceeds to us of $1,000,000.

(4)
Between February 1, 2004 and February 16, 2004, we issued non-plan stock options to an employee and two consultants for the purchase of 12,000, 25,005 and 58,005 shares of our common stock at $1.00 per share.

(5)
On April 19, 2004, we issued a $900,000 convertible note, convertible upon the closing of our initial public offering at a price per share equal to $5.05 per share, and warrants to purchase 36,000 shares of our common stock at $.000001 per share, for proceeds to us of $900,000.

(6)
On May 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(7)	In May 2004 we issued options under our 2004 stock option plan to purchase 75,900 shares of our common stock at an exercise price of $5.00 per share.

(8)	On May 10, 2004, we issued warrants to purchase 35,750 shares of our common stock at $1.00 per share to Sophia Wireless, Inc., one of our strategic partners.

(9)	On June 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share, and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(10)	In July 2004 we issued options under our 2004 stock option plan to purchase 97,200 shares of our common stock at an exercise price of $5.00 per share.

(11)
On July 10, 2004, we issued a $200,000 convertible note, convertible upon the closing of our initial public offering at $5.05 per share , and warrants to purchase 8,000 shares of our common stock at $.000001 per share, for proceeds to us of $200,000.

(12)	In July 2004 we issued options under our 2004 stock option plan to purchase 57,200 shares of our common stock at an exercise price of $5.05 per share.

(13)
In connection with our initial public offering in October 2004, we issued options under our 2004 stock option plan to three individuals joining our Board of Directors as independent directors, which are exercisable to purchase an aggregate of 135,000 shares of our common stock at $5.05 per share.

(14)
On December 29, 2004, we issued warrants, as amended in April 2005, for the purchase of 10,000 shares of our common stock for investor relations services, which warrants are exercisable for the purchase of 5,000 shares of our common stock at $8.75 per share and 5,000 shares of our common stock at $10.50 per share.

(15)
On January 28, 2005 and February 1, 2005, we issued an aggregate of $2.5 million principal amount of 8% senior convertible notes (the principal of which is convertible into our common stock at $8.00 per share) and 446,429 common stock purchase warrants (“February 2005 Warrants”) exercisable at $7.00 per share to accredited investors in an asset-backed financing (the “Financing”), for an aggregate purchase price of $2.5 million. We also issued to the placement agent for the Financing as part of its compensation 44,643 warrants (identical to the February 2005 Warrants) and an option to purchase 31,250 shares of our common stock at $8.00 per share.

(16)
From May 6, 2005 through July 27, 2005, we issued an aggregate of 11,277 shares of our 10% Series A redeemable preferred stock and 1,127,700 common stock purchase warrants (“May 2005 Warrants”) exercisable at $7.00 per share to accredited investors in a private financing for an aggregate purchase price of $7,950,285. On July 27, 2005, we also issued to certain sub-placement agents for this financing, in consideration of services rendered by them with respect thereto, options to purchase an aggregate of 153,080 shares of our common stock at $7.00 per share.

(17)
On May 13, 2005, we granted warrants for the purchase of an aggregate of 61,000 shares of our common stock at an exercise price of $7.15 per share to three of our consultants for patent and engineering-related services, all of which warrants vest in accordance with various performance-related milestones.

(18)
On June 1, 2005, we issued 17,550 common stock purchase warrants substantially identical to the February 2005 Warrants, each to purchase one share of our common stock, and a purchase option to purchase 17,550 shares of our common stock, and on July 15, 2005, we issued an additional 27,180 of such warrants and an additional purchase option for the purchase of 27,180 shares of our common stock, all at an exercise price of $7.00 per share, to one of our consultants for services relating to the telecommunications industry.

(19)
On June 30, 2005 and July 20, 2005, we issued an aggregate of 92,500 shares of our common stock and 92,500 common stock purchase warrants exercisable at $7.00 per share to accredited investors in an offshore private financing for an aggregate purchase price of $652,125.

(20)
From October 2004 through July 27, 2005, we issued to our employees options under our 2004 stock option plan to purchase an aggregate of 689,200 shares of our common stock at prices ranging from $5.05 per share to $8.80 per share.

(21)	On July 11, 2005, we issued 12,000 shares of our common stock to the ten shareholders of Social Fabric Corporation as the consideration for our purchase of a patent from such entity.

Except as set forth below, the sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. With respect to 92,500 shares of common stock and 92,500 warrants issued on June 30, 2005 and July 20, 2005, they were issued in an off-shore transaction pursuant to the exemption under Regulation S of the Securities Act to investors that represented that they were “non-U.S. persons.” All recipients had adequate access to information about us. The issuances of securities listed above in Items 7, 10, 12, 13 and 20 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 27. Exhibits

The following exhibits are filed herewith:

Number		Exhibit Title
3.1	(2)	Amended and Restated Certificate of Incorporation of GigaBeam Corporation.
3.2	(2)	Amended and Restated Bylaws of GigaBeam Corporation.
3.3	(6)	Certificate of Designation of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.
4.1	(5)	Form of Private Warrant Certificate for warrants issued to investors in January-February 2005 private financing.
4.2	(6)	Form of Private Warrant Certificate for warrants issued to investors in May-June 2005 private placement.
4.3	(1)	Purchase Options granted to HCFP Brenner Securities, LLC on October 13, 2004.
4.4	(7)	Warrant Agreement dated October 19, 2004 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.
4.5	(7)	Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.
4.6	(7)	Amendment dated May 5, 2005 to Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation
4.8	(7)	Purchase Option granted to HCFP Brenner Securities, LLC on January 28, 2005.
5	(*)	Opinion of Blank Rome LLP.
10.1	(4)+	GigaBeam Corporation 2004 Stock Option Plan, as amended.
10.2	(2)+	Employment Agreement by and between GigaBeam Corporation and Louis S. Slaughter dated as of July 12, 2004.
10.3	(2)+	Employment Agreement by and between GigaBeam Corporation and Douglas Lockie dated as of July 12, 2004.
10.4	(2)+	Employment Agreement by and between GigaBeam Corporation and Thomas P. Wetmore dated as of July 12, 2004.
10.5	(2)+	Employment Agreement by and between GigaBeam Corporation and Don E. Peck dated as of July 12, 2004.
10.6	(2)**	Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated February 6, 2004, as amended on April 22, 2004.
10.7	(2)**	Strategic Alliance Agreement between ThinKom Solutions, Inc. and GigaBeam Corporation dated January 5, 2004, as amended on April 28, 2004.
10.8	(1)	Merger, Acquisition and Other Business Arrangement Agreement dated October 19, 2004 by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.9	(1)	Financial Advisory Agreement dated October 13, 2004 by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.

Number	Exhibit Title
10.10	(2)	Second Amendment to the Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated as of July 31, 2004.
10.11	(1)**	Amended and Restated Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated December 10, 2004
10.12	(3)	Employment Offer between the GigaBeam Corporation and Caroline Kahl, Esq.
10.13	(1)	Deed & Industrial Lease dated November 15, 2004 between the GigaBeam Corporation and CalEast Industrial Investors, LLC.
10.14	(1)	Agreement dated November 15, 2004 between GigaBeam Corporation and Lincoln Electric Company.
10.15	(5)	Securities Purchase Agreement dated as of January 28, 2005 by and among GigaBeam Corporation, HCFP/Brenner Securities LLC and the investors listed therein.
10.16	(5)	Form of 8% Senior Convertible Note of GigaBeam Corporation due 2011.
10.17	(5)
General Security Agreement dated as of January 28, 2005 by and between GigaBeam Corporation and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.18	(5)
Stock Pledge Agreement dated as of January 28, 2005 by and among Louis S. Slaughter, Douglas Lockie and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.19	(6)	Form of Subscription/Registration Rights Agreement between GigaBeam Corporation and each holder of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.
10.20	(7)	Form of Consulting Agreement dated June 1, 2005 by and between GigaBeam Corporation and RTEM LLC.
10.21	(7)	Offer Letter by and between GigaBeam Corporation and John Krzywicki dated July 8, 2005.
21	(1)	Subsidiary of the Registrant
23.1		Consent of BDO Seidman, LLP.
23.2	(*)	Consent of Blank Rome LLP (included in Exhibit 5).
24		Power of Attorney
_____________
(1)	Incorporated by reference to the applicable exhibit filed with our Annual Report on Form 10-KSB filed with the SEC on April 15, 2005.

(2)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333- 116020).

(3)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated November 21, 2004 filed with the SEC on November 26, 2004.

(4)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated March 25, 2005 filed with the SEC on March 29, 2005.

(5)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated January 28, 2005 filed with the SEC on February 3, 2005.

(6)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated May 6, 2005 filed with the SEC on May 12, 2005.

(7)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333-124662).

+	Management contract or compensatory plan or arrangement.

*	To be filed by amendment.

**	Confidential treatment has been granted for certain portions of this exhibit which portions have been omitted and filed separately with the SEC.

Item 28. Undertakings

The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time it was declared effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2005.

GIGABEAM CORPORATION

By:	/s/ Louis S. Slaughter
Louis S. Slaughter, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Louis S. Slaughter, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ Louis S. Slaughter	Chairman of the Board, Chief Executive Officer	July 29, 2005
Louis S. Slaughter	and Treasurer (Principal Executive Officer)

/s/ Douglas G. Lockie	Director, President, Chief Technology Officer	July 29, 2005
Douglas G. Lockie

/s/ Leighton J. Stephenson	Chief Financial Officer and Vice President of	July 29, 2005
Leighton J. Stephenson	Finance and Administration (Principal Financial and Accounting Officer)

	Director	July 29, 2005
David A. Buckel

	Director	July 29, 2005
Alphonse M. Lucchese

/s/ General Merrill A. McPeak	Director	July 29, 2005
General Merrill A. McPeak

EXHIBIT INDEX

Number		Exhibit Title
3.1	(2)	Amended and Restated Certificate of Incorporation of GigaBeam Corporation.
3.2	(2)	Amended and Restated Bylaws of GigaBeam Corporation.
3.3	(6)	Certificate of Designation of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.
4.1	(5)	Form of Private Warrant Certificate for warrants issued to investors in January-February 2005 private financing.
4.2	(6)	Form of Private Warrant Certificate for warrants issued to investors in May-June 2005 private placement.
4.3	(1)	Purchase Options granted to HCFP Brenner Securities, LLC on October 13, 2004.
4.4	(7)	Warrant Agreement dated October 19, 2004 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.
4.5	(7)	Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation.
4.6	(7)	Amendment dated May 5, 2005 to Warrant Agreement dated January 28, 2005 between Continental Stock Transfer & Trust Company and GigaBeam Corporation
4.8	(7)	Purchase Option granted to HCFP Brenner Securities, LLC on January 28, 2005.
5	(*)	Opinion of Blank Rome LLP.
10.1	(4)+	GigaBeam Corporation 2004 Stock Option Plan, as amended.
10.2	(2)+	Employment Agreement by and between GigaBeam Corporation and Louis S. Slaughter dated as of July 12, 2004.
10.3	(2)+	Employment Agreement by and between GigaBeam Corporation and Douglas Lockie dated as of July 12, 2004.
10.4	(2)+	Employment Agreement by and between GigaBeam Corporation and Thomas P. Wetmore dated as of July 12, 2004.
10.5	(2)+	Employment Agreement by and between GigaBeam Corporation and Don E. Peck dated as of July 12, 2004.
10.6	(2)**	Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated February 6, 2004, as amended on April 22, 2004.
10.7	(2)**	Strategic Alliance Agreement between ThinKom Solutions, Inc. and GigaBeam Corporation dated January 5, 2004, as amended on April 28, 2004.
10.8	(1)	Merger, Acquisition and Other Business Arrangement Agreement dated October 19, 2004 by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.9	(1)	Financial Advisory Agreement dated October 13, 2004 by and between GigaBeam Corporation and HCFP/Brenner Securities LLC.
10.10	(2)	Second Amendment to the Strategic Alliance Agreement between GigaBeam Corporation and ThinKom Solutions, Inc. dated as of July 31, 2004.

Number	Exhibit Title
10.11	(1)**	Amended and Restated Strategic Alliance Agreement between Sophia Wireless, Inc. and GigaBeam Corporation dated December 10, 2004
10.12	(3)	Employment Offer between the GigaBeam Corporation and Caroline Kahl, Esq.
10.13	(1)	Deed & Industrial Lease dated November 15, 2004 between the GigaBeam Corporation and CalEast Industrial Investors, LLC.
10.14	(1)	Agreement dated November 15, 2004 between GigaBeam Corporation and Lincoln Electric Company.
10.15	(5)	Securities Purchase Agreement dated as of January 28, 2005 by and among GigaBeam Corporation, HCFP/Brenner Securities LLC and the investors listed therein.
10.16	(5)	Form of 8% Senior Convertible Note of GigaBeam Corporation due 2011.
10.17	(5)
General Security Agreement dated as of January 28, 2005 by and between GigaBeam Corporation and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.18	(5)
Stock Pledge Agreement dated as of January 28, 2005 by and among Louis S. Slaughter, Douglas Lockie and the collateral agent for the ratable benefit of the holders of the 8% Senior Convertible Notes of GigaBeam Corporation.

10.19	(6)	Form of Subscription/Registration Rights Agreement between GigaBeam Corporation and each holder of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.
10.20	(7)	Form of Consulting Agreement dated June 1, 2005 by and between GigaBeam Corporation and RTEM LLC.
10.21	(7)	Offer Letter by and between GigaBeam Corporation and John Krzywicki dated July 8, 2005.
21	(1)	Subsidiary of the Registrant
23.1		Consent of BDO Seidman, LLP.
23.2	(*)	Consent of Blank Rome LLP (included in Exhibit 5).
24		Power of Attorney
_____________

(1)	Incorporated by reference to the applicable exhibit filed with our Annual Report on Form 10-KSB filed with the SEC on April 15, 2005.

(2)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333- 116020).

(3)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated November 21, 2004 filed with the SEC on November 26, 2004.

(4)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated March 25, 2005 filed with the SEC on March 29, 2005.

(5)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated January 28, 2005 filed with the SEC on February 3, 2005.

(6)	Incorporated by reference to the applicable exhibit filed with our Current Report on Form 8-K for the event dated May 6, 2005 filed with the SEC on May 12, 2005.

(7)	Incorporated by reference to the applicable exhibit filed with our registration statement on Form SB-2 (SEC File No. 333-124662).

+	Management contract or compensatory plan or arrangement.

*	To be filed by amendment.

**	Confidential treatment has been granted for certain portions of this exhibit which portions have been omitted and filed separately with the SEC.